UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑     Preliminary Proxy Statement
☐     Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to §240.14a-12
Goodrich Corporation
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: common stock, par value $5 per share

(2)	Aggregate number of securities to which transaction applies: 125,222,805 outstanding shares of common stock and awards (including options to purchase shares) for which 6,040,198 shares of common stock are issuable.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $127.50 per outstanding share of common stock plus $575,213,056 in the aggregate to cash out options to purchase shares of common stock and other awards.

(4)	Proposed maximum aggregate value of transaction: $16,541,120,694

(5)	Total fee paid: $1,895,613
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY

[ • ], 2011

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of Goodrich Corporation, which is referred to as Goodrich, to be held on [ • ], at [ • ] (Eastern Time), at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina, unless postponed to a later date.

At the special meeting, we will ask you to (1) adopt a merger agreement among Goodrich, United Technologies Corporation, which is referred to as UTC, and Charlotte Lucas Corporation, a wholly owned subsidiary of UTC, (2) approve a merger-related named executive officer compensation proposal, and (3) adjourn the special meeting, if necessary, in order to further solicit proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If the merger agreement is adopted and the merger is completed, Goodrich will become a wholly owned subsidiary of UTC and each of your shares of Goodrich common stock will be converted into the right to receive $127.50 in cash, without interest.

The proxy statement accompanying this letter is furnished in connection with the solicitation by the Board of Directors of Goodrich of proxies to be used at the special meeting.

The Board of Directors of Goodrich, which is referred to as the Board, has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Board has determined that the merger is fair to and in the best interests of Goodrich and its shareholders. Accordingly, the Board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement, FOR approval of the merger-related named executive officer compensation proposal and, if necessary, FOR the adjournment proposal.

Your vote is very important. The merger cannot be completed unless holders of at least two-thirds of the shares of Goodrich common stock outstanding and entitled to vote at the special meeting vote to adopt the merger agreement.

Only holders of record of shares of Goodrich common stock at the close of business on [ • ], 2011, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or give your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke the proxy at any time prior to its exercise at the special meeting in the manner described in the proxy statement accompanying this letter. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Your vote in person at the special meeting will supersede any previously submitted proxy.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the adoption of the merger agreement.

The proxy statement accompanying this letter explains the proposed merger, the merger agreement and the merger-related named executive officer compensation proposal, and provides specific information concerning the special meeting. Please read the entire proxy statement carefully.

Sincerely,

[Marshall O. Larsen]
[Chairman & Chief Executive Officer]

This Proxy Statement is dated [ • ], 2011, and is first being mailed to Goodrich shareholders on or about [ • ], 2011.

Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217

NOTICE TO SHAREHOLDERS

A special meeting of shareholders of Goodrich Corporation, which is referred to as Goodrich, will be held at [ • ] (Eastern Time), on [ • ], at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina, unless postponed to a later date. The special meeting is being held to consider and vote upon the following proposals:

1. To adopt the Agreement and Plan of Merger, dated as of September 21, 2011, as such agreement may be amended from time to time in accordance with its terms, by and among Goodrich, United Technologies Corporation, which is referred to as UTC, and Charlotte Lucas Corporation, a wholly owned subsidiary of UTC. If the merger agreement is adopted and the merger is completed, Goodrich will become a wholly owned subsidiary of UTC and each outstanding share of Goodrich common stock will be converted into the right to receive $127.50 in cash, without interest.

2. To approve, on a non-binding advisory basis, the compensation to be paid to Goodrich’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger — Interests of Goodrich’s Directors and Executive Officers in the Merger — Potential Payments Upon a Termination of Employment in Connection with a Change of Control,” beginning on page [ • ] (we refer to this proposal as the merger-related named executive officer compensation proposal).

3. To approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only holders of record of shares of Goodrich common stock at the close of business on [ • ], 2011, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each share of common stock is entitled to vote on all matters that properly come before the special meeting and is entitled to one vote on each matter properly brought before the special meeting.

The Board of Directors of Goodrich, which is referred to as the Board, unanimously recommends that Goodrich shareholders vote FOR the adoption of the merger agreement. Goodrich cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of at least two-thirds of the shares of Goodrich common stock outstanding and entitled to vote at the special meeting.

The Board also unanimously recommends that Goodrich shareholders vote FOR the merger-related named executive officer compensation proposal and FOR any adjournment of the special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The attached proxy statement describes the proposed merger, the actions to be taken in connection with the merger and the merger-related named executive officer compensation proposal, and provides additional information about the parties involved. A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board from holders of Goodrich common stock.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or give your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke the proxy at any time prior to its exercise at the special meeting in the manner described in the attached proxy statement. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Your vote at the special meeting will supersede any previously submitted proxy.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the adoption of the merger agreement.

Please do not send any stock certificates at this time.

By Order of the Board of Directors,

Frank A. DiPiero
Secretary

[ • ], 2011

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Goodrich Corporation from documents that are not included in or delivered with this document. See “Additional Information” on page [ • ]. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Goodrich Corporation, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217, Attn: Corporate Secretary. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by [ • ], 2011 in order to receive them before the special meeting.

If you have any questions about the merger or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact us at: [ • ], or you may contact Phoenix Advisory Partners, our proxy solicitor, at:

Phoenix Advisory Partners
110 Wall Street, 27th Floor
New York, NY 10005
Banks and Brokers Call: (212) 493-3910
All Others Call Toll Free: (877) 478-5038

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached annexes, and the other documents to which we have referred you. We sometimes make reference to Goodrich Corporation and its subsidiaries in this proxy statement by using the terms “Goodrich,” the “Company,” “we,” “our” or “us.” We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

• Information About the Merger Parties

Goodrich Corporation

Goodrich, a New York corporation, is one of the largest worldwide suppliers of aerospace components, systems and services to the commercial and general aviation airplane markets. Goodrich is a leading supplier of systems and products to the global defense and space markets. Goodrich’s principal offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217 (telephone 704-423-7000).

United Technologies Corporation

United Technologies Corporation, a Delaware corporation, which is referred to as UTC, is a diversified company providing high technology products and services to the global aerospace and building industries. UTC’s products include Pratt & Whitney aircraft engines, Sikorsky helicopters, Carrier heating, air conditioning and refrigeration systems, Hamilton Sundstrand aerospace systems and industrial products, Otis elevators and escalators, UTC Fire & Security systems and UTC Power fuel cells. UTC’s principal executive offices are located at One Financial Plaza, Hartford, Connecticut 06101 (telephone 860-728-7000).

Charlotte Lucas Corporation

Charlotte Lucas Corporation, a New York corporation, which is referred to as Merger Sub, is a wholly owned subsidiary of UTC formed solely for the purpose of effecting the merger with Goodrich. Merger Sub has not conducted any activities unrelated to its formation, the merger agreement or the merger with Goodrich since its organization. Merger Sub’s principal executive offices are located at c/o United Technologies Corporation at One Financial Plaza, Hartford, Connecticut 06101 (telephone 860-728-7000).

• The Special Meeting (page [ • ])

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board of Directors, which is referred to as the Board, for use at the special meeting of shareholders of Goodrich, which we refer to as the special meeting.

Date, Time and Place

The special meeting will be held at [ • ] (Eastern Time), on [ • ], at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina, unless postponed to a later date.

Purpose

You will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2011, by and among UTC, Merger Sub and Goodrich, which is referred to as the merger agreement. The merger agreement provides that Merger Sub will merge with and into Goodrich, which is referred to as the merger, and Goodrich will become a wholly owned subsidiary of UTC. Each share of Goodrich common stock that you own immediately prior to the effective time of the merger will be converted into the right to receive $127.50 in cash, without interest.

You will also be asked to vote to approve, on a non-binding advisory basis, the compensation to be paid to Goodrich’s named executive officers that is based on or otherwise relates to the merger, which is referred to as the merger-related named executive officer compensation proposal. As an advisory vote, the result will not be binding on Goodrich or on UTC, or on the board of directors or compensation committee of Goodrich or UTC. Therefore, if the merger is approved by the shareholders of Goodrich and completed, the compensation based on or otherwise relating to the merger will be paid to the Goodrich named executive officers regardless of whether the shareholders of Goodrich approve this proposal.

You may also be asked to vote to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date; Shareholders Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of Goodrich common stock as of the close of business on [ • ], 2011, the record date for the special meeting. As of the record date, there were [ • ] shares of Goodrich common stock outstanding. You will have one vote on each matter submitted to a vote at the special meeting for each share of Goodrich common stock that you owned as of the close of business on the record date.

Voting and Proxies

Shareholders have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. See and read carefully “Proposals to be Considered at the Special Meeting — Voting — Voting and Proxies” beginning on page [ • ]. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at [ • ] Eastern Time on [ • ].

The Internet and telephone proxy submission procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Proxies for shares of Goodrich common stock will also represent shares held under our Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the plan trustee with respect to shares held in accounts under the Goodrich Corporation Employees’ Savings Plan. Goodrich has been advised that voting instructions from plan participants must be received by not later than [ • ] Eastern Time on [ • ] in order to be included in the final voting instruction tabulation provided to the plan trustee.

Brokers or banks holding shares of Goodrich common stock in “street name” may vote your shares of Goodrich common stock only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your shares of Goodrich common stock, and you should carefully follow these instructions.

You may revoke your proxy at any time prior to the vote at the special meeting by delivering to Goodrich’s Corporate Secretary a written notice of revocation or submitting a later-dated, signed proxy (either manually, telephonically or over the Internet) following the instructions provided on the proxy card. You also may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of Goodrich common stock to be voted.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. Under our By-Laws, the holders of record of a majority of the shares of Goodrich common stock entitled to vote at the special meeting, present in person or by proxy, constitute a quorum.

If a quorum is not present, the special meeting will be postponed until the holders of the number of shares of Goodrich common stock required to constitute a quorum attend.

If you submit a properly executed proxy card, even if you abstain from voting, your shares of Goodrich common stock will be counted for purposes of determining whether a quorum is present at the special meeting. If additional votes must be solicited to adopt the merger agreement, it is expected that the special meeting will be adjourned to solicit additional proxies.

Vote Required

Adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Goodrich common stock outstanding and entitled to vote at the special meeting.

The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Goodrich common stock present or represented by proxy at the special meeting and entitled to vote thereon.

A proposal to approve an adjournment of the special meeting, whether or not a quorum is present, requires the affirmative vote of holders of a majority of the shares of Goodrich common stock present or represented by proxy at the special meeting and entitled to vote thereon.

As of the record date, there were [ • ] shares of Goodrich common stock outstanding.

Effect of Abstentions and Broker Non-Votes on Voting

Abstentions and shares not in attendance at the special meeting and not voted by proxy will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. Abstentions and shares not in attendance at the special meeting and not voted by proxy will have no effect on the merger-related named executive officer compensation proposal. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn the special meeting, if necessary, but shares not in attendance at the special meeting and not voted by proxy will have no effect on the proposal to adjourn the special meeting, if necessary. Because brokers or banks holding shares of Goodrich common stock in “street name” may vote your shares of Goodrich common stock on the adoption of the merger agreement, the merger-related named executive officer compensation proposal, or adjournments of the special meeting, if necessary, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on those proposals. Consequently, there cannot be any broker non-votes occurring in connection with these proposals at the special meeting. It is very important that ALL of our shareholders vote their shares of Goodrich common stock, so please promptly complete and return the enclosed proxy card.

Expenses of Proxy Solicitation

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by us for expenses they incur in forwarding proxy materials to obtain voting instructions from beneficial shareholders. We have also hired Phoenix Advisory Partners to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see “Proposals to be Considered at the Special Meeting — Solicitation Costs” on page [ • ].

Shareholders should not send in their stock certificates with their proxies.  A letter of transmittal with instructions for the surrender of certificates representing shares of Goodrich common stock will be mailed to shareholders if the merger is completed.

Board Recommendation (page [ • ])

The Board has found and declared that the merger agreement and the merger are fair to and in the best interests of Goodrich and its shareholders, has unanimously approved and adopted the merger agreement and unanimously recommends that our shareholders vote FOR the adoption of the merger agreement. The Board considered many factors in reaching its conclusion, including, without limitation, the value that shareholders would realize in the merger compared to the value likely to be realized by shareholders in the event Goodrich remained independent, the current and historical market prices of Goodrich shares relative to the $127.50 per share merger consideration, and the fact that the merger consideration consists entirely of cash. See and read carefully “The Merger — Goodrich’s Reasons for the Merger” beginning on page [ • ].

The Board also unanimously recommends that Goodrich shareholders vote FOR the merger-related named executive officer compensation proposal and FOR any adjournment of the special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Merger and the Merger Agreement (pages [ • ])

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of UTC, will be merged with and into Goodrich. Goodrich will continue as the surviving corporation of the merger and become a wholly owned subsidiary of UTC.

Goodrich Common Stock

At the effective time of the merger, each outstanding share of Goodrich common stock, including shares purchased pursuant to the Goodrich Corporation 2008 Global Employee Stock Purchase Plan, will be converted into the right to receive $127.50 in cash, without interest, less any applicable withholding tax. After the effective time of the merger, shares of Goodrich common stock will no longer be publicly traded.

Goodrich Equity and Equity-Based Awards

Stock Options

At the effective time of the merger, each outstanding stock option to acquire shares of Goodrich common stock under Goodrich’s equity compensation plans granted prior to September 21, 2011, whether or not vested or exercisable, will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of:

•	the total number of shares of Goodrich common stock covered by the option, multiplied by

•	the excess, if any, of $127.50 over the per share exercise price of the option.

Restricted Share Units

At the effective time of the merger, each outstanding time-based vesting restricted share unit granted prior to September 21, 2011 will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of $127.50 multiplied by the number of shares of Goodrich common stock underlying the restricted share unit.

Performance Units

At the effective time of the merger, each outstanding performance unit award granted prior to September 21, 2011 will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, without interest, determined under the award agreement for such award, less any applicable withholding tax.

Deferred Compensation Awards

At the effective time of the merger, each notional share under any deferred compensation plan will be adjusted under the applicable plan and converted into the right to receive $127.50 in cash, without interest, less any applicable withholding tax.

Notwithstanding the foregoing, any equity awards in respect of Goodrich common stock that are granted by Goodrich on or after September 21, 2011, which Goodrich is permitted by the merger agreement to do on certain terms and conditions if the effective time of the merger occurs after August 31, 2012, will be treated upon completion of the merger in the manner set forth in the applicable award agreements as agreed between Goodrich and UTC.

Opinion of Our Financial Advisors

Opinion of Credit Suisse Securities (USA) LLC

On September 21, 2011, Credit Suisse Securities (USA) LLC, which is referred to as Credit Suisse, rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of September 21, 2011, the merger consideration to be received by the holders of Goodrich common stock other than UTC and its affiliates in the merger was fair, from a financial point of view, to such shareholders. Credit Suisse’s opinion was directed to the Board, and only addressed the fairness, from a financial point of view, to the holders of Goodrich common stock other than UTC and its affiliates of the merger consideration to be received by such shareholders in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any holder of Goodrich common stock as to how such shareholder should vote or act with respect to any matter relating to the merger. See “The Merger — Opinion of Our Financial Advisors” beginning on page [ • ].

Opinion of Citigroup Global Markets Inc.

In connection with the merger, the Board received a written opinion, dated September 21, 2011, from Citigroup Global Markets Inc., which is referred to as Citi, as to the fairness, from a financial point of view and as of the date of the opinion, of the $127.50 per share consideration to be received in the merger by holders of Goodrich’s common stock (other than UTC, Merger Sub and their respective affiliates). The full text of Citi’s written opinion, which is attached to this proxy statement as Annex C, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citi’s opinion was provided for the information of the Board (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Goodrich to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Goodrich or the effect of any other transaction in which Goodrich might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

Conditions to the Merger

Consummation of the merger is subject to the satisfaction or waiver of certain closing conditions, including, among others, (1) adoption of the merger agreement by Goodrich shareholders, (2) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, and other consents and approvals required under applicable antitrust or other regulatory laws, including, without limitation, Council Regulation No. 139/2004 and Commission Regulation No. 802/2004, as amended, which are referred to as the EC Merger Regulation, (3) the absence of any law, order or other legal restraint preventing or prohibiting the consummation of the merger, (4) the absence of certain governmental actions, (5) the absence of a material adverse effect on Goodrich, (6) subject to certain exceptions, the accuracy of representations and warranties of Goodrich, UTC and Merger Sub and (7) the performance or compliance by Goodrich, UTC and Merger Sub of or with their respective covenants and agreements. See and read carefully “The Merger Agreement — Conditions of the Merger” beginning on page [ • ]. We can offer no assurance that all of the conditions will be satisfied or waived or that the merger will occur.

Termination of the Merger Agreement and Termination Fees

The merger agreement may be terminated by the mutual written consent of UTC, Merger Sub and Goodrich, and under certain specified circumstances by either Goodrich or UTC. Upon termination of the merger agreement under certain specified circumstances, we are required to pay a termination fee of $500 million to UTC, and under other specified circumstances, to reimburse UTC for up to $50 million of its out-of-pocket fees and expenses in connection with the merger and the merger agreement. See and read carefully “The Merger Agreement — Termination” beginning on page [ • ], “The Merger Agreement — Termination Fee” beginning on page [ • ] and “The Merger Agreement — Effect of Termination” beginning on page [ • ].

No Solicitation

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding takeover proposals (as defined in the section entitled “The Merger Agreement — Covenants and Agreements — No Solicitation; Board Recommendation”). However, subject to specified conditions, we may furnish information to, or enter into discussions or negotiations with a third party in response to an unsolicited takeover proposal from such third party if our Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that the takeover proposal constitutes, or would be reasonably expected to lead to, a superior proposal (as defined in the section entitled “The Merger Agreement — Covenants and Agreements — No Solicitation; Board Recommendation”). See and read carefully “The Merger Agreement — Covenants and Agreements — No Solicitation; Board Recommendation” beginning on page [ • ].

Governmental Review

The merger is subject to review under the HSR Act. Under the provisions of the HSR Act, the merger cannot be completed until the companies have made required notifications, given certain information and materials to the U.S. Federal Trade Commission, which is referred to as the FTC, and to the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, and the applicable waiting period has expired or been terminated. Goodrich and UTC filed the notifications required under the HSR Act with the FTC and the Antitrust Division on October 11, 2011. In addition, Goodrich and UTC are required to make merger control filings, and may be required to make other regulatory filings or submissions, in various jurisdictions with respect to the merger, and in certain circumstances, including, without limitation, in respect of the EC Merger Regulation, receive their approval prior to consummation of the merger. We currently expect to complete the merger in mid-2012. See “The Merger — Governmental and Regulatory Matters” beginning on page [ • ].

Material United States Federal Income Tax Consequences (page [ • ])

In general, the receipt of cash in exchange for shares of Goodrich common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes.

You should read “The Merger — Material United States Federal Income Tax Consequences” beginning on page [ • ] for a more complete discussion of the material United States federal income tax consequences of the merger and consult your own tax advisor regarding the particular tax consequences of the merger to you (including the application and effect of any state, local, or foreign income and other tax laws).

Interests of Goodrich Directors and Executive Officers in the Merger (page [ • ])

In considering the Board’s recommendation to vote for the proposal to adopt the merger agreement, Goodrich shareholders should be aware that some of the directors and executive officers of Goodrich have interests in the merger that are different from, or in addition to, the interests of Goodrich shareholders generally and that may create potential conflicts of interest, including:

•	vesting of, and payment of the merger consideration for, stock options, performance units and restricted share units granted prior to September 21, 2011;

•	payment of severance and other benefits upon certain terminations of employment in connection with the merger; and

•	provision under the merger agreement of certain indemnification arrangements by UTC.

The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending the adoption of the merger agreement to Goodrich shareholders.

For a more detailed discussion of these interests, see “The Merger — Interests of Goodrich Directors and Executive Officers in the Merger” beginning on page [ • ].

No Dissenters’ Rights

Pursuant to Section 910 of the Business Corporation Law of the State of New York, which is referred to as the NYBCL, Goodrich’s shareholders will not be entitled to exercise dissenters’ rights if the merger is adopted and consummated because our common stock was listed on the New York Stock Exchange, which is referred to as the NYSE, on the record date. Section 910 of the NYBCL provides that a dissenting shareholder’s right to receive payment of the fair value of his, her or its shares under Section 623 of the NYBCL is not available to a holder of shares of any class or series of stock, which shares or depository receipts in respect thereof, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the merger agreement.

Certain Litigation Related to the Merger (page [ • ])

Eleven putative class-action complaints have been filed in the Supreme Court of the State of New York relating to the merger. Nine of these complaints were filed in the County of New York: Rice v. Goodrich Corp., et al., Index No. 652619/2011, New Jersey Carpenters Annuity Fund v. Goodrich Corp., et al., Index No. 652637/2011, Louisiana Municipal Police Employees’ Retirement Sys. v. Goodrich Corp., et al., Index No. 652649/2011, Pill v. Goodrich Corp., et al., Index No. 652655/2011, IUE-CWA Local 475 Pension Plan v. Goodrich Corp., et al., Index No. 652661/2011, Mass. Laborers’ Pension Fund v. Goodrich Corp., et al., Index No. 652664/2011, Pifko v. Goodrich Corp., et al., Index No. 11111146, Ruschel v. Goodrich Corp., et al., Index No. 652695/2011, and Astor BK Realty Trust v. Larsen, et al., Index No. 652706/2011. On October 11, the Supreme Court for the County of New York consolidated these nine actions before it into Rice. Two additional putative class-action complaints were filed in Nassau County: Casey v. Larsen, et al., Index No. 13699/2011, and Minneapolis Retail Meat Cutters and Food Handlers Pension Fund v. Goodrich

Corp., et al., Index No. 14366/2011. On October 11, the Supreme Court for Nassau County consolidated these two actions before it into Casey. The plaintiff in Rice has moved to transfer Casey to the County of New York and consolidate it with Rice. That motion is currently pending.

Each of the above-captioned complaints has been brought on behalf of a putative class of Goodrich shareholders and each names Goodrich, its directors, UTC and Merger Sub as defendants. Each complaint generally alleges that, in approving the proposed transaction, the Goodrich directors breached their fiduciary duties of care, good faith and fair dealing and loyalty owed to the putative class. The complaints further allege that UTC, Merger Sub and Goodrich aided and abetted the Goodrich directors in the breach of their fiduciary duties. In addition to damages, the complaints seek, among other things, injunctive relief barring the named defendants from consummating the merger, as well as attorneys’ fees and costs.

Goodrich and its directors believe that these lawsuits and the underlying claims are without merit.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The Merger

Q.	Why am I receiving this proxy statement?

A.	UTC has agreed to acquire Goodrich under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our shareholders must vote to adopt the merger agreement. We are seeking to obtain this approval at the special meeting to be held on [ • ]. The approval of this proposal by our shareholders is a condition to the effectiveness of the merger. See “The Merger Agreement — Conditions of the Merger” beginning on page [ • ].

You are also being asked to vote on a proposal to approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal and on a proposal to adjourn the special meeting, if necessary, in order to further solicit proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and the special meeting. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q.	What is the position of the Board regarding the merger?

A.	The Board has unanimously approved and adopted the merger agreement and has determined that the merger is fair to and in the best interests of Goodrich and its shareholders. The Board unanimously recommends that Goodrich shareholders vote FOR the proposal to adopt the merger agreement at the special meeting. See “The Merger — Goodrich’s Reasons for the Merger” beginning on page [ • ].

Q.	What vote of Goodrich shareholders is required to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Goodrich common stock outstanding and entitled to vote at the special meeting. If a Goodrich shareholder does not attend and does not vote by proxy, it will have the same effect as a vote AGAINST the adoption of the merger agreement.

Q.	How do Goodrich directors and executive officers intend to vote their shares of Goodrich common stock in respect of adoption of the merger agreement?

A.	All of our directors and all of our executive officers, who collectively own approximately [1.1]% of the shares of our common stock entitled to vote at the special meeting, have informed us that they currently intend to vote all of their shares of Goodrich common stock FOR the adoption of the merger agreement. Consequently, approximately [65.6]% of our shares of common stock, or approximately [82,139,555] shares of common stock, not held by directors or executive officers must be voted in favor of adoption of the merger agreement for this proposal to be approved.

Q.	When does Goodrich expect the merger to be completed?

A.	Goodrich is working to complete the merger as quickly as reasonably practical. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including, without limitation, the expiration or termination of applicable regulatory waiting periods and the receipt of other required regulatory approvals. We currently expect to complete the merger in mid-2012.

Q.	What will happen to my shares of Goodrich common stock after the merger?

A.	Upon completion of the merger, each issued and outstanding share of Goodrich common stock will automatically be converted into the right to receive $127.50 in cash, without interest, which is referred to as the merger consideration.

Q.	Should I send in my stock certificates now?

A.	No. Please do not send in your stock certificates with your proxy. If the merger is completed, within five business days of the effective date of the merger a separate letter of transmittal with instructions for the surrender of your Goodrich stock certificates will be mailed to you. Shareholders can expect to receive payment following receipt by the paying agent of a completed and duly executed letter of transmittal and the certificate(s) representing the shares of Goodrich common stock owned by such shareholder.

Q.	Who can help answer my questions about the merger?

A.	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact us at: [ • ], or you may contact Phoenix Advisory Partners, our proxy solicitor, at:

Phoenix Advisory Partners
110 Wall Street, 27th Floor
New York, NY 10005
Banks and Brokers Call: (212) 493-3910
All Others Call Toll Free: (877) 478-5038

Other Special Meeting Proposals

Q.	On what other proposals am I being asked to vote at the special meeting?

A.	At the special meeting, in addition to voting on the adoption of the merger agreement, Goodrich shareholders are being asked to approve, on a non-binding advisory basis, the merger-related named executive officer compensation proposal and may be asked to approve an adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.	What vote is necessary to approve the merger-related named executive officer compensation proposal?

A.	The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Goodrich common stock present or represented by proxy at the special meeting entitled to vote on the proposal. If a Goodrich shareholder does not attend and does not vote by proxy, it will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal.

Q.	What vote is necessary to approve an adjournment of the special meeting?

A.	Whether or not a quorum is present, a proposal to approve an adjournment of the special meeting requires the affirmative vote of holders of a majority of the shares of Goodrich common stock entitled to vote on the proposal present or represented by proxy at the special meeting. If a Goodrich shareholder does not attend and does not vote by proxy, it will have no effect on the outcome of any vote to adjourn the special meeting.

Procedures

Q.	When and where is the special meeting?

A.	The special meeting will be held at [ • ] (Eastern Time), on [ • ], at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina, unless postponed to a later date.

Q.	If I am going to attend the special meeting, should I return my proxy card(s)?

A.	Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by delivering to our Corporate Secretary a signed notice of revocation or submitting a later-dated, signed proxy (either manually, telephonically or over the Internet) following the instructions provided on the proxy card. You also may revoke your proxy by attending the special meeting and voting in person. See “Summary — The Special Meeting — Voting and Proxies” on page [ • ].

Q.	If my Goodrich shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A.	Your broker or bank will vote your shares of Goodrich common stock for you on the adoption of the merger agreement, approval of the merger-related named executive officer compensation proposal, and approval of an adjournment of the special meeting, if necessary, only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares of Goodrich common stock. If you do not provide instructions to your bank or broker, your shares of Goodrich common stock will not be voted on any of the proposals, which will have the effect of a vote AGAINST the adoption of the merger agreement and no effect on the outcome of the merger-related named executive officers compensation proposal or a proposal to adjourn the special meeting, if necessary.

Q.	Where can I find more information about Goodrich?

A.	You can find more information about us from various sources described in “Additional Information” on page [ • ].

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not based on historical facts but instead reflect Goodrich’s expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: demand for and market acceptance of new and existing products; our ability to extend our commercial OE contracts beyond the initial contract periods; cancellation or delays of orders or contracts by customers or with suppliers; our ability to obtain price adjustments pursuant to certain of our long-term contracts; the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts; the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions; successful development of products and advanced technologies; the impact of bankruptcies and/or consolidations in the airline industry; the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers; global demand for aircraft spare parts and aftermarket services; changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations; the possibility of restructuring and consolidation actions; threats and events associated with and efforts to combat terrorism; the extent to which changes in regulations and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits; competitive product and pricing pressures; our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses; the effect of changes in accounting policies or legislation, including tax legislation; cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control; the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts; the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities; other factors that are set forth in management’s discussion and analysis of Goodrich’s most recently filed reports with the Securities & Exchange Commission, which is referred to as the SEC; and uncertainties associated with the proposed acquisition of Goodrich by UTC, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. This list of factors is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of the enclosed proxy card by our Board for use at the special meeting in connection with the proposed merger and the other matters to be voted on at the special meeting. This proxy statement provides our shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting on [ • ] at [ • ] (Eastern Time), at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina, unless postponed to a later date.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is [ • ]. Record holders of shares of Goodrich common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were [ • ] outstanding shares of Goodrich common stock. Shareholders will have one vote for the merger and any other matter properly brought before the special meeting for each share of Goodrich common stock they owned at the close of business on the record date.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. Under our By-Laws, the holders of record of a majority of the shares of Goodrich common stock, present in person or by proxy, constitute a quorum. Abstentions are counted as present for establishing a quorum.

If a quorum is not present, the special meeting will be postponed until the holders of the number of shares of Goodrich common stock required to constitute a quorum attend.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the merger agreement, your shares of Goodrich common stock will be counted for purposes of calculating whether a quorum is present at the special meeting. If additional votes must be solicited to adopt the merger agreement, it is expected that the meeting will be adjourned to solicit additional proxies.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

ITEM 1 — THE MERGER

As discussed elsewhere in this proxy statement, our shareholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. The Board unanimously recommends that Goodrich shareholders vote FOR the adoption of the merger agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Goodrich common stock represented by such proxy card will be voted FOR the adoption of the merger agreement.

ITEM 2 — ADVISORY VOTE REGARDING
CERTAIN EXECUTIVE COMPENSATION

Goodrich is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of our named executive officers (Marshall Larsen, Scott Kuechle, Terrence Linnert, John Carmola and Cynthia Egnotovich) in connection with the proposed merger pursuant to Goodrich compensation and benefit arrangements.

The plans and arrangements pursuant to which this compensation is payable were previously disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. We believe that these historical compensation arrangements have played a key role in our ability to attract and retain superior executive talent, which has allowed us to achieve key business objectives and maximize shareholder value, and help to ensure that executives remain focused on job duties in connection with a potential transaction. We also believe that our shareholders agree that these compensation arrangements are reasonable and appropriate, as evidenced by the overwhelming majority of shareholders that voted to approve the compensation of our named executive officers at our April 19, 2011 annual meeting of shareholders. Except as described below with respect to the amendment to the Management Continuity Agreement with Terrence Linnert, we have not adopted any new or modified any existing compensation arrangements for our named executive officers in connection with the merger.

The Board unanimously recommends that Goodrich shareholders approve the following resolution:

“RESOLVED, that the shareholders of Goodrich Corporation approve, on an advisory basis, the compensation to be paid to its named executive officers that is based on or otherwise relates to the merger as disclosed in the Golden Parachute Compensation table in the proxy statement and the related narrative disclosures in the section of the proxy statement entitled “The Merger — Interests of Goodrich Directors and Executive Officers in the Merger”.”

The description of the payments contained in the section entitled “The Merger — Interests of Goodrich Directors and Executive Officers in the Merger” as well as the table below entitled “Golden Parachute Compensation” is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the merger and will or may become payable either by Goodrich or UTC. We are asking Goodrich shareholders to approve the “golden parachute” compensation that will or may become payable by Goodrich to each of its named executive officers as set forth in the “Golden Parachute Compensation” table below and as described in “The Merger — Interests of Goodrich Directors and Executive Officers in the Merger.”

The “Golden Parachute Compensation” table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger, assuming the following:

•	The price per share of Goodrich common stock is $127.50;

•	The effective time of the merger occurs on February 1, 2012; and

•	The employment of each named executive officer is terminated either by Goodrich without cause or, if applicable, by the named executive officer with good reason, in each case on February 1, 2012.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur (including assumptions described in this proxy statement) or may occur at times different than the time assumed. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Regardless of the manner in which a named executive officer’s employment terminates, the officer is entitled to receive amounts already earned and vested during his or her term of employment.

Golden Parachute Compensation

			Perquisites/	Tax
	Cash	Equity	Benefits	Reimbursement	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Marshall Larsen	11,589,478	11,979,837	81,429	—	23,650,744
Scott Kuechle	6,383,877	7,596,156	90,164	4,701,373	18,771,570
Terrence Linnert	4,142,133	3,494,120	79,653	—	7,715,906
John Carmola	5,073,656	6,432,718	79,674	—	11,586,048
Cynthia Egnotovich	6,292,658	9,588,343	66,673	4,488,991	20,436,665

(1)	Each named executive officer has a Management Continuity Agreement with Goodrich. Under the Management Continuity Agreements, upon termination of employment by Goodrich without cause or by the executive for good reason, either in anticipation of the merger under certain circumstances or within two years after the effective time of the merger, the executive will receive the following (double-trigger severance payments): (i) a lump sum payment in an amount equal to three times the executive’s annual base salary in effect immediately prior to termination (estimated as $3,600,000 for Mr. Larsen, $1,605,000 for Mr. Kuechle, $1,578,000 for Mr. Linnert, $1,605,000 for Mr. Carmola and $1,605,000 for Ms. Egnotovich); (ii) a lump sum payment in an amount equal to three times the greater of (A) the executive’s most recent annual bonus or (B) the greater of the executive’s target annual bonus amount prior to the merger or on the date of termination (estimated as $5,961,108 for Mr. Larsen, $1,834,758 for Mr. Kuechle, $1,810,038 for Mr. Linnert, $1,955,097 for Mr. Carmola and $1,955,097 for Ms. Egnotovich) (estimates are based on the Senior Executive Management Incentive Plan bonus paid in 2011 with respect to the 2010 fiscal year, which is the most recently determinable bonus paid under the Senior Executive Management Incentive Plan as of the date of this proxy statement); (iii) a lump sum payment equal to the actuarial equivalent value of the additional pension benefits to which the executive would have been entitled under any Goodrich defined benefit retirement program in which the executive participated immediately prior to the effective time of the merger had the executive accumulated three additional years of age, continuous service for determining benefit accruals (except for individuals who have waived future benefit accruals) and earnings (base salary plus the greater of the executive’s target annual bonus amount or most recently paid annual bonus) (estimated for Mr. Larsen as $1,410,364, Mr. Kuechle as $2,738,995, Mr. Linnert as $551,896, Mr. Carmola as $1,298,139 and Ms. Egnotovich as $2,517,141); (iv) payments equal to the amount of any employer contributions forfeited as a result of the termination of the executive’s employment under our Employees’ Savings Plan (paid as a lump sum) and Savings Benefit Restoration Plan (paid at the same time or times and in the same form as the forfeited contributions would have been paid) (estimated to have no value because each named executive officer is fully vested in all contributions under both plans); and (v) a lump sum payment equal to three times the value of any matching and discretionary employer contributions made on behalf of the executive under our Employees’ Savings Plan and Savings Benefit Restoration Plan during the most recently completed plan year as of the date of merger or as of the date of termination (whichever is greater) (estimated as $286,833 for Mr. Larsen, $103,193 for Mr. Kuechle, $101,641 for Mr. Linnert, $106,803 for Mr. Carmola and $106,803 for Ms. Egnotovich). On October 13, 2011, Goodrich amended Mr. Linnert’s Management Continuity Agreement to provide that the post-merger protection period under such agreement will not be abridged by his reaching a mandatory retirement age during the protection period.

In addition, each named executive officer participates in the Goodrich Senior Executive Management Incentive Plan, which provides for a lump sum payment equal to the product of (i) the number of full and partial months elapsed in the calendar year in which the merger occurs as of the date of completion of the merger and (ii) one-twelfth of the greater of (A) the most recent bonus paid under the Senior Executive Management Incentive Plan or (B) the target bonus under the Senior Executive Management Incentive Plan for the year in which the merger occurs (a single-trigger arrangement) (estimated for Mr. Larsen as $331,173, Mr. Kuechle as $101,931, Mr. Linnert as $100,558, Mr. Carmola as $108,617 and Ms. Egnotovich as $108,617). The estimates are determined with reference to the Senior Executive Management Incentive Plan bonus paid to each named executive officer in 2011 with respect to the 2010 fiscal year, which is the most recently determinable bonus paid under the Senior Executive Management Incentive Plan as of the date of this proxy statement.

(2)	Goodrich has awarded stock options and restricted share units to the named executive officers pursuant to Goodrich equity plans and individual award agreements which provide for the full acceleration of the outstanding stock options and restricted share units upon the effective time of the merger (a single-trigger arrangement). The amount above reflects the aggregate market value of unvested stock options and unvested restricted share units that in each case will fully accelerate as of the closing of the merger. The estimated value of the accelerated stock options was determined by multiplying (i) the number of currently outstanding and unvested stock options by (ii) the difference between $127.50 and the applicable exercise price of such stock options, which has a total value of $0 for Mr. Larsen, $1,026,098 for Mr. Kuechle, $0 for Mr. Linnert, $1,026,098 for Mr. Carmola, and $1,026,098 for Ms. Egnotovich. The estimated value of the accelerated restricted share units was determined by multiplying (i) the number of shares covered by the currently outstanding and unvested restricted share units by (ii) $127.50 per share, which has a total value of $0 for Mr. Larsen, $3,075,938 for Mr. Kuechle, $0 for Mr. Linnert, $1,912,500 for Mr. Carmola and $5,068,125 for Ms. Egnotovich.

Goodrich has awarded performance units to the named executive officers pursuant to individual award agreements which provide for the acceleration of the performance units upon the effective time of the merger, entitling the holder to receive a cash payment based on the greater of (i) the payment for the performance period assuming target performance or (ii) an amount determined with respect to the payment made in the most recent performance period, in each case prorated to reflect the number of months elapsed during the performance period (a single-trigger arrangement), and, in the event of a termination of the executive’s employment other than by Goodrich for cause during the performance period and within one year following the effective time of the merger, a cash payment equal to the full amount of the performance unit payment the holder would have been entitled to receive if the payment upon the completion of the merger had not been prorated, minus the amount of the prorated payment actually paid to the holder as previously described in this paragraph (a double-trigger arrangement). The estimated value of the performance units was determined by multiplying (i) the number of performance units with respect to the 2010-2012 and 2011-2013 performance periods that would fully accelerate upon the closing of the merger and the termination of each named executive officer, other than by Goodrich for cause, immediately thereafter pursuant to the terms of the applicable award agreements by (ii) $127.50 (estimated for Mr. Larsen as $11,979,837, Mr. Kuechle as $3,494,120, Mr. Linnert as $3,494,120, Mr. Carmola as $3,494,120 and Ms. Egnotovich as $3,494,120). The estimates do not include performance units granted with respect to the 2009-2011 performance period, which performance period ends on December 31, 2011.

(3)	Pursuant to the terms of the Management Continuity Agreements and upon a qualifying termination either in anticipation of the merger under certain circumstances or within two years after the effective time of the merger (double-trigger arrangements), each named executive officer will receive (i) continued health and welfare benefits (A) for three years following the termination, in the case of executives under age 55 or over age 55 and not eligible to retire or eligible to retire but not eligible for company-subsidized retiree health and welfare benefits, and (B) for the executive’s lifetime and at the percentage contribution level available to age 65 retirees immediately prior to the merger, in the case of executives at least age 55 and eligible to retire with company-subsidized retiree health and welfare benefits, in each case reduced to the extent comparable perquisites or benefits are available from a new employer (estimated for Mr. Larsen as $30,429, Mr. Kuechle as $39,164, Mr. Linnert as $28,653, Mr. Carmola as $28,674 and Ms. Egnotovich as $15,673), (ii) tax and financial planning for three years following the termination (estimated at $48,000 for each named executive officer) and (iii) annual physical examinations for three years following the termination (estimated at $3,000 for each named executive officer).

(4)	Pursuant to the terms of the Management Continuity Agreements, each named executive officer will receive a gross-up payment for any excise tax due under the Internal Revenue Code for any payments subject to the excise tax, whether made pursuant to the Management Continuity Agreement or otherwise (single-trigger arrangement). Estimates are subject to change based on the effective time of the merger, date of termination of the named executive officer, interest rates then in effect and certain other assumptions used in the calculations. The estimates also do not take into account the value of certain amounts that may be reasonable compensation provided to the named executive officer, either before or after the effective time of the merger, which may, in some cases, reduce the amount of the potential gross-up payments.

Vote Information and Board of Directors Recommendation

The vote on this Item 2 is a vote separate and apart from the vote on Item 1 to adopt the merger agreement and Item 3 to approve adjournments of the special meeting. Accordingly, you may vote to approve Item 1 or 3 and vote not to approve this Item 2 on executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on either Goodrich or UTC regardless of whether the merger is completed. Therefore, as the compensation to be paid in connection with the proposed merger is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the terms and conditions applicable thereto, if the merger is completed.

The Board unanimously recommends that Goodrich shareholders vote FOR the merger-related named executive officer compensation proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Goodrich common stock represented by such proxy card will be voted FOR the merger-related named executive officer compensation proposal.

ITEM 3 — APPROVE AN ADJOURNMENT OF THE
SPECIAL MEETING, IF NECESSARY, TO PERMIT
FURTHER SOLICITATION OF PROXIES

Shareholders may be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that shareholders vote FOR a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Goodrich common stock represented by such proxy card will be voted FOR a proposal to adjourn the special meeting, if necessary.

Shareholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Goodrich common stock outstanding and entitled to vote at the special meeting. All of our directors and all of our executive officers, who collectively own approximately [1.1]% of the shares of Goodrich common stock entitled to vote at the special meeting, have informed us that they currently intend to vote all of their shares of Goodrich common stock FOR the adoption of the merger agreement. Consequently, approximately [65.6]% of our shares of common stock, or approximately [82,139,555] shares of common stock, not held by directors or executive officers must be voted in favor of adoption of the merger agreement for this proposal to be approved.

Abstentions and shares not in attendance at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. An abstention occurs when a shareholder marks a proxy card to abstain from voting for or against a proposal.

The approval, on a non-binding advisory basis, of the merger-related named executive officer compensation proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Goodrich common stock present or represented by proxy at the special meeting entitled to vote on the proposal. Abstentions and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the merger-related named executive officer compensation proposal.

Whether or not a quorum is present, a proposal to approve an adjournment of the special meeting requires the affirmative vote of holders of a majority of the shares of Goodrich common stock entitled to vote on the proposal present or represented by proxy at the special meeting. Abstentions will have the same effect as a vote AGAINST a proposal to adjourn the special meeting, but shares not in attendance at the special meeting will have no effect on the outcome of any vote on a proposal to adjourn the special meeting.

Because brokers and banks holding shares of Goodrich common stock in “street name” may vote your shares of Goodrich common stock on the adoption of the merger agreement, approval of the merger-related named executive officer compensation proposal and adjournments of the special meeting, if necessary, only if you provide instructions on how to vote, your failure to provide instructions will result in your shares not being present at the meeting and not being voted on any proposal. Consequently, there cannot be any broker non-votes occurring in connection with a proposal at the special meeting.

Voting

Voting and Proxies

Shareholders have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at [ • ] Eastern Time on [ • ].

If you submit your proxy through use of the Internet or by telephone voting procedures or by returning your signed proxy card, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted in favor of that proposal. If you indicate “ABSTAIN” on the proposal to adopt the merger agreement or the proposal to adjourn the special meeting, it will have the same effect as a vote “AGAINST” that proposal. If you indicate “ABSTAIN” on the merger-related named executive officer compensation proposal, it will have no effect on the outcome of the vote on that proposal.

Proxies for shares of common stock will also represent shares held under our Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the plan trustee with respect to shares held in accounts under the Goodrich Corporation Employees’ Savings Plan. Goodrich has been advised that voting instructions from plan participants must be received by not later than [ • ] Eastern Time on [ • ] in order to be included in the final voting instruction tabulation provided to the plan trustee.

If your shares are held by a bank or broker, you must follow the voting instructions provided to you by the bank or broker. Unless you give your bank or broker instructions on how to vote your shares, your bank or broker will not be able to vote your shares on the proposals.

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

If a shareholder does not submit a proxy or otherwise vote his or her shares of Goodrich common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on the merger-related named executive officer compensation proposal and the proposal to adjourn the special meeting, if necessary.

If you have any questions about how to vote or direct a vote in respect of your shares of Goodrich common stock, you may contact our proxy solicitor at:

Phoenix Advisory Partners
110 Wall Street, 27th Floor
New York, NY 10005
Banks and Brokers Call: (212) 493-3910
All Others Call Toll Free: (877) 478-5038

Shareholders should not send in their stock certificates with their proxy cards.  A letter of transmittal with instructions for the surrender of certificates representing shares of Goodrich common stock will be mailed to shareholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Goodrich shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	delivering a written notice bearing a date later than the date of the previous proxy to Goodrich’s Corporate Secretary stating that the previous proxy is revoked;

•	completing, signing and delivering a proxy card (either manually, telephonically or over the Internet) relating to the same shares of Goodrich common stock and bearing a later date than the date of the previous proxy; or

•	attending the special meeting and voting in person.

Solicitation Costs

We are soliciting the enclosed proxy card on behalf of our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We have retained Phoenix Advisory Partners to assist in the solicitation process. We will pay Phoenix Advisory Partners a fee of $15,000 plus reimbursement of out-of-pocket costs and expenses. We also have agreed to indemnify Phoenix Advisory Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of shares of Goodrich common stock held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Exchange of Stock Certificates

Our shareholders should not send stock certificates with their proxies. Separate transmittal documents for the surrender of shares of Goodrich common stock in exchange for the merger consideration will be mailed to our shareholders promptly following the effective date of the merger. See “The Merger Agreement — Payment for Shares” beginning on page [ • ].

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

Background of the Merger

As part of their ongoing oversight and management of Goodrich’s business, the Board and senior management of Goodrich regularly review strategic alternatives available to Goodrich and assess takeover preparedness. In connection with these reviews and assessments, the Board and senior management enlist the assistance of financial advisors and outside legal counsel.

On September 15, 2010, Mr. Louis R. Chênevert, the Chairman and Chief Executive Officer of UTC, saw Mr. Marshall O. Larsen, Chairman, President and Chief Executive Officer of Goodrich, at an industry event and indicated that he would like to talk with Mr. Larsen in a less public setting and asked that Mr. Larsen call him in the near future. Mr. Chênevert did not indicate to Mr. Larsen what he wanted to discuss.

Several days later, Mr. Larsen called Mr. Chênevert. Mr. Chênevert indicated that he was interested in a potential business combination transaction between UTC and Goodrich. During the course of the discussion, Mr. Chênevert indicated that, subject to the approval of the board of directors of UTC, which is referred to as the UTC board, UTC would be prepared to acquire Goodrich for $100 per share, consisting of $75 in cash and $25 in UTC common stock. Mr. Larsen indicated that Goodrich was not for sale and that he thought it would be better for them to discuss the matter in person rather than over the phone. Mr. Chênevert and Mr. Larsen agreed to an in-person meeting so that Mr. Chênevert could more fully describe UTC’s proposal.

On October 12, 2010, the Board convened a regular meeting of its directors. At the meeting, Mr. Larsen updated the Board on his recent conversation with Mr. Chênevert.

On November 5, 2010, the Board convened a meeting. Mr. Larsen updated the Board on his plans to meet Mr. Chênevert later that month.

On November 29, 2010, Mr. Chênevert and Mr. Larsen met in Charleston, South Carolina. During the course of the meeting, Mr. Chênevert again indicated that, subject to approval of the UTC board, UTC would be prepared to acquire Goodrich for $100 per share, consisting of $75 in cash and $25 in UTC common stock. Mr. Chênevert indicated that this proposal had been discussed with the UTC board. Mr. Larsen told Mr. Chênevert that he understood the proposal and that, although Goodrich was not for sale, he would inform the Board of the proposal.

On November 30, 2010, the Board convened a meeting. Mr. Larsen updated the Board on his meeting with Mr. Chênevert. The Board determined to discuss the matter further at its regularly scheduled board meeting to be held on December 6, 2010.

On December 6, 2010, the Board convened its regularly scheduled board meeting. Representatives from Credit Suisse and Wachtell, Lipton, Rosen & Katz, which is referred to as Wachtell Lipton, were present at the meeting. Credit Suisse and Wachtell Lipton regularly assisted Goodrich in connection with its review of strategic matters. During the course of the December 6 meeting, Mr. Larsen outlined UTC’s proposal as he understood it from his conversation with Mr. Chênevert. With the assistance of Credit Suisse and Wachtell Lipton, the Board engaged in an extensive and thorough discussion about UTC’s interest in acquiring Goodrich. At the conclusion of this discussion, the Board unanimously determined that the proposed offer price was inadequate.

Following the board meeting, Mr. Larsen called Mr. Chênevert and explained that he presented UTC’s proposal to the Board. Mr. Larsen further explained that the Board unanimously concluded that the proposal was not in the best interests of Goodrich’s shareholders and stated that he could hold no further discussions with respect to UTC’s proposal. Mr. Chênevert thanked Mr. Larsen for his time and consideration of the proposal and concluded the conversation.

On December 8, 2010, the Board convened a meeting and Mr. Larsen updated the Board on his conversation with Mr. Chênevert, including Mr. Larsen’s statement that he had concluded discussions with respect to UTC’s proposal.

On June 1, 2011, Mr. Chênevert called Mr. Larsen with a new proposal. During the course of the conversation, Mr. Chênevert indicated that UTC continued to be very interested in a potential business combination transaction with Goodrich, and that UTC was prepared to offer $110 per share for Goodrich, 75% of which would be in cash and 25% of which would be in UTC common stock. Mr. Chênevert stated that, although the proposal would be subject to the final approval of the UTC board, the UTC board was aware and supportive of the proposal. Mr. Larsen told Mr. Chênevert that he understood the proposal and that, although Goodrich was not for sale, he would inform the Board of the proposal.

Following this conversation, Mr. Larsen contacted Mr. Terrence G. Linnert, Executive Vice President, Administration and General Counsel of Goodrich, and Mr. Scott Kuechle, Chief Financial Officer of Goodrich, to discuss UTC’s new proposal. Later that day, Mr. Linnert contacted Wachtell Lipton to explain UTC’s new proposal.

On June 3, 2011, Mr. Larsen updated the Board’s Committee on Governance regarding his discussion with Mr. Chênevert.

On June 6, 2011, the Board held a meeting, and Mr. Larsen updated the Board on his most recent discussion with Mr. Chênevert. The Board determined to convene a meeting on June 13, 2011 to consider UTC’s new proposal.

On June 7, 2011, Mr. Linnert spoke with a partner at Wachtell Lipton. The Wachtell Lipton partner referenced the firm’s long-standing relationship with UTC and explained that Wachtell Lipton would not be able to represent Goodrich going forward with respect to UTC’s new $110 proposal, as Wachtell Lipton would be representing UTC in connection with discussions between Goodrich and UTC. The Wachtell Lipton partner stated that he would not be part of the Wachtell Lipton team representing UTC in connection with such discussions.

On June 13, 2011, the Board convened a meeting. Present at the meeting were representatives from Credit Suisse and Jones Day, which Goodrich had retained as its legal advisor, as well as members of Goodrich’s senior management. During the course of the meeting, Mr. Larsen outlined UTC’s revised $110 per share proposal. The Board received from Jones Day detailed instruction about its fiduciary duties in connection with the receipt of an unsolicited proposal. The Board engaged in an extensive and thorough discussion with management and such financial and legal advisors about UTC’s proposal. The Board was informed of the change of counsel for Goodrich from Wachtell Lipton to Jones Day and asked questions of Mr. Linnert and Jones Day relating to such change. Discussion ensued among the members of the Board. The Board also consulted Credit Suisse and Jones Day as to how to respond to UTC, including the factors that the Board should consider in connection with its review of the proposal, and the potential ramifications to Goodrich depending on the response, including the possibility that UTC may attempt to acquire Goodrich on a hostile basis. After thoroughly considering UTC’s offer, and after taking into account the views of Credit Suisse and Jones Day, the Board unanimously determined that the proposed offer price was inadequate.

On June 14, 2011, Mr. Larsen called Mr. Chênevert. Mr. Larsen communicated that the $110 per share offer price was substantially below what the Board viewed as the intrinsic value of Goodrich. Mr. Chênevert asked Mr. Larsen to consider an in-person meeting in order for Mr. Chênevert to have the opportunity to more fully describe UTC’s proposal and his view of the strategic rationale for a transaction between the two companies. After further discussion, Mr. Larsen agreed to a meeting with Mr. Chênevert on July 13, 2011 in Cleveland, Ohio. Mr. Larsen and Mr. Chênevert also agreed that Mr. Linnert and Mr. Charles D. Gill, Senior Vice President and General Counsel of UTC, would attend the meeting.

On June 17, 2011, the Board convened a meeting and Mr. Larsen updated the Board on his discussion with Mr. Chênevert. The directors determined that it would be advisable to engage Citigroup Global Markets Inc., which is referred to as Citi, as an additional financial advisor in order to provide the Board with multiple perspectives on UTC’s new proposal and to provide additional financial advisory assistance.

On July 13, 2011, Mr. Larsen, Mr. Linnert, Mr. Chênevert and Mr. Gill met in Cleveland, Ohio. Mr. Larsen and Mr. Linnert explained that they were not attending the meeting to negotiate a transaction, but instead to afford Mr. Chênevert the opportunity to more fully describe UTC’s proposal. During the course of the discussion, Mr. Chênevert indicated that UTC was prepared to increase its offer from $110 per share to $120 per share, maintaining the same mix of consideration (75% cash and 25% in UTC stock). Mr. Chênevert also indicated that, although the offer was subject to final approval by the UTC board, the UTC board was aware of and supportive of this revised proposal. Mr. Larsen told Mr. Chênevert and Mr. Gill that he understood the proposal and UTC’s desire for a transaction with Goodrich, and that, although Goodrich was not for sale, he would inform the Board of UTC’s proposal at Goodrich’s regularly scheduled board meeting on July 21, 2011.

Following the July 13, 2011 meeting, the Board convened a meeting, and Mr. Larsen updated the Board. The Board decided to discuss the proposal in more detail at its upcoming meeting on July 21, 2011.

On July 18, 2011, a representative from Credit Suisse received a call from a member of UTC’s Corporate Strategy & Development Department who indicated that the $120 per share offer was a significant premium to Goodrich’s then-trading price. He also noted that UTC might be able to increase its proposal by “a dollar or two” if afforded the opportunity to conduct a due diligence review of Goodrich. The representative from Credit Suisse informed Mr. Linnert, Mr. Kuechle, Citi and Jones Day of the substance of the call.

On July 21, 2011, the Board convened a meeting. Present at the meeting were certain of Goodrich’s senior management and representatives from Credit Suisse, Citi, and Jones Day. During the course of the meeting, Mr. Larsen outlined UTC’s revised proposal to acquire Goodrich for $120 per share. The meeting was principally focused on three main subjects: (1) a discussion of various legal considerations in connection with the Board’s evaluation of the proposal and the Board’s potential responses to that proposal, (2) a presentation by Mr. Kuechle of Goodrich’s 2011-2016 financial plan; and (3) a discussion of then current global economic and equity market conditions and certain financial aspects relating to the revised UTC proposal. Jones Day provided the directors with an overview of their fiduciary duties. Following Mr. Kuechle’s presentation regarding Goodrich’s 2011-2016 financial plan, Credit Suisse and Citi reviewed and discussed certain financial aspects relating to the revised UTC proposal. The directors then engaged in an extensive and thorough discussion about the proposal and unanimously determined that the proposed offer price was inadequate. The Board instructed Mr. Larsen to convey this determination to Mr. Chênevert.

On July 22, 2011, Mr. Larsen called Mr. Chênevert to communicate the Board’s determination that the $120 per share offer price was inadequate. Mr. Chênevert asked Mr. Larsen to consider an in-person meeting on July 25, 2011, in order for Mr. Chênevert to have the opportunity to more fully discuss UTC’s proposal. Mr. Larsen agreed to a meeting with Mr. Chênevert on July 25, 2011 in New York City. Mr. Larsen and Mr. Chênevert also agreed that Mr. Linnert and Mr. Gill would attend the meeting.

On July 25, 2011, Mr. Larsen, Mr. Linnert, Mr. Chênevert and Mr. Gill met in New York City. Mr. Chênevert and Mr. Gill indicated that UTC believed the $120 per share proposal was a very good offer that eliminated the execution risk associated with Goodrich’s strategic plan and was a substantial premium to the then-trading price of Goodrich’s common stock. After further discussion, Mr. Chênevert indicated that, subject to the approval of the UTC board, he was prepared to increase UTC’s offer to $125 per share, maintaining the same mix of consideration (75% cash and 25% in UTC stock). Mr. Chênevert also indicated that with due diligence, and subject to board approval, UTC might be willing to offer more than $125 per share, but not much in excess of this price. Mr. Larsen told Mr. Chênevert that he understood the proposal and that, although Goodrich was not for sale, he would inform the Board of the $125 per share proposal and UTC’s desire to conduct due diligence.

On July 27, 2011, the Board convened a meeting and Mr. Larsen updated the Board on his July 25 meeting. The Board determined that they would discuss the UTC proposal in more detail at its upcoming meeting on August 2, 2011.

On August 2, 2011, the Board convened a meeting. Present at the meeting were certain of Goodrich’s senior management and representatives from Credit Suisse, Citi, and Jones Day. During the course of the meeting, Mr. Larsen outlined UTC’s revised $125 per share proposal and UTC’s request for due diligence and UTC’s position that it was unwilling to pay much in excess of $125 per share. The meeting was principally focused on two main subjects: (1) discussion of various legal considerations in connection with the Board’s evaluation of the revised $125 per share proposal and the Board’s range of potential responses to that proposal, and (2) discussion of then current global economic and equity market conditions and certain financial aspects of UTC’s revised proposal. Jones Day provided the directors with an overview of their fiduciary duties. Credit Suisse and Citi reviewed and discussed certain financial aspects relating to the revised proposal. The Board discussed with management and the financial advisors the possibility of contacting other third parties that might potentially be interested in a transaction with Goodrich. The financial advisors indicated that, although they thought that there were a small number of parties that might have an interest in acquiring Goodrich, they believed that most of those parties did not currently have an interest or the financial capability to effect an acquisition of Goodrich at a higher price than UTC proposed. Following these discussions, the directors asked numerous questions of each of the advisors. The directors then engaged in an extensive and thorough discussion and asked numerous questions about UTC’s $125 per share proposal, and, at the conclusion of that discussion, the Board unanimously determined that UTC’s $125 per share proposal was not in the best interests of Goodrich’s shareholders. However, the Board unanimously concluded that it would be willing to discuss an all-cash transaction at $135 to $140 per share. The Board also determined that such discussions regarding a transaction would only occur following UTC’s agreement on the following points: (i) UTC would bear the regulatory risk related to a transaction, (ii) a transaction would not be subject to a financing contingency, (iii) the deal protection provisions would be consistent with market provisions for a transaction of this type, and (iv) the post-acquisition combined UTC business unit of Goodrich and Hamilton Sundstrand, a subsidiary of UTC, would be headquartered in Charlotte, North Carolina. In addition, the Board required that prior to engaging in such discussions and providing due diligence information to UTC, UTC would be required to enter into a customary confidentiality agreement containing a two-year standstill. At the conclusion of the board meeting, the Board instructed Mr. Larsen to convey these points to Mr. Chênevert.

On August 3, 2011, Mr. Chênevert called Mr. Larsen. Mr. Larsen communicated the points outlined by the Board at the August 2, 2011 meeting, including its request for a price in the range of $135 to $140 in cash per share. Mr. Chênevert responded that, while he did not have approval from the UTC board to agree to a transaction in the range of $135 to $140 per share in cash, he was willing to conduct due diligence and, if the results of that due diligence review were favorable, he would discuss with the UTC board about the possibility of increasing the proposed purchase price. Later that day, Jones Day circulated to Wachtell Lipton a draft confidentiality agreement containing, among other terms, a two-year standstill.

Also on August 3, 2011, Mr. Larsen convened a conference call among all the members of the Board and updated the Board on his conversation with Mr. Chênevert.

Later that evening and during the morning of August 4, 2011, Jones Day and Wachtell Lipton negotiated the terms of the confidentiality agreement. During the course of the negotiations on the confidentiality agreement, UTC informed Goodrich that UTC owned 770,000 shares of Goodrich’s common stock.

Later on August 4, 2011, the parties executed the confidentiality agreement.

Also on August 4, 2011, Mr. Greg Hayes, UTC’s Chief Financial Officer, called Mr. Kuechle to outline the due diligence topics that UTC wanted to discuss during the due diligence session scheduled for the following day.

On August 5, 2011, representatives of UTC management and Goodrich management met in New York City for a due diligence session. During the course of the meeting, Mr. Kuechle reviewed Goodrich’s 2011-2016 financial forecast with the representatives from UTC.

On August 8, 2011, Mr. Chênevert sent an e-mail to Mr. Larsen indicating that he had positive feedback from his management team on the August 5, 2011 due diligence session. Mr. Chênevert suggested that it would be useful for him and Mr. Larsen to have an in-person meeting on August 10, 2011 to discuss potential next steps. Mr. Larsen agreed to an in-person meeting with Mr. Chênevert.

On August 10, 2011, Mr. Larsen, Mr. Linnert, Mr. Chênevert and Mr. Gill met in Nantucket, Massachusetts. Mr. Chênevert expressed his appreciation for Goodrich’s efforts in conducting the August 5, 2011 due diligence session. Mr. Chênevert further reiterated his view that a transaction between UTC and Goodrich made excellent strategic sense. Mr. Chênevert indicated that, based on UTC’s due diligence review, he continued to believe a transaction made sense in the $125 to $130 per share range and that he did not have authority from the UTC board to discuss a price above $130 per share. Mr. Larsen reiterated that the Board believed that the intrinsic value of Goodrich was in the range of $135 to $140 per share. The parties then discussed recent developments regarding a number of global economic challenges, including the very serious economic situation facing Europe. Mr. Chênevert told Mr. Larsen and Mr. Linnert that UTC was going to disengage from further work on a potential transaction with Goodrich because of continuing evidence of a slowdown in the global economy. Mr. Chênevert indicated that he believed it was better for both UTC and Goodrich to discuss whether there was a basis to continue discussions after the global financial markets had time to absorb recent developments, including those relating to the United States budget gridlock, downward revisions to consensus estimates of United States and European gross domestic product growth for the second half of 2011 and the financial crisis in Greece and other countries in Europe.

On August 12, 2011, the Board convened a meeting and Mr. Larsen updated the Board on the August 10, 2011 meeting.

During the evening of September 7, 2011, Mr. Gill called Mr. Linnert. Mr. Gill indicated that the UTC board had met the previous day and authorized Mr. Chênevert and Mr. Gill to attempt to re-engage with Goodrich regarding a possible business combination transaction. Mr. Gill indicated that UTC would require several days of additional due diligence meetings with Goodrich’s senior management. Mr. Linnert indicated that he would discuss UTC’s position with Mr. Larsen and the Board. Mr. Linnert further indicated that he did not believe there would be any opportunity for additional due diligence until the parties had agreed on a price that would form the basis to finalize discussions. Mr. Gill noted that he understood Mr. Larsen and Mr. Chênevert to be attending the same industry conference over the upcoming weekend and that Mr. Chênevert would likely speak with Mr. Larsen at that time.

On September 8, 2011, members of senior management of Goodrich held a conference call with Goodrich’s legal and financial advisors to brief them on Mr. Linnert’s discussion with Mr. Gill. During the course of the conference call, a representative of Credit Suisse indicated that earlier that morning, Credit Suisse had received calls from the media inquiring about rumors of a “$20 billion industrial deal” that had not gone forward but was being negotiated again.

On September 10, 2011, Mr. Chênevert saw Mr. Larsen at an industry conference. Mr. Chênevert and Mr. Larsen spoke briefly, and Mr. Chênevert said that he was going to contact Mr. Larsen to schedule a discussion of the status of a potential transaction between UTC and Goodrich, but they did not discuss potential deal terms.

On September 12, 2011, Mr. Chênevert called Mr. Larsen to set up a meeting in New York City on September 15, 2011. Mr. Chênevert indicated that the purpose of the meeting was to have further discussion on pricing terms. Mr. Larsen agreed to an in-person meeting, but reiterated his previous statement that the price should be in the range of $135 to $140 in cash per share.

On September 15, 2011, Mr. Larsen, Mr. Linnert, Mr. Chênevert and Mr. Gill met in New York City. Mr. Chênevert began the discussion by outlining issues that UTC had identified with respect to Goodrich’s proposed valuation of $135 to $140 per share, including UTC’s view that Goodrich’s five-year forecast was aggressive and, accordingly, may be very difficult to execute, particularly given the deteriorating global economic conditions, and that it expected military expenditures to continue to tighten. Mr. Chênevert indicated that, notwithstanding these concerns, UTC was prepared to continue to pursue a transaction at $125 per share in cash. Mr. Larsen responded that the $125 per share price was not acceptable, explaining that the parties had already discussed a price of $125 per share even before UTC was provided with Goodrich’s five-year forecast. Mr. Chênevert indicated that, subject to the approval of the UTC board, he would be willing to pursue a transaction that was possibly above $125 per share, subject to UTC representatives’ being afforded the opportunity to meet with Goodrich’s three segment presidents and being satisfied with its due diligence findings. Mr. Larsen indicated that he would discuss this proposal with the Board.

Later that day, Mr. Larsen held a conference call with Goodrich’s legal and financial advisors to brief them on the meeting among Mr. Chênevert, Mr. Gill, Mr. Linnert and him. During the course of the conference call, representatives from both Credit Suisse and Citi indicated that their respective firms were receiving, but had not responded to, media inquiries about a large industrial transaction that was imminent.

During the evening of September 15, 2011, the Board convened a meeting and Mr. Larsen updated the Board on the meeting earlier in the day with Messrs. Chênevert and Gill. The Board agreed to further discuss UTC’s proposal at its meeting scheduled for September 18, 2011.

Early on September 16, 2011, Reuters reported that UTC was lining up between $10 billion and $20 billion in financing for a U.S. acquisition. The report mentioned Goodrich as one of a handful of likely targets. Throughout the course of the day, a variety of news reports were issued claiming that UTC and Goodrich were in final negotiations over a potential transaction.

On September 17, 2011, Jones Day provided Wachtell Lipton and UTC a draft merger agreement to be negotiated in the event that the parties were able to reach an agreement on price.

On September 18, 2011, the Board convened a meeting. Present at the meeting were certain of Goodrich’s senior management and representatives from Credit Suisse, Citi, and Jones Day. During the course of the meeting, Mr. Larsen outlined UTC’s proposal of $125 per share, noting that UTC had indicated that it was possible that the price could be increased slightly, subject to UTC’s meeting with each of Goodrich’s three segment presidents and the results of its due diligence. Jones Day provided the directors with a review of their fiduciary duties. Credit Suisse and Citi reviewed and discussed the current economic and market environment with the Board and certain financial aspects of UTC’s revised proposal. Following these discussions, the directors engaged in an extensive and thorough discussion about UTC’s revised proposal, and the risks and challenges to Goodrich in executing its strategic plan, particularly in light of the further deterioration in the global economic environment and market conditions since early August 2011. At the conclusion of that discussion, the Board unanimously determined that an all-cash transaction in excess of $125 would be in the best interests of Goodrich’s shareholders, and granted Mr. Larsen authority to negotiate a transaction on those terms. The Board further reiterated its position that UTC would bear the regulatory risk related to a transaction, the transaction would not be subject to a financing contingency, the deal protection provisions would be consistent with market provisions for a transaction of this type, and the combined Goodrich-Hamilton Sundstrand business unit would be headquartered in Charlotte, North Carolina. At the conclusion of the board meeting, the Board instructed Mr. Larsen to convey these points to Mr. Chênevert.

On the evening of September 18, 2011, Mr. Larsen called Mr. Chênevert to communicate the points outlined by the Board at the meeting earlier that day. After discussion, Mr. Larsen indicated that the Board would be willing to enter into an all-cash transaction at $127.50 per share. Mr. Chênevert indicated that he appreciated the call and that he was supportive of an all-cash transaction at $127.50 per share, subject to satisfactory due diligence findings, but that he would have to discuss it with the UTC board.

On September 19, 2011, Jones Day and Wachtell Lipton exchanged mark-ups to the merger agreement.

On September 20 and 21, 2011, representatives of Goodrich and UTC met in New York City at Jones Day’s offices to conduct further due diligence meetings. Concurrently with those discussions, representatives of Jones Day, Goodrich, Wachtell Lipton and UTC negotiated the terms of the merger agreement.

During a break from a meeting between representatives of UTC and Goodrich on the afternoon of September 21, 2011, Mr. Chênevert discussed with Mr. Larsen that, if a transaction with UTC were to be consummated, Mr. Larsen would be recommended to the UTC board to become a director of UTC at some point in the future and that Mr. Larsen would become chairman and chief executive officer of the UTC Aerospace Systems business unit.

During the late afternoon of September 21, 2011, the Board convened a special meeting to consider the proposed transaction. Members of Goodrich’s senior management and representatives of Credit Suisse, Citi and Jones Day participated in the meeting. Jones Day discussed a number of aspects of the proposed transaction and related matters, including an overview of the process and discussions with UTC to date, the material terms of the proposed merger agreement and the negotiations over those terms, and the terms of Goodrich’s engagements with each of Credit Suisse and Citi and the fees payable to them under the terms of those engagements. Jones Day also reviewed with the directors their fiduciary duties in the context of the proposed transaction. Jones Day summarized certain merger agreement obligations, conditions and termination rights relating to obtaining regulatory approvals, as well as the provisions and termination fee applicable in situations in which the transaction was made the subject of competitive bids from third parties or in which the directors withdrew the Board recommendation supporting the transaction. The directors discussed the terms of the proposed merger agreement and engaged in a discussion regarding the risks and challenges to Goodrich in executing its strategic plan in a situation where it remained independent. The directors, with the assistance of Goodrich’s legal and financial advisors, again considered whether to contact other potential acquirors to solicit interest for an acquisition of Goodrich. Credit Suisse and Citi indicated that they believed it was very unlikely that a third party would make an offer at a higher price than UTC had offered. The Board concluded that it would not be in the best interests of the shareholders of Goodrich to solicit other bids for Goodrich instead of entering into a merger agreement with UTC, particularly in light of the fact that the merger agreement did not preclude Goodrich from, upon the terms and subject to the conditions set forth in the agreement, accepting a superior proposal if such proposal were subsequently received. Given the size of the proposed merger and market volatility that could impact the execution and certainty of the merger, Goodrich’s management believed it would be beneficial to Goodrich and its shareholders to permit, and recommended that the Board permit, Goodrich’s financial advisors to provide or otherwise participate in UTC’s acquisition financing, if invited to do so. The Board considered the possible participation of the financial advisors in UTC’s acquisition financing for the merger and had no objections to such participation.

At the request of the Board, Credit Suisse then reviewed and discussed its financial analyses with respect to Goodrich and the proposed merger. Thereafter, at the request of the Board, Credit Suisse rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated September 21, 2011) to the effect that, as of September 21, 2011 and subject to the assumptions, qualifications, limitations and other matters considered, the merger consideration to be received by the holders of Goodrich common stock other than UTC and its affiliates in the merger was fair, from a financial point of view, to such shareholders. The full text of the written opinion of Credit Suisse, which describes, among other things, the assumptions, qualifications, limitations and other matters considered in connection with its opinion is attached as Annex B.

At the request of the Board, Citi then reviewed its financial analyses of the $127.50 per share consideration and delivered Citi’s oral opinion, confirmed by delivery of a written opinion dated September 21, 2011, to the effect that, as of the date of the opinion and based upon and subject to the various assumptions and limitations set forth in its written opinion, the $127.50 per share consideration to be received in the merger by holders of Goodrich common stock (other than UTC, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders. The full text of the written opinion of Citi, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion is attached as Annex C.

The Board then met in executive session to further consider the proposed transaction with UTC. During the course of the executive session, the directors asked Mr. Larsen to leave the meeting and requested that Mr. Linnert remain in the meeting so that the independent directors could discuss any potential terms of employment for Mr. Larsen should a transaction with UTC occur. Mr. Linnert explained that Mr. Chênevert discussed with Mr. Larsen that, if a transaction with UTC were to be consummated, Mr. Larsen would be recommended to the UTC board to become a director of UTC at some point in the future and that Mr. Larsen would become chairman and chief executive officer of the UTC Aerospace Systems business unit, but that no other terms of employment had ever been discussed. Mr. Larsen and Mr. Kuechle were then asked to rejoin the meeting. Following an extensive and thorough discussion of the matters discussed during the course of the board meeting, all of Goodrich’s directors unanimously determined that the merger agreement and the transactions contemplated thereby were fair to and in the best interests of Goodrich’s shareholders, declared that the merger was advisable, approved the merger agreement and the transactions contemplated thereby, directed that the adoption of the merger agreement be submitted to a vote at a meeting of Goodrich’s shareholders and resolved to recommend to Goodrich’s shareholders that they adopt the merger agreement.

Early in the evening of September 21, 2011, the UTC board convened a special meeting to consider the proposed transaction. The UTC board approved the merger agreement that evening.

During the evening of September 21, 2011, UTC and Goodrich executed and delivered the merger agreement and announced the signing of the merger agreement through a joint press release.

Goodrich’s Reasons for the Merger

After careful consideration, the Board, at a special meeting held on September 21, 2011, unanimously:

•	determined that the merger agreement and the merger are fair to and in the best interests of Goodrich’s shareholders;

•	approved and adopted the merger agreement and the transactions contemplated thereby; and

•	voted to recommend that Goodrich’s shareholders vote in favor of the adoption of the merger agreement.

In evaluating the merger and the merger agreement, the Board consulted with management as well as Goodrich’s legal and financial advisors. The Board also considered various material factors that are discussed below. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by the Board. In view of the wide variety of factors considered in connection with the merger, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors. The Board considered this information and these factors as a whole in deciding to recommend the adoption of the merger agreement.

The Board considered the following factors as generally supporting its decision to recommend that Goodrich’s shareholders vote in favor of the adoption of the merger agreement:

•	its belief, based on discussions and negotiations by Goodrich’s management and advisors with UTC, that $127.50 per share was the highest price UTC would be willing to pay;

•	its belief, including after taking into account discussions with Goodrich’s management and financial advisors and the fact that no third party approached Goodrich following market rumors of a potential transaction with UTC, that it was unlikely any other party would be willing to pay more than $127.50 per share in cash, even if Goodrich were to conduct an auction process;

•	its belief that the price of Goodrich’s common stock in the short or medium term was highly unlikely to exceed the future value equivalent of $127.50 per share;

•	its knowledge of the current economic environment generally, including the likely impact of that environment generally on the aerospace industry and specifically on Goodrich’s potential growth, productivity and strategic options, and on the trading price of its shares of common stock;

•	its belief, based on its knowledge and discussions with Goodrich’s management regarding Goodrich’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of Goodrich’s business and the industries in which it competes, and industry, economic and market conditions, both on a historical and on a prospective basis, that the merger presented an opportunity for Goodrich’s shareholders to realize greater value than the value likely to be realized by Goodrich’s shareholders in the event Goodrich remained independent or pursued other alternatives;

•	its belief, based on a review of the possible alternatives to a sale of Goodrich, including the prospects of continuing to operate Goodrich in accordance with the existing business plan or undertaking additional share buyback programs, recapitalization or other strategic initiatives, the potential value to shareholders of such alternatives and the timing and likelihood of actually achieving additional value for shareholders from these alternatives, that none of these options, on a risk-adjusted basis, was reasonably likely to create value for shareholders greater than the merger consideration;

•	the financial presentations and opinions, dated September 21, 2011, of each of Credit Suisse and Citi to the Board with respect to the fairness, from a financial point of view, to the holders of Goodrich common stock (other than UTC, Merger Sub and their respective affiliates) of the $127.50 per share consideration to be received in the merger by such holders, as more fully described below under the captions “— Opinion of Credit Suisse Securities (USA) LLC” beginning on page [ • ] and “— Opinion of Citigroup Global Markets Inc.” beginning on page [ • ], respectively;

•	its belief, based on the Board’s general knowledge of UTC’s business, operations, management, reputation and strong financial condition, that there was a high probability that the merger would be completed successfully on the agreed-upon terms after a merger agreement was entered into with UTC;

•	the fact that the merger consideration consists solely of cash (which provides certainty of value to Goodrich shareholders and does not expose them to any future risks related to the business or the financial markets generally, as compared to a transaction in which shareholders receive shares or other securities, or as compared to remaining independent) and that the merger is not subject to any financing conditions;

•	the continued costs, risks and uncertainties associated with continuing to operate independently as a public company, including risks associated with Goodrich’s operations;

•	the fact that the merger agreement permits Goodrich to declare and pay to its shareholders Goodrich’s regular quarterly cash dividend during the period prior to the closing of the merger, which potentially provides additional amounts to Goodrich’s shareholders prior to the effective time of the merger;

•	the terms of the merger agreement, as reviewed by the Board with Goodrich’s legal advisors, including:

•	sufficient operating flexibility for Goodrich to conduct its business in the ordinary course between the execution of the merger agreement and consummation of the merger;

•	the fact that the completion of the merger is not conditioned on UTC obtaining financing;

•	the fact that the conditions required to be satisfied prior to completion of the merger can be expected to be fulfilled and the corresponding likelihood that the merger will be consummated on a timely basis;

•	the Board’s ability, subject to compliance with the terms and conditions of the merger agreement, to withdraw or modify its recommendation that Goodrich’s shareholders vote in favor of adopting the merger agreement if the Board receives a bona fide, unsolicited takeover proposal and the Board determines in good faith, after consultation with outside financial advisors and outside legal counsel, that failing to change its recommendation would result in a breach of the Board’s fiduciary duties under applicable law and that such takeover proposal is a superior proposal (as such term is defined in the merger agreement), as long as Goodrich has complied with the notice and other requirements described under “The Merger Agreement — Covenants and Agreements — No Solicitation; Board Recommendation” beginning on page [ • ];

•	the Board’s ability, subject to compliance with the terms and conditions of the merger agreement, to change or publicly propose to change, in a manner adverse to UTC, its recommendation regarding adoption of the merger agreement, if, in response to an intervening event that occurs after the date of the merger agreement and does not relate to a takeover proposal or superior proposal and that was not known by the Board as of the date of the merger agreement, but which becomes known by the Board prior to approval of the merger agreement by Goodrich’s shareholders, the Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to change its recommendation would be reasonably likely to be a violation of its fiduciary duties to Goodrich’s shareholders under applicable law;

•	the Board’s ability, subject to compliance with the terms and conditions of the merger agreement, to furnish information to and engage in negotiations with third parties that make a bona fide unsolicited written takeover proposal under certain circumstances, as more fully described in “The Merger Agreement — Covenants and Agreements — No Solicitation; Board Recommendation” beginning on page [ • ];

•	the Board’s ability, subject to compliance with the terms and conditions of the merger agreement, to consider, and under certain conditions, to accept, an unsolicited superior proposal in order to comply with the Board’s fiduciary duties under applicable law, and Goodrich’s corresponding right to terminate the merger agreement upon the payment of a termination fee of $500 million to UTC in order to enter into a definitive agreement providing for a superior proposal, as long as Goodrich has complied with the notice and other requirements described under “The Merger Agreement — Covenants and Agreements — No Solicitation; Board Recommendation” beginning on page [ • ];

•	the $500 million termination fee payable in connection with a termination of the merger in certain specified circumstances, which the Board believed, after consultation with Goodrich’s advisors, was reasonable and not likely to preclude an alternative superior proposal for a business combination with Goodrich;

•	the current and historical market prices of Goodrich’s common shares, including the fact that the $127.50 per share cash merger consideration represented a premium of approximately 16% over the closing price of Goodrich’s common shares on the NYSE on September 21, 2011, the last full trading day before the Board met to review and consider approval of the merger agreement and the transactions contemplated thereby, and a premium of approximately 47% over the closing price of Goodrich’s common shares on the NYSE on September 15, 2011, the last trading day prior to the first published report of a rumor that UTC was in the process of obtaining debt financing for an acquisition of Goodrich; and

•	the fact that the merger consideration represented a premium of approximately 44% to the average closing price of shares of Goodrich’s common stock for the 30 trading days prior to and including September 21, 2011 and a premium of approximately 29% over the highest-ever closing price for shares of Goodrich common stock prior to September 15, 2011, and that shares of Goodrich’s common stock have never closed at or above $127.50.

In addition, the Board considered a number of potential negative factors in its deliberations concerning the merger, including the following:

•	the non-solicitation provisions of the merger agreement that restrict Goodrich’s ability to solicit or engage in discussions or negotiations with third parties regarding a proposal to acquire Goodrich, and the fact that, upon termination of the merger agreement under certain specified circumstances, Goodrich will be required to pay a termination fee, which could have the effect of discouraging alternative proposals for a business combination with Goodrich. However, the Board also noted that the termination fee provisions of the merger agreement were a necessary aspect of assuring UTC’s entry into the merger agreement and, after consultation with Goodrich’s advisors, the Board determined that the termination fee provisions of the merger agreement were reasonable and not likely to preclude an alternative Superior Proposal for a business combination with Goodrich;

•	the fact that the merger may not be completed unless and until specified conditions are satisfied or waived (see “The Merger Agreement — Conditions of the Merger” beginning on page [ • ]);

•	the potential risk and costs to Goodrich if the merger does not close, including the potential distraction of employee and management attention during the pendency of the transaction, employee attrition, the possible impact on customer relationships, the potential effect on existing relationships with other parties, and the impact that the failure of the merger to close could have on the trading price of shares of Goodrich common stock, Goodrich’s operating results (including the costs incurred in connection with the transactions) and Goodrich’s ability to maintain sales, but the Board believed that these risks were reasonable and worthwhile to undertake considering the terms of the merger agreement, including the likelihood that conditions to closing would be satisfied, and the absence of a financing contingency;

•	the fact that receipt of the merger consideration in exchange for shares of Goodrich common stock pursuant to the merger would generally be a taxable transaction for United States federal income tax purposes (see “— Certain United States Federal Income Tax Consequences” beginning on page [ • ]);

•	the fact that the all-cash price, while providing relative certainty of value, would not allow Goodrich shareholders to participate, on a tax-efficient basis, in any future appreciation of UTC’s stock or benefit from any future appreciation in the value of Goodrich after the merger; and

•	the fact that the merger agreement restricts Goodrich’s ability to engage in certain activities between the date of the merger agreement and the effective time of the merger, and that these restrictions could prevent Goodrich from taking advantage of business opportunities, such as potential acquisitions, which would be advisable if Goodrich were to remain an independent company, but the Board believed these restrictions would not interfere with Goodrich’s ability to operate in the ordinary course of business.

During its consideration of the merger with Merger Sub, the Board also was aware that the fact that some of Goodrich’s directors and executive officers have interests in the merger that differ from or are in addition to their interests as those of Goodrich’s shareholders generally, as described in “— Interests of Goodrich Directors and Executive Officers in the Merger” beginning on page [ • ].

This summary is not meant to be an exhaustive description of the information and factors considered by the Board but is believed to address the material information and factors considered. In view of the wide variety of factors considered by the Board, it is not possible to quantify or to give relative weights to the various factors. In considering the factors discussed above, individual directors may have given different weights to different factors. After taking into consideration all of the factors set forth above as a whole, as well as other factors not specifically described above, the Board concluded that the merger is fair to and in the best interests of Goodrich’s shareholders, and approved the merger agreement and the transactions contemplated by the merger agreement.

Recommendation of the Board

At its meeting on September 21, 2011, the Board met to consider the merger agreement and after due consideration, unanimously adopted and approved the merger agreement and determined that the merger agreement and the related transactions are fair to and in the best interests of Goodrich and its shareholders, and the Board unanimously recommends that Goodrich shareholders vote FOR the adoption of the merger agreement.

Opinion of Our Financial Advisors

Opinion of Credit Suisse Securities (USA) LLC

On September 21, 2011, Credit Suisse rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of September 21, 2011, the merger consideration to be received by the holders of Goodrich common stock other than UTC and its affiliates in the merger was fair, from a financial point of view, to such shareholders.

Credit Suisse’s opinion was directed to the Board and only addressed the fairness, from a financial point of view, to the holders of Goodrich common stock other than UTC and its affiliates of the merger consideration to be received by such shareholders in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any holder of Goodrich common stock as to how such shareholder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed a draft, dated September 21, 2011, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to Goodrich;

•	reviewed certain other information relating to Goodrich, including financial forecasts, provided to or discussed with Credit Suisse by Goodrich;

•	met with Goodrich’s management to discuss the business and prospects of Goodrich;

•	considered certain financial and stock market data of Goodrich and compared that data with similar data for other publicly held companies in businesses that Credit Suisse deemed similar to that of Goodrich;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Goodrich that Credit Suisse used in its analyses, the management of Goodrich advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of Goodrich’s management as to the future financial performance of Goodrich, and Credit Suisse assumed no responsibility for the assumptions on which such projections were based. Credit Suisse also assumed, with the Board’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Goodrich and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Goodrich, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Goodrich common stock other than UTC and its affiliates of the merger consideration to be received by such shareholders in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed on the date of its opinion and upon certain assumptions regarding such financial, economic, market and other conditions which were, as of the date of the opinion, subject to unusual volatility and Credit Suisse expressed no opinion or views as to any potential effects of such volatility on Goodrich or the merger. Credit Suisse’s opinion did not address the merits of the merger as compared to alternative transactions or strategies that may have been available to Goodrich, nor did it address the underlying decision to proceed with the merger. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Goodrich.

Credit Suisse’s opinion was for the information of the Board in connection with its consideration of the merger and does not constitute advice or a recommendation to any holder of Goodrich common stock as to how such shareholder should vote or act on any matter relating to the proposed merger.

In preparing its opinion to the Board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to Goodrich or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges and implied enterprise value multiples indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Goodrich’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Board in connection with its consideration of the proposed merger and were among many factors considered by the Board in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of the Board with respect to the proposed merger.

The following is a summary of the material financial analyses performed in connection with Credit Suisse’s opinion rendered to the Board on September 21, 2011. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of September 20, 2011, and estimates of financial performance for Goodrich for the calendar years ending December 31, 2011 to 2016 were based on financial projections provided by Goodrich management. Estimates of financial performance for the selected companies listed below for the calendar years ending December 31, 2011 and 2012 were based on publicly available research analyst estimates for those companies. With respect to Goodrich, estimates of EBITDA and free cash flows for 2011 and 2012 were adjusted based on discussions with Goodrich management to add back one time charges relating to the restructuring of its landing gear business and certain transaction costs and the estimate of Calendar Year, which is referred to as CY, 2016E EBITDA was adjusted to reflect a $51 million reduction in operating expenses relating to its wheel and brake business.

Selected Companies Analyses

Credit Suisse considered certain financial data for Goodrich and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Goodrich in one or more respects, including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the selected companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Goodrich.

The financial data reviewed included:

•	Enterprise Value, which is referred to as EV, as a multiple of CY 2011E EBITDA; and

•	Enterprise Value as a multiple of CY 2012E EBITDA;

With respect to the selected companies analysis, the primary selected companies with publicly traded equity securities and corresponding multiples were:

	EV/CY2011E		EV/CY2012E
	EBITDA		EBITDA

• B/E Aerospace, Inc.;	9.2	x	7.8	x
• Woodward Governor Company;	8.2	x	7.1	x
• Rockwell Collins, Inc.; and	8.1	x	7.5	x
• Moog Inc.	6.8	x	6.2	x

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges to corresponding financial data for Goodrich based on Goodrich’s management forecasts to calculate implied valuation reference ranges per share of Goodrich common stock. Credit Suisse applied multiples of 7.0x to 9.0x to Goodrich management’s estimate of CY 2011E EBITDA and 6.0x to 8.0x to Goodrich management’s estimate of CY 2012E EBITDA, which resulted in an implied valuation reference range of $70.00 to $100.00 per share of Goodrich common stock as compared to the proposed per share merger consideration of $127.50 per share of Goodrich common stock in the merger.

Selected Acquisitions Analysis

Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to Goodrich in one or more respects, including the nature of their business, size, diversification, financial performance and geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The financial data reviewed included the implied Enterprise Value (based on the purchase price paid in the transaction) as a multiple of the last twelve months EBITDA, or LTM EBITDA. The selected transactions and corresponding multiples were:

			EV/LTM
Date Announced	Acquiror	Target	EBITDA

01/15/07	General Electric Company	Smiths Group plc — Aerospace Division	12.4	x
02/27/09	Woodward Governor Company	Textron Inc. — HR Textron Operating Unit	8.9	x
11/17/09	Goodrich	AIS Global Holdings LLC (Atlantic Inertial Systems)	9.0	x
03/23/10	Triumph Group, Inc.	Vought Aircraft Industries, Inc.	5.8	x
06/30/10	The Boeing Company	Argon ST Inc.	15.1	x
09/27/10	Transdigm Group Incorporated	McKechnie Aerospace Holdings Inc.	13.0	x
11/17/10	Allegheny Technologies Incorporated	Ladish Co., Inc.	13.5	x
12/20/10	Raytheon Company	Applied Signal Technology, Inc.	14.2	x
01/18/11	Meggitt PLC	Danaher Pacific Science Aerospace	8.7	x
04/01/11	Goodrich	Microtecnica S.r.l.	11.5	x
05/04/11	Esterline Technologies Corporation	Souriau Group	11.2	x
07/10/11	Precision Castparts Corp.	Primus International	15.0	x
07/27/11	Airbus	Satair A/S	13.9	x

Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 11.0x to 14.0x LTM EBITDA to corresponding financial data for Goodrich, which resulted in an implied valuation reference range of $110.00 to $140.00 per share of Goodrich common stock as compared to the proposed per share merger consideration of $127.50 per share of Goodrich common stock in the merger.

Discounted Cash Flow Analysis

Credit Suisse also performed a discounted cash flow analysis of Goodrich. For purposes of this analysis, Credit Suisse relied upon the financial forecasts for Goodrich provided by the management of Goodrich. In performing this analysis, Credit Suisse applied terminal CY2016E EBITDA multiples of 7.5x to 9.5x and, taking into account Goodrich’s weighted average cost of capital, applied discount rates ranging from 8.0% to 10.0%. This analysis resulted in an implied valuation reference range of $115.00 to $150.00 per share of Goodrich common stock as compared to the proposed per share merger consideration of $127.50 per share of Goodrich common stock in the merger.

Miscellaneous

Goodrich retained Credit Suisse as its financial advisor in connection with the proposed merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will receive a transaction fee of $35 million for its services, $30 million of which is contingent upon completion of the merger and $5 million of which became payable upon the rendering of its opinion. In addition, Goodrich has agreed to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have provided investment banking and other financial services to Goodrich and its affiliates for which Credit Suisse and its affiliates have received compensation, including, during the past two years, having acted as co-manager in connection with the public offering of 3.60% Senior Notes due 2021 by Goodrich in September 2010; having acted as co-manager in connection with the public offering of 4.875% Senior Notes due 2020 by Goodrich in December 2009; having acted as a counterparty to Goodrich in connection with or having otherwise facilitated certain trading activities by Goodrich; and having provided certain financial advisory services to Goodrich. Credit Suisse and its affiliates have also provided investment banking and other financial services to UTC for which Credit Suisse and its affiliates have received, and would expect to receive, compensation, including, during the past two years, having acted as a financial advisor to UTC in connection with the sale of certain assets of its Tyler Refrigeration business to Dover Corporation in 2009. Although not requested by Credit Suisse, the Board has authorized Credit Suisse or certain of its affiliates to participate in UTC’s financing for the merger, for which services Credit Suisse and such affiliates would expect to receive compensation. As of the date of its opinion and the date of this proxy statement, Credit Suisse had not been invited to participate in the financing of the merger and Credit Suisse had no right or obligation, whether contractual or otherwise, to participate in UTC’s financing for the merger. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Goodrich, UTC and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Goodrich, UTC and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Opinion of Citigroup Global Markets Inc.

Goodrich has retained Citi as a financial advisor in connection with the merger. In connection with this engagement, Goodrich requested that Citi evaluate the fairness, from a financial point of view, of the $127.50 per share consideration to be received in the merger by holders of Goodrich’s common stock (other than UTC, Merger Sub and their respective affiliates). On September 21, 2011, at a meeting of the Board at which the merger was approved, Citi rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated September 21, 2011, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $127.50 per share consideration to be received in the merger by holders of Goodrich’s common stock (other than UTC, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated September 21, 2011, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The description of Citi’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Goodrich to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Goodrich or the effect of any other transaction in which Goodrich might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of Goodrich concerning the business, operations and prospects of Goodrich;

•	reviewed certain publicly available business and financial information relating to Goodrich;

•	reviewed certain financial forecasts and other information and data relating to Goodrich provided to or discussed with Citi by Goodrich’s management;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Goodrich’s common stock, Goodrich’s historical and projected earnings and other operating data and Goodrich’s capitalization and financial condition;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Goodrich;

•	analyzed, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of Goodrich’s management that it was not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi relating to Goodrich, Citi was advised by Goodrich’s management, and Citi assumed, with Goodrich’s consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Goodrich’s management as to the future financial performance of Goodrich.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Goodrich, and Citi did not make any physical inspection of the properties or assets of Goodrich. Citi assumed, with Goodrich’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Goodrich or the merger.

Citi’s opinion did not address any terms (other than the merger consideration to the extent expressly specified in its opinion) or other aspects or implications of the merger, including, without limitation, the form or structure of the merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. Citi was not requested to, and it did not, solicit third-party indications of interest in the possible acquisition of all or a part of Goodrich. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. In addition, Citi did not express any opinion as to the prices at which Goodrich’s common stock would trade at any time. Citi’s opinion was necessarily based on information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. As Goodrich was aware, the credit, financial and stock markets have been experiencing unusual volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Goodrich or the merger. Except as described in this summary, Goodrich imposed no other instructions or limitations on Citi with respect to the investigations made or procedures followed by Citi in rendering its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. This summary of the analyses is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Goodrich. No company, business or transaction reviewed is identical to Goodrich or the merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between Goodrich and UTC and the decision to enter into the merger agreement was solely that of the Board. Citi’s opinion was only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses provided to the Board in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses. For purposes of Citi’s financial analyses described below, certain financial data for Goodrich was adjusted to include the pro forma full-year impact of Goodrich’s acquisition of Microtecnica S.r.l. completed in May 2011 and to exclude certain non-recurring items.

Discounted Cash Flow Analysis.  Citi performed a discounted cash flow analysis of Goodrich by calculating the estimated present value of the unlevered, after-tax free cash flows that Goodrich was forecasted to generate from the third quarter of fiscal year 2011 through the full fiscal year ending 2016 based on internal estimates of Goodrich’s management. Citi calculated terminal values for Goodrich by applying a range of terminal value multiples of 8.0x to 10.0x to Goodrich’s normalized fiscal year 2016 estimated earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA. The present values (as of June 30, 2011) of the cash flows and terminal values were then calculated using discount rates ranging from 8.8% to 10.9%. This analysis indicated the following approximate implied per share equity value reference range for Goodrich, as compared to the merger consideration:

Implied per Share	Merger
Equity Value Reference Range	Consideration

$113.00 — $152.00	$127.50

In light of the cyclicality in Goodrich’s business and market volatility, Citi noted for the Board that, for fiscal years 2012 through 2016, each 1% change in Goodrich’s forecasted after-market revenue growth, overall revenue growth and operating margin could impact Goodrich’s implied equity value per share by approximately $4.00 per share, $6.25 per share and $6.25 per share, respectively.

Selected Transactions Analysis.  Using publicly available information, Citi reviewed financial data relating to the following nine selected publicly announced transactions involving aerospace suppliers:

Announcement
Date	Acquiror	Target

• 7/10/11	• Precision Castparts Corp.	• Primus International Holding Company
• 5/4/11	• Esterline Technologies Corporation	• Souriau Group
• 4/1/11	• Goodrich	• Microtenica S.r.l.
• 11/17/10	• Allegheny Technologies Incorporated	• Ladish Co., Inc.
• 9/27/10	• TransDigm Inc.	• McKechnie Aerospace Holdings Inc.
• 2/27/09	• Woodward Governor Company	• Textron Inc. (HR Textron unit)
• 3/6/07	• Meggitt PLC	• K&F Industries Holdings, Inc.
• 2/1/07	• Esterline Technologies Corporation	• CMC Electronics Holdings Inc.
• 1/15/07	• General Electric Company	• Smiths Group plc (Smiths Aerospace)

Citi reviewed, among other information, transaction values of the selected transactions, calculated as the purchase prices paid for the target companies, plus debt, less cash and other adjustments, as a multiple of such target companies’ latest 12 months EBITDA and next 12 months estimated EBITDA. The overall low, mean, median and high EBITDA multiples observed for the selected transactions for the latest 12 months were 8.9x, 12.7x, 13.0x and 15.1x, respectively, and for the next 12 months were 9.5x, 10.8x, 10.9x and 11.8x, respectively. In calculating an implied per share equity value reference range for Goodrich, Citi applied a range of selected multiples of latest 12 months EBITDA of 12.0x to 14.0x and next 12 months estimated EBITDA of 10.0x to 11.5x derived from the selected transactions to Goodrich’s latest 12 months EBITDA (as of June 30, 2011) and next 12 months estimated EBITDA (as of June 30, 2012) calculated, in the case of the next 12 months, based on the second half of calendar year 2011 and 50% of calendar year 2012 estimated EBITDA. Financial data of the selected transactions were based on publicly available information and, to the extent publicly disclosed, reflected adjustments for non-recurring items. Financial data of Goodrich were based on Goodrich’s public filings and internal estimates of Goodrich’s management. This analysis indicated the following approximate implied per share equity value reference range for Goodrich, as compared to the merger consideration:

Implied per Share	Merger
Equity Value Reference Range	Consideration

$120.00 — $140.00	$127.50

Selected Public Companies Analysis.  Citi reviewed financial and stock market information of Goodrich and the following eight selected publicly traded aerospace suppliers:

• BE Aerospace, Inc.

• Esterline Technologies Corporation

• HEICO Corporation

• Moog Inc.

• Precision Castparts Corp.

• Rockwell Collins, Inc.

• Transdigm Group Incorporated

• Woodward, Inc.

Citi reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on September 20, 2011 (or, in the cases of Goodrich and Rockwell Collins, Inc., September 15, 2011, the last trading day prior to market rumors of a potential sale of such companies), plus debt, less cash and other adjustments, as a multiple of calendar years 2011 and 2012 estimated EBITDA. Citi also reviewed closing stock prices of the selected companies on September 20, 2011 (or, in the cases of Goodrich and Rockwell Collins, Inc., September 15, 2011) as a multiple of calendar years 2011 and 2012 estimated earnings per share, which is referred to as EPS. The overall low, mean, median and high estimated EBITDA multiples observed for the selected companies for calendar year 2011 were 6.8x, 9.4x, 8.8x and 12.6x, respectively, and for calendar year 2012 were 6.0x, 8.2x, 7.6x and 10.8x, respectively. The overall low, mean, median and high estimated EPS multiples observed for the selected companies for calendar year 2011 were 11.1x, 16.0x, 15.2x and 22.1x, respectively, and for calendar year 2012 were 9.6x, 13.5x, 12.5x and 19.5x, respectively. In calculating an implied per share equity value reference range for Goodrich, Citi applied ranges of selected multiples of calendar years 2011 and 2012 estimated EBITDA of 8.0x to 10.0x and 6.5x to 9.0x, respectively, and calendar years 2011 and 2012 estimated EPS of 14.0x to 17.0x and 11.0x to 15.0x, respectively, derived from the selected companies to corresponding data of Goodrich. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information and, to the extent publicly disclosed, reflected adjustments for non-recurring items. Financial data of Goodrich were based on internal estimates of Goodrich’s management. This analysis indicated the following approximate implied per share equity value reference range for Goodrich, as compared to the merger consideration:

Implied per Share	Merger
Equity Value Reference Range	Consideration

$80.00 — $105.00	$127.50

Other Information.  Citi also noted for the Board certain additional factors that were not considered part of Citi’s financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	one-year forward stock price targets for Goodrich in publicly available Wall Street research analyst reports, noting that the one-year forward low and high stock price targets for Goodrich discounted to present value based on an illustrative one-year period ranged from $84.00 to $113.00 per share; and

•	daily intraday trading prices of Goodrich common stock during the 52-week period ended September 15, 2011, noting that during such period these trading prices ranged from $69.53 to $99.67 per share.

Miscellaneous

Under the terms of Citi’s engagement, Goodrich has agreed to pay Citi for its financial advisory services in connection with the merger an aggregate fee of approximately $23.5 million, a portion of which was payable upon delivery of Citi’s opinion and $18.5 million of which is contingent upon completion of the merger. Goodrich also has agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Citi and its affiliates in the past provided, currently are providing and in the future may provide investment banking and other financial services to Goodrich and UTC unrelated to the proposed merger, for which services Citi and its affiliates have received and expect to receive compensation, including during the two-year period prior to the date of Citi’s opinion acting as (i) financial advisor to Goodrich in connection with an acquisition transaction in 2010, (ii) joint lead arranger and joint book manager for, and currently an agent and lender under, a $700 million revolving credit facility of Goodrich in May 2011, (iii) co-manager for a $300 million notes offering of Goodrich in February 2009, (iv) joint book-running manager for a $300 million senior notes offering of Goodrich in December 2009, (v) joint book-running manager for a $600 million senior notes offering of Goodrich in September 2010, (vi) financial advisor to UTC in connection with a divestiture transaction in 2011, (vii) joint lead arranger and syndication agent for, and currently a lender under, a $1.6 billion revolving credit facility of UTC in November 2010 and (viii) joint book-running manager for $1.25 billion and $1.0 billion notes offerings of UTC in February 2010. From January 1, 2009 through the delivery of Citi’s opinion on September 21, 2011, Citi and certain of its affiliates received aggregate fees of approximately $10 million and $62 million for certain investment banking and other financial services provided to Goodrich and UTC, respectively, unrelated to the merger. In its evaluation of the merger, Goodrich’s management discussed with the Board its belief that, given the size of the proposed merger and market volatility that could impact the execution and certainty of the merger, it would be beneficial to Goodrich and its shareholders to permit, and recommended that the Board permit, Goodrich’s financial advisors to provide or otherwise participate in UTC’s acquisition financing if invited to do so and the Board had no objections to such participation. Subsequently, Citi was invited to participate, and Citi or certain of its affiliates expect to participate, in UTC’s financing for the merger, for which services Citi or any such affiliates would expect to receive compensation.

In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Goodrich and UTC for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in those securities. Citi and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Goodrich, UTC and their respective affiliates. In addition, a member of the UTC board of directors also serves as a member of the Citigroup International Advisory Board.

Goodrich selected Citi as its financial advisor in connection with the merger based on Citi’s reputation and experience and familiarity with Goodrich and its business. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Certain Financial Information

In the course of the sale process described under “— Background of the Merger,” we provided UTC selected, non-public financial projections prepared by our senior management. Goodrich does not as a matter of course make public projections as to future performance or earnings, and the financial projections set forth below are included in this proxy statement only because this information was provided to UTC on a confidential basis in connection with their respective evaluations of the merger. The projections were also provided to our financial advisors. You should note that these financial projections constitute forward-looking statements. See “Forward-Looking Statements May Prove Inaccurate” on page [ • ].

The financial projections were prepared by Goodrich’s senior management for internal planning purposes and not for public disclosure such projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Economic and business environments can and do change quickly, which adds a significant level of uncertainty as to whether the results portrayed in the financial projections will be achieved. In particular, these financial projections were based on numerous assumptions that may now be outdated. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. If the assumptions do not prove accurate, the projections will not be accurate. You should not regard the inclusion of these projections in this proxy statement as an indication that Goodrich, UTC or any of their respective affiliates or representatives considered or consider the projections to be necessarily predictive of actual future events, and you should not rely on the projections as such. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. It is highly likely that the contribution of Goodrich’s business to the consolidated results of UTC will be different from Goodrich’s performance on a standalone basis. In addition, if the merger is not consummated, we may not be able to achieve these financial projections. None of Goodrich, UTC or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Goodrich compared to the information contained in the projections.

Neither Goodrich’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with generally accepted accounting principles, which is referred to as GAAP, or the guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date of their preparation and we do not intend to update these financial projections or to make other projections public in the future.

As referred to below, earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, is a financial measure commonly used in the industries in which Goodrich operates but is not defined under GAAP. EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income, these measures may vary among companies. The EBITDA data presented below may not be comparable to similarly titled measures of other companies. Goodrich believes that EBITDA is a meaningful measure to investors and provides additional information about its ability to meet future liquidity requirements for debt service, capital expenditures and working capital. In addition, Goodrich believes that EBITDA is a useful comparative measure of operating performance and liquidity. For example, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, which can cause the relative costs associated with those assets to differ, and in the method of depreciation or depletion (straight-line, accelerated, units of production), which can result in considerable variability in depletion, depreciation and amortization expense between companies. Thus, for comparison purposes, Goodrich believes that EBITDA can be useful as an objective and comparable measure of operating profitability and the contribution of operations to liquidity because it excludes these elements.

The financial projections described, and subject to the limitations stated, above included (in millions of dollars):

	2011E	2012E	2013E	2014E	2015E	2016E

Revenue	$8,143	$9,054	$9,874	$10,799	$11,651	$12,548
Net Income	$756	$850	$985	$1,218	$1,401	$1,511
EBITDA	$1, 546	$1, 736	$1, 945	$2,205	$2,447	$2,674

Interests of Goodrich Directors and Executive Officers in the Merger

In considering the Board’s recommendation to vote for the proposal to adopt the merger agreement and the merger, Goodrich shareholders should be aware that some of the directors and executive officers of Goodrich have interests in the merger that may be different from, or in addition to, the interests of Goodrich shareholders generally and that may create potential conflicts of interest. In addition to the rights described below in this section, the executive officers of Goodrich may be eligible to receive some of the generally applicable benefits described under the heading “The Merger Agreement — Employee Benefit Matters” on page [ • ]. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending the adoption of the merger agreement to Goodrich shareholders.

Set forth below are descriptions of the interests of directors and executive officers, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only, and they do not necessarily reflect the dates on which certain events will occur.

Treatment of Stock Options

At the effective time of the merger, each outstanding stock option to purchase Goodrich common stock under Goodrich’s equity compensation plans (whether or not vested and exercisable prior to the effective time of the merger) granted prior to September 21, 2011 will be adjusted under the applicable plan and award agreement and converted into the right of the holder to receive an amount in cash, without interest, less applicable withholding tax, paid within 15 business days following the effective time of the merger, equal to the product of the total number of shares of Goodrich common stock covered by the stock option, multiplied by the excess of $127.50 over the per share exercise price of the stock option.

The following table summarizes, as of October 11, 2011, the outstanding vested and unvested stock options held by each of our named executive officers (Marshall Larsen, Scott Kuechle, Terrence Linnert, John Carmola and Cynthia Egnotovich), and all of our other executive officers as a group (which executive officers are Curtis Reusser, Gerald Witowski, Jennifer Pollino and Scott Cottrill), and the consideration that each of them may become entitled to receive in connection with the adjustment of their stock options, assuming continued employment through the effective time of the merger and assuming that the effective time of the merger occurs on February 1, 2012. No outstanding stock options are held by our non-employee directors.

		Weighted		Weighted
	No. of Shares	Average	No. of Shares	Average
	Underlying	Exercise Price	Underlying	Exercise Price
	Vested	of Vested	Unvested	of Unvested	Resulting
	Options	Options ($)(1)	Options	Options ($)(1)	Consideration ($)

Named Executive Officers:
Marshall Larsen	380,000	64.34	—	—	23,999,575
Scott Kuechle	112,899	52.72	22,001	80.86	8,446,104
Terrence Linnert	212,000	52.19	—	—	15,965,268
John Carmola	94,499	57.09	22,001	80.86	6,657,089
Cynthia Egnotovich	129,500	54.06	22,001	80.86	9,514,248
All Other Executive Officers as a Group:	340,731	52.39	43,103	81.11	27,591,875

(1)	Weighted average exercise price numbers are rounded up or down to the nearest whole cent.

Treatment of Time-Based Vesting Restricted Share Units

At the effective time of the merger, each outstanding time-based vesting restricted share unit granted prior to September 21, 2011 will be adjusted under the applicable plan and award agreement and converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of $127.50 multiplied by the number of shares of Goodrich common stock underlying the restricted share unit. The payment in respect of restricted share units will generally be made within 15 business days following the effective time of the merger.

The following table summarizes the aggregate number of outstanding time-based vesting restricted share units held by each of the named executive officers and all other executive officers as a group as of October 11, 2011, whether vested or unvested, and the consideration that each of them may become entitled to receive in connection with the adjustment of these awards, assuming continued employment through the effective time of the merger and assuming the effective time of the merger occurs on February 1, 2012. No outstanding time-based vested restricted share units are held by our non-employee directors.

	Aggregate
	Number of	Resulting
	Restricted	Consideration
	Share Units	($)

Named Executive Officers:
Marshall Larsen	88,000	11,220,000
Scott Kuechle	24,125	3,075,938
Terrence Linnert	29,500	3,761,250
John Carmola	39,750	5,068,125
Cynthia Egnotovich	39,750	5,068,125
All Other Executive Officers as a Group:	89,500	11,411,250

Treatment of Performance Units

At the effective time of the merger, each outstanding and unvested performance unit granted prior to September 21, 2011 will be adjusted under the applicable plan and award agreement and converted into the right of the holder to receive an amount in cash, less any applicable withholding tax, as determined under the award agreement applicable to the award. The award agreements generally provide that, within five business days after the effective time of the merger, the holder is entitled to receive a prorated cash payment, without interest, based on the greater of (1) the payment for the performance period assuming target performance or (2) an amount determined with respect to the payment made in the most recent performance period. The payment is prorated based on the number of months (rounded upward to the nearest month) elapsed in the performance period as of the effective time of the merger.

In addition, if the employment of a holder of performance units is terminated by Goodrich without cause after the effective time of the merger and prior to the earlier of (1) one year following the effective time of the merger or (2) the end of the applicable performance period, then the holder will be entitled to receive a cash payment equal to the full amount of the performance unit payment the holder would have been entitled to receive as described in the previous paragraph, if the payment had not been prorated, less the amount of the prorated payment actually paid to the holder. This additional amount is not reflected in the table below, but is reflected in the table included under the heading “The Merger — Interests of Goodrich Directors and Officers in the Merger — Severance Payments and Benefits.”

The following table summarizes the prorated aggregate number of performance units that would be determined for each of the named executive officers and all other executive officers as a group under the applicable plans and award agreements, and the consideration that each of them may become entitled to receive in connection with the adjustment of these awards pursuant to the applicable award agreements, in each case solely as a result of the merger, and assuming continued employment through the effective time of the merger and assuming the effective time of the merger occurs on February 1, 2012. The amounts are determined with reference to the payment made to the executive with respect to the 2008-2010 performance period, which is the most recently determinable amount paid to the executive as of the date of this proxy statement. No outstanding performance units are held by our non-employee directors.

	Aggregate
	Number of	Resulting
	Performance	Consideration
	Units(1)	($)

Named Executive Officers:
Marshall Larsen	52,315.88	6,670,275
Scott Kuechle	15,258.81	1,945,497
Terrence Linnert	15,258.81	1,945,497
John Carmola	15,258.81	1,945,497
Cynthia Egnotovich	15,258.81	1,945,497
All Other Executive Officers as a Group:	39,396.73	5,023,084

(1)	The number of units in this column represents the prorated aggregate number of unvested performance units for the 2010-2012 and 2011-2013 performance periods that will become vested at the effective time of the merger under the terms of the applicable award agreements. It does not include performance units currently outstanding for the 2009-2011 performance period, which performance period ends on December 31, 2011. In addition, it also does not include any additional performance unit payment that may be made to the executive upon a subsequent termination of employment other than by Goodrich for cause, which is quantified in “The Merger — Interests of Goodrich Directors and Officers in the Merger — Severance Payments and Benefits”.

Notwithstanding the foregoing, any equity awards in respect of Goodrich common stock that are granted by Goodrich on or after September 21, 2011, which Goodrich is permitted by the merger agreement to do on certain terms and conditions if the effective time of the merger occurs after August 31, 2012, will be treated upon completion of the merger in the manner set forth in the applicable award agreements as agreed between Goodrich and UTC.

Treatment of Deferred Compensation Awards

At the effective time of the merger, each notional share under any deferred compensation plan (including vested but unsettled awards granted to our non-employee directors) will be adjusted under the applicable plan and converted into the right to receive $127.50 in cash, without interest, less any applicable withholding tax, generally payable within 15 business days following the effective time of the merger.

Management Continuity Agreements

Each of the named executive officers and each of the other executive officers has a Management Continuity Agreement with Goodrich. The Management Continuity Agreements generally provide that, for the two year period following the effective time of the merger, the executives will continue employment with Goodrich in the same positions and with the same responsibilities and authorities as they possessed immediately prior to the effective time of the merger and generally will receive the same benefits and level of compensation, including average annual increases, as they received prior to the effective time of the merger. On October 13, 2011, Goodrich amended Mr. Linnert’s Management Continuity Agreement to provide that the post-merger protection period under such agreement will not be abridged by his reaching a mandatory retirement age during the protection period.

Under the Management Continuity Agreements, upon termination of employment by Goodrich without cause or upon termination of employment by the executive for good reason (as described below), either in anticipation of the merger under certain circumstances or within two years after the effective time of the merger, the executive will receive the following severance payments and benefits:

•	A lump sum cash payment made generally within five business days equal to three times (two times for Mr. Cottrill) the executive’s annualized base salary in effect immediately prior to termination;

•	A lump sum cash payment made generally within five business days equal to three times (two times for Mr. Cottrill) the greater of (1) the executive’s most recent annual bonus or (2) the executive’s “target incentive amount” under our Senior Executive Management Incentive Plan (Management Incentive Plan for Mr. Cottrill) prior to the merger and on the date of termination;

•	If the executive is under age 55 or over age 55 but not eligible to retire or not eligible for company subsidized retiree health and welfare benefits, then the executive will be entitled to continued health and welfare benefits for up to three years (two years for Mr. Cottrill);

•	If the executive is at least age 55 and eligible to retire and eligible for company subsidized retiree health and welfare benefits, then the executive will be entitled to receive, for up to the executive’s lifetime, health and welfare benefits to which the executive would be entitled under our general retirement policies, with Goodrich paying the same percentage of the premium cost of the plans as it would pay for retiree health subsidy-eligible employees who retire at age 65, regardless of the executive’s actual age at termination of employment, provided such benefits are at least equal to those benefits which would have been payable if the executive had been eligible to retire and had retired prior to the merger;

•	Annual executive physical and tax and financial planning services for three years (two years for Mr. Cottrill);

•	A lump sum cash payment equal to the actuarial equivalent of the additional retirement pension benefits to which the executive would have been entitled under the terms of our defined benefit retirement programs in which the executive participated had the executive accumulated three additional years (two years for Mr. Cottrill) of age, continuous service for determining benefit accruals (except for those individuals who elected to no longer earn service toward benefit accrual) and earnings (base salary in effect immediately prior to termination plus the greater of (1) the most recent annual bonus or (2) the “target incentive amount” under our Senior Executive Management Incentive Plan (Management Incentive Plan for Mr. Cottrill)); and

•	A lump sum cash payment made generally within five business days in an amount equal to three times the greater of (1) the value of the matching contributions, if any, and discretionary contributions, if any, which were credited to the individual’s accounts under the Goodrich Employees’ Savings Plan and the Goodrich Savings Benefit Restoration Plan during the most recently completed plan year ending on or before the date of the merger or (2) the value of the matching contributions, if any, and discretionary contributions, if any, which were credited to the individual’s accounts under such plans during the most recently completed plan year ending on or before the date of the individual’s date of termination of employment.

In addition, each covered executive is entitled to receive a tax gross-up for any excise tax due under the Internal Revenue Code for any payments subject to the excise tax, whether made pursuant to the Management Continuity Agreement or otherwise.

For purposes of the Management Continuity Agreement, “good reason” means, in summary, (a) any material reduction in the duties, authority or responsibilities of the executive or the person to whom the executive is required to report or (b) any material breach by Goodrich of its obligations under the Management Continuity Agreement.

Severance Payments and Benefits

The following table summarizes the cash severance payments and other benefits that each named executive officer, and the other named executive officers as a group, would be entitled to receive under the agreements and plans described above (excluding the value of equity awards vesting and paid solely as a result of the merger, which are described above, and any legal fees and expenses that may become payable under the agreements) based on compensation and benefit levels in effect as of October 11, 2011, and assuming the effective time of the merger occurs on February 1, 2012, and that each named executive officer and each other executive officer experiences a simultaneous qualifying termination of employment.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

		Estimated
	Estimated Cash	Value of
	Severance	Additional	Estimated Value
	Payments Under	Benefits Under	of Performance
	Management	Management	Unit	Estimated
	Continuity	Continuity	Termination	Potential Gross
	Agreement	Agreement	Payment	Up Payment	Total
	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Named Executive Officers:
Marshall Larsen	11,258,305	81,429	5,309,562	—	16,649,296
Scott Kuechle	6,281,946	90,164	1,548,623	4,701,373	12,622,106
Terrence Linnert	4,041,575	79,653	1,548,623	—	5,669,851
John Carmola	4,965,039	79,674	1,548,623	—	6,593,336
Cynthia Egnotovich	6,184,041	66,673	1,548,623	4,488,991	12,288,328
All Other Executive Officers as a Group:	12,755,156	291,082	4,035,742	6,931,185	24,013,165

(1)	The amounts in this column consist of (i) three times (two times for Mr. Cottrill) the sum of (A) the executive’s current base salary and (B) the annual bonus paid to the executive in 2011 with respect to the 2010 fiscal year; (ii) a lump sum payment equal to the actuarial equivalent value of the additional pension benefits to which the executive would have been entitled under the Goodrich defined benefit retirement programs in which the executive participated immediately prior to the effective date of the merger had the executive accumulated three additional years (two years for Mr. Cottrill) of age, continuous service for determining benefit accruals (except for individuals who have waived future benefit accruals) and earnings (base salary plus the greater of the executive’s target annual bonus amount or most recently paid annual bonus); and (iii) a lump sum payment equal to three times the value of any matching and discretionary employer contributions made on behalf of the executive under our Employees’ Savings Plan and Savings Benefit Restoration Plan during the most recently completed plan year as of the date of the merger or as of the date of termination.

(2)	The amounts in this column consist of the estimated value of (i) continued health and welfare benefits as set forth in the Management Continuity Agreements and (ii) annual physical examinations and tax and financial planning services for three years following termination (two years for Mr. Cottrill).

(3)	The amounts in this column represent the amount of the performance unit payment to be made to the executive with respect to the 2010-2012 and 2011-2013 performance periods, as determined under the applicable award agreement, upon a termination of the executive’s employment other than by Goodrich for cause after the effective time of the merger and prior to the earlier of one year following the effective time of the merger and the end of the applicable performance period. The amount of the payment is equal to (A) the greater of (i) the payment for the performance period assuming target performance or (ii) an amount determined with respect to the payment made in the most recent performance period, minus (B) the performance unit payment to be made to the executive upon the completion of the merger, as described in “The Merger — Interests of Goodrich Directors and Officers in the Merger — Treatment of Performance Units”. The amounts are determined with reference to the payment made to the executive with respect to the 2008-2010 performance period, which is the most recently determinable amount paid to the executive as of the date of this proxy statement.

(4)	Estimates are subject to change based on the effective time of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation. The estimates also do not take into account certain amounts that may be reasonable compensation provided to the named executive officer or other executive officer, either before or after the effective time of the merger, each of which may, in some cases, reduce the amount of the potential gross-up payments.

(5)	The amounts in this column are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth in this column.

Incentive Plans

In addition, all of the named executive officers and other executive officers participate in the Senior Executive Management Incentive Plan or the Management Incentive Plan, which we refer to as the incentive plans, and which provide for annual incentive compensation upon the achievement of specified performance objectives. The incentive plans provide that, generally within five days following the effective time of the merger, each participant will receive a lump sum interim payment equal to the product of (1) the number of full and partial months elapsed in the calendar year in which the merger occurs as of the date of completion of the merger and (2) one-twelfth of the greater of (a) the most recent annual bonus paid to the executive under the applicable incentive plan or (b) the target bonus under the applicable incentive plan for the year in which the merger occurs.

The following table sets forth the estimated pro-rata portion of the bonus that would be determined for each of the named executive officers and all other executive officers as a group under the terms of the applicable incentive plan, assuming continued employment through the effective time of the merger and assuming the effective time of the merger occurs on February 1, 2012. The estimates are based on the annual bonus paid to the executive in 2011 with respect to the 2010 fiscal year, which is the most recently determinable annual bonus paid to the executive as of the date of this proxy statement.

Estimated
Pro-Rata Bonus
Payment
($)

Named Executive Officers:
Marshall Larsen	331,173
Scott Kuechle	101,931
Terrence Linnert	100,558
John Carmola	108,617
Cynthia Egnotovich	108,617
All Other Executive Officers as a Group:	283,794

Directors’ Retirement Income Plan

Mr. Rankin is the only current member of our Board who participates in our Directors’ Retirement Income Plan. Under the transition provisions of the plan, upon his termination of service as a member of our Board, Mr. Rankin will be deemed to retire and will be entitled to receive an annual amount under the plan equal to 70% of the annual retainer in effect at retirement, payable in quarterly installments for his lifetime. Based on our current fixed annual retainer, Mr. Rankin would be entitled to receive a payment of approximately $49,000 per year for the remainder of his lifetime following his termination as a member of our Board.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that the surviving corporation must, and UTC must cause the surviving corporation to, to the fullest extent permitted under the NYBCL, honor Goodrich’s obligations existing immediately prior to the date of the merger agreement to indemnify and hold harmless each present and former director and officer of Goodrich and its subsidiaries and each such individual who served at the request of Goodrich or its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, which are collectively referred to as the indemnified parties, in accordance with the Restated Certificate of Incorporation and By-Laws of Goodrich and all indemnification agreements with indemnified parties, in each case in effect immediately prior to the date of the merger agreement. The merger agreement also provides that the certificate of incorporation and by-laws of the surviving corporation will contain the indemnification provisions set forth in the Restated Certificate of Incorporation and By-Laws of Goodrich, which provisions may not be amended, modified or otherwise repealed for six years from the effective time of the merger in any manner that would adversely affect the rights thereunder as of the effective time of the merger of any individual who is an indemnified party at the effective time of the merger, unless such modification is required after the effective time of the merger by law and then only to the minimum extent required by such law.

In addition, Goodrich agreed to purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy prior to consummation of the merger that will provide, for six years after the consummation of the merger, Goodrich’s current and former directors and officers who are insured under Goodrich’s existing officers’ and directors’ liability insurance policy with insurance and indemnification policy coverage for events occurring at or prior to the effective time of the merger, which is referred to as the D&O insurance, that is no less favorable than Goodrich’s existing policy; however, Goodrich will not pay an aggregate amount for the D&O insurance in excess of 300% of the current aggregate annual premium paid by Goodrich for the existing policy, but in such case will purchase coverage under a six-year “tail” prepaid policy as will then be available at an aggregate cost no greater than 300% of such rate. UTC agreed to honor its obligations under the D&O insurance from and after the effective time of the merger and not to cancel the D&O insurance.

Governmental and Regulatory Matters

The merger is subject to review under the HSR Act. Under the provisions of the HSR Act, the merger cannot be completed until the companies have made required notifications, given certain information and materials to the FTC and to the Antitrust Division and a required 30-day waiting period has expired or been terminated. Pursuant to the requirements of the HSR Act, Goodrich and UTC completed the filing of the forms with the Antitrust Division and the FTC on October 11, 2011. The waiting period will expire at 11:59 p.m. on November 10, 2011, unless a request for additional information is made by the FTC or the Antitrust Division, or unless Goodrich and UTC decide to withdraw our filings and refile at a later date, in which case the waiting period will recommence.

The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. For example, the FTC could issue requests to Goodrich and UTC for additional information regarding the merger. If such requests for additional information were made, the waiting period referred to above would be extended until the end of the 30th day after both Goodrich and UTC have substantially complied with the requests for additional information or such later time as is agreed among the parties and the FTC, unless the waiting period is earlier terminated because the FTC determines to close its review.

Further, at any time before or after the consummation of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of certain of Goodrich’s or UTC’s assets. Private parties and State Attorneys General may also bring legal actions under the antitrust laws.

In addition, Goodrich and UTC are required to make merger control filings, and may be required to make other regulatory filings or submissions, in various jurisdictions with respect to the merger, and in certain circumstances, including (but not limited to) in respect of the EC Merger Regulation, receive their approval prior to consummation of the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

We currently expect to complete the merger in mid-2012.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of Goodrich common stock whose shares are exchanged for cash pursuant to the merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, United States Treasury Regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the United States Internal Revenue Service, each in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this summary. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

This summary applies only to holders of Goodrich common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this summary does not purport to consider all aspects of United States federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to shareholders subject to special rules under the United States federal income tax laws (including, for example, banks and certain other financial institutions, insurance companies, tax-exempt organizations, dealers or brokers in securities, traders in securities that elect to apply a mark-to-market method of accounting, persons liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other entities, former citizens or residents of the United States, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Goodrich common stock as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, and holders who acquired shares of Goodrich common stock pursuant to the exercise of employee stock options or otherwise as compensation. This discussion also assumes that shares of Goodrich common stock are not U.S. real property interests within the meaning of Section 897 of the Code.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of Goodrich common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Goodrich common stock, you should consult your tax advisor regarding the tax consequences of exchanging the shares of Goodrich common stock for cash pursuant to the merger.

All holders of Goodrich common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Goodrich common stock that is:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources.

The receipt of cash by U.S. holders in exchange for shares of Goodrich common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, a U.S. holder who receives cash in exchange for shares of Goodrich common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in such exchange and (2) the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of Goodrich common stock (i.e., shares acquired for the same cost in a single transaction) exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of shares of Goodrich common stock that is not a U.S. holder or a partnership.

Payments made to a non-U.S. holder in exchange for shares of Goodrich common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	The gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event (a) the non-U.S. holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. holder and (b) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or

•	The non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Goodrich common stock for cash pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of such shares net of applicable U.S. losses from sales or exchanges of capital assets recognized during the year.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for shares of Goodrich common stock pursuant to the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Payments made to non-U.S. holders in exchange for shares of Goodrich common stock pursuant to the merger effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a rate of 28%) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Payments made to non-U.S. holders in exchange for shares of Goodrich common stock pursuant to the merger effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

No Dissenters’ Rights

Pursuant to Section 910 of the NYBCL, Goodrich’s shareholders will not be entitled to exercise dissenters’ rights if the merger is adopted and consummated because our common stock was listed on the NYSE on the record date. Section 910 of the NYBCL provides that a dissenting shareholder’s right to receive payment of the fair value of his, her or its shares under Section 623 of the NYBCL is not available to a holder of shares of any class or series of stock, which shares or depository receipts in respect thereof, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the merger agreement.

Termination of Listing of Shares of Goodrich Common Stock

Shares of Goodrich common stock are currently authorized for listing on the NYSE under the symbol “GR.” Following the consummation of the merger, the listing of shares of Goodrich common stock on the NYSE will terminate.

Certain Litigation Related to the Merger

Eleven putative class-action complaints have been filed in the Supreme Court of the State of New York relating to the merger. Nine of these complaints were filed in the County of New York: Rice v. Goodrich Corp., et al., Index No. 652619/2011, New Jersey Carpenters Annuity Fund v. Goodrich Corp., et al., Index No. 652637/2011, Louisiana Municipal Police Employees’ Retirement Sys. v. Goodrich Corp., et al., Index No. 652649/2011, Pill v. Goodrich Corp., et al., Index No. 652655/2011, IUE-CWA Local 475 Pension Plan v. Goodrich Corp., et al., Index No. 652661/2011, Mass. Laborers’ Pension Fund v. Goodrich Corp., et al., Index No. 652664/2011, Pifko v. Goodrich Corp., et al., Index No. 11111146, Ruschel v. Goodrich Corp., et al., Index No. 652695/2011, and Astor BK Realty Trust v. Larsen, et al., Index No. 652706/2011. On October 11, the Supreme Court for the County of New York consolidated these nine actions before it into Rice. Two additional putative class-action complaints were filed in Nassau County: Casey v. Larsen, et al., Index No. 13699/2011, and Minneapolis Retail Meat Cutters and Food Handlers Pension Fund v. Goodrich Corp., et al., Index No. 14366/2011. On October 11, the Supreme Court for Nassau County consolidated these two actions before it into Casey. The plaintiff in Rice has moved to transfer Casey to the County of New York and consolidate if with Rice. That motion is currently pending.

Each of the above-captioned complaints has been brought on behalf of a putative class of Goodrich shareholders and each names Goodrich, its directors, UTC and Merger Sub as defendants. Each complaint generally alleges that, in approving the proposed transaction, the Goodrich directors breached their fiduciary duties of care, good faith and fair dealing and loyalty owed to the putative class. The complaints further allege that UTC, Merger Sub and Goodrich aided and abetted the Goodrich directors in the breach of their fiduciary duties. In addition to damages, the complaints seek, among other things, injunctive relief barring the named defendants from consummating the merger, as well as attorneys’ fees and costs.

Goodrich and its directors believe that these lawsuits and the underlying claims are without merit.

THE MERGER AGREEMENT

The following description of the merger agreement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. You should also review the section titled “Additional Information” beginning on page [ • ].

The merger agreement has been included for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. The merger agreement is a contractual document that is intended to govern the contractual rights and relationships, and to allocate risks, among Goodrich, UTC and Merger Sub.

Following the completion of the merger, each Goodrich shareholder is entitled to enforce the provisions of the merger agreement to the extent necessary to receive the merger consideration to which such Goodrich shareholder is entitled. In the event of termination of the merger agreement, a party to the merger agreement may on behalf of its security holders seek damages under the merger agreement in the case of a willful and material breach of the merger agreement by the other party or parties.

The merger agreement contains representations and warranties made by UTC and Merger Sub, on the one hand, and Goodrich, on the other hand, that are qualified in several important respects, which you should consider as you read them in the merger agreement. The representations and warranties are qualified in their entirety by certain information of UTC, on the one hand, and Goodrich, on the other hand, filed with the SEC by UTC and Goodrich, respectively, before the date of the merger agreement, and after January 1, 2011. In addition, the representations, warranties and covenants of the parties are qualified by confidential disclosure letters that each party prepared and delivered to the other party immediately before signing the merger agreement.

In addition, certain of the representations and warranties made by UTC and Merger Sub, on the one hand, and Goodrich, on the other hand, were made as of a specified date, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts. Moreover, certain of the representations, warranties and covenants of the parties may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders.

None of the representations or warranties will survive the closing of the merger and they will therefore have no legal effect under the merger agreement after the closing of the merger. The parties will not be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close unless all such inaccuracies as a whole would reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on Goodrich, in the case of the representations and warranties made by Goodrich, or a material adverse effect on the ability of UTC and Merger Sub to consummate the merger, in the case of the representations and warranties made by UTC and Merger Sub, except for certain limited representations and warranties that must be true and correct in all respects, excluding any de minimis inaccuracies. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Goodrich, UTC or Merger Sub, or any of their respective subsidiaries or affiliates.

Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Goodrich will provide additional disclosure, if any, in its public reports of any material information necessary to provide Goodrich’s shareholders with a materially complete understanding of the disclosures relating to the merger agreement. Other than as disclosed in this proxy statement and the documents incorporated in this proxy statement by reference, as of the date of this proxy statement, Goodrich is not aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations, warranties or covenants in the merger agreement. The representations, warranties and covenants in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings Goodrich publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings Goodrich makes with the SEC, as described in the section titled “Additional Information” beginning on page [ • ].

The Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of UTC, will be merged into Goodrich. The separate corporate existence of Merger Sub will cease, and Goodrich will continue as the surviving corporation, which is referred to as the surviving corporation. As a result, Goodrich will become a wholly owned subsidiary of UTC. Merger Sub was created solely for purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

The closing of the merger will take place at 10:00 a.m. on the third business day after the satisfaction or waiver of all of the conditions described below under “— Conditions of the Merger” beginning on page [ • ] (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of any such condition), unless Goodrich, UTC and Merger Sub agree to another time in writing.

The merger will become effective at the time a certificate of merger is filed with the Department of State of the State of New York or such later time as is specified in the certificate of merger and as is agreed to by Goodrich and UTC in writing, which is referred to as the effective time of the merger.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each then issued and outstanding Goodrich common share (other than any Goodrich common stock (1) held in the treasury of Goodrich, (2) owned by UTC, and (3) owned by any direct or indirect wholly owned subsidiary of Goodrich or UTC (including Merger Sub)) will be cancelled and extinguished and converted into the right to receive $127.50 in cash, without interest, which is referred to as the merger consideration. Following the effective time of the merger, each holder of Goodrich common stock will cease to have any rights with respect to such Goodrich common stock, except for the right to receive the merger consideration therefor, without interest.

Cancellation of Shares

Each share of Goodrich common stock held by Goodrich as a treasury share and each share of Goodrich common stock owned by UTC or Merger Sub immediately before the effective time of the merger will be automatically cancelled and extinguished and will not be entitled to any merger consideration.

Conversion of Shares

Each share of Goodrich common stock held by any direct or indirect wholly owned subsidiary of Goodrich, any direct or indirect wholly owned subsidiary of UTC (other than Merger Sub) or any direct or indirect wholly owned subsidiary of Merger Sub immediately before the effective time of the merger will be automatically converted into such number of shares of common stock of the surviving corporation such that the ownership percentage of any such subsidiary in the surviving corporation immediately after the effective time of the merger will equal the ownership percentage of that subsidiary in Goodrich immediately before the effective time of the merger.

Goodrich Equity and Equity-Based Awards

Stock Options

At the effective time of the merger, each outstanding stock option to acquire shares of Goodrich common stock under Goodrich’s equity compensation plans granted prior to September 21, 2011, whether or not vested or exercisable, will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of:

•	the total number of shares of Goodrich common stock covered by the option, multiplied by

•	the excess, if any, of $127.50 over the per share exercise price of the option.

Restricted Share Units

At the effective time of the merger, each outstanding time-based vesting restricted share unit granted prior to September 21, 2011 will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, without interest, less any applicable withholding tax, equal to the product of $127.50 multiplied by the number of shares of Goodrich common stock underlying the restricted share unit.

Performance Units

At the effective time of the merger, each outstanding performance unit award granted prior to September 21, 2011 will be adjusted under the applicable plan and converted into the right of the holder to receive an amount in cash, without interest, determined under the award agreement for such award, less any applicable withholding tax.

Deferred Compensation Awards

At the effective time of the merger, each notional share under any deferred compensation plan will be adjusted under the applicable plan and converted into the right to receive $127.50 in cash, without interest, less any applicable withholding tax.

Notwithstanding the foregoing, any equity awards in respect of Goodrich common stock that are granted by Goodrich on or after September 21, 2011, which Goodrich is permitted by the merger agreement to do on certain terms and conditions if the effective time of the merger occurs after August 31, 2012, will be treated upon completion of the merger in the manner set forth in the applicable award agreements as agreed between Goodrich and UTC.

Payment for Shares

Before the effective time of the merger, UTC will designate a national bank or trust company that is reasonably satisfactory to Goodrich, to act as paying agent for the holders of Goodrich common stock in connection with the merger. Promptly after the effective time of the merger (but not later than two business days after the effective time of the merger), UTC or Merger Sub will deposit, or cause to be deposited, with the paying agent funds sufficient to pay the aggregate merger consideration to which holders of Goodrich common stock will be entitled to receive following the effective time of the merger.

As soon as reasonably practicable after the effective time of the merger (but no later than five business days after the effective time of the merger), UTC will cause the paying agent to mail to all record holders of certificates or book-entry shares representing Goodrich common stock whose shares were converted into the right to receive the merger consideration a letter of transmittal and instructions on how to surrender certificates or book-entry shares representing Goodrich common stock in exchange for the merger consideration. The certificates or book-entry shares may be surrendered to the paying agent until the first anniversary of the effective time of the merger. Upon delivery of a duly completed and validly executed letter of transmittal and the surrender of certificates or book-entry shares representing Goodrich common stock on or before the first anniversary of the effective time of the merger, Merger Sub will cause the paying agent to pay the holder of such certificates or book-entry shares, in exchange therefor, cash in an amount equal to the merger consideration multiplied by the number of shares of Goodrich common stock represented by such certificates or book-entry shares, without interest. Each certificate or book-entry share representing Goodrich common stock that is surrendered will be cancelled. You should not send in your Goodrich common share certificates until you receive a letter of transmittal with instructions from the paying agent. Do not send Goodrich common share certificates with your proxy card.

Payment of the merger consideration may be made to a person other than the person in whose name a surrendered Goodrich common share certificate is registered if:

•	such certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment establishes to the satisfaction of the paying agent that any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of such surrendered certificate have been paid or are not applicable.

The merger consideration paid upon the surrender of certificates will be deemed to have been paid in full satisfaction of all rights pertaining to the Goodrich common stock previously represented by those certificates, except that the surviving corporation will still be obligated, provided that the applicable record date is before the effective time of the merger, to pay any dividends or make any other distributions that have been declared or made by Goodrich on such Goodrich common stock but not yet paid.

At the effective time of the merger, the stock transfer books of Goodrich will be closed and there will not be any further registration of transfers of any shares of Goodrich’s capital stock thereafter on the records of Goodrich. From and after the effective time of the merger, the holders of certificates and book-entry shares will cease to have any rights with respect to any Goodrich common stock, except as otherwise provided for in the merger agreement or by applicable law. If, after the effective time of the merger, certificates or book-entry shares (other than certificates or book-entry shares representing shares of Goodrich common stock held by UTC, Merger Sub, or any direct or indirect wholly owned subsidiary of UTC (other than Merger Sub), direct or indirect wholly owned subsidiary of Goodrich or direct or indirect wholly owned subsidiary of Merger Sub, and Goodrich common stock held in the treasury of Goodrich) are presented to the surviving corporation, they will be cancelled and exchanged for merger consideration. No interest will accrue or be paid on any cash payable upon the surrender of certificates or book-entry shares which immediately before the effective time of the merger represented the Goodrich common stock.

Promptly following the date which is one year after the effective time of the merger, the surviving corporation will be entitled to require the paying agent to deliver to it any cash, including any interest received with respect to such cash, and any certificates or other documents made available to the paying agent and not yet disbursed to holders of certificates or book-entry shares or previously delivered to the surviving corporation. Afterward, holders of certificates or book-entry shares will be entitled to look to the surviving corporation (subject to abandoned property, escheat or similar laws) only as general creditors of the surviving corporation with respect to the merger consideration payable upon due surrender of their certificates or book-entry shares, without any interest on such merger consideration. Notwithstanding the foregoing, none of UTC, the surviving corporation, any other subsidiary of UTC or the paying agent will be liable to any holder of certificates or book-entry shares for merger consideration delivered to a governmental entity pursuant to any applicable abandoned property, escheat or similar law.

Notwithstanding any provision in the merger agreement to the contrary, UTC, the surviving corporation and the paying agent will be entitled to deduct and withhold from amounts payable under the merger agreement, such amounts as are required to be withheld or deducted under any provision of the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable governmental entity, such withheld or deducted amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

If any certificate has been lost, stolen or destroyed, the paying agent will issue, in exchange for any lost, stolen or destroyed certificate, the merger consideration to be paid in respect of the Goodrich common stock represented by that certificate, provided that the person claiming such certificate to be lost, stolen or destroyed makes an affidavit of that fact and, if required by UTC or the surviving corporation, that person posts a bond in such reasonable amount as UTC or the surviving corporation, as the case may be, may direct as indemnity against any action that may be made against it with respect to such certificate.

If at any time during the period between the date of the merger agreement and the effective time of the merger, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of Goodrich occurs as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the merger consideration will be appropriately adjusted to provide UTC and the holders of Goodrich common stock the same economic benefit as contemplated by the merger agreement before such event. Goodrich may not take any action with respect to its securities that is prohibited by the terms of the merger agreement.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Goodrich, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement and enforceability of the merger agreement;

•	required governmental filings, approvals and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	absence of contraventions or conflicts with the organizational documents of Goodrich and its subsidiaries, and absence of violations of, conflicts with or defaults under certain contracts and permits in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	capital structure and equity securities;

•	accuracy and sufficiency of certain reports and financial statements filed with the SEC;

•	absence of certain “off-balance sheet arrangements”;

•	internal controls over financial reporting;

•	absence of certain changes or events and the conduct of business in the ordinary course of business consistent with past practice from January 1, 2011;

•	absence of undisclosed liabilities;

•	compliance with applicable laws (including anti-corruption laws), court orders and certain regulatory matters;

•	material contracts;

•	accuracy of the information in this proxy statement;

•	legal proceedings;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	real property;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	receipt of opinions from Goodrich’s financial advisors;

•	brokers’, finder’s and similar fees payable in connection with the merger and the other transactions contemplated by the merger agreement; and

•	the inapplicability of state takeover statutes.

The merger agreement also contains a number of representations and warranties made by UTC and Merger Sub, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	required governmental filings, approvals and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	absence of contraventions or conflicts with the organizational documents of UTC, Merger Sub and their respective subsidiaries, and absence of violations of, conflicts with or defaults under certain contracts and permits in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	“interested shareholder” (as defined in Section 912 of the NYBCL) status and the ownership of Goodrich common stock;

•	accuracy of information supplied to Goodrich specifically for inclusion or incorporation by reference in this proxy statement;

•	sufficiency of funds to pay the merger consideration and UTC’s financing commitment;

•	operations of Merger Sub since its formation;

•	legal proceedings; and

•	absence of the necessity of any vote of the stockholders or the holders of any other securities of UTC (equity or otherwise) to consummate the merger, except for the adoption of the plan of merger contained in the merger agreement by UTC as the sole stockholder of Merger Sub.

Significant portions of the representations and warranties of Goodrich, UTC and Merger Sub are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means, with respect to Goodrich, any event, occurrence, state of facts, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, a material adverse effect on (1) the ability of Goodrich to consummate the merger and the other transactions contemplated by the merger agreement or (2) the business, assets, results of operations or condition (financial or otherwise) of Goodrich and its subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (2) results from:

•	any changes in general United States or global economic conditions (including securities, credit, financial or other capital markets conditions), except to the extent such changes in conditions have a disproportionate effect on Goodrich and its subsidiaries, taken as a whole, relative to others in any industry in which Goodrich and its subsidiaries operate;

•	any changes in conditions generally affecting any of the industries in which Goodrich and its subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on Goodrich and its subsidiaries, taken as a whole, relative to others in any such industry;

•	any decline in the market price of the Goodrich common stock (although the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, and be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect);

•	any failure, in and of itself, by Goodrich to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (although the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and be taken into account in determining whether there has been or would reasonably be expected to be, a material adverse effect);

•	the public announcement of the merger or the other transactions contemplated by the merger agreement;

•	any change in law or GAAP (or authoritative interpretations thereof), except to the extent such changes have a disproportionate effect on Goodrich and its subsidiaries, taken as a whole, relative to others in any industry in which Goodrich and any of its subsidiaries operate;

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent such conditions or events have a disproportionate effect on Goodrich and its subsidiaries, taken as a whole, relative to others in any industry in which Goodrich and any of its subsidiaries operate; or

•	any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on Goodrich and its subsidiaries, taken as a whole, relative to others in any industry in which Goodrich and any of its subsidiaries operate.

Under the merger agreement, a material adverse effect means, with respect to UTC and Merger Sub, a material adverse effect on the ability of UTC and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement.

Covenants and Agreements

Operating Covenants

Goodrich has agreed, except (a) as expressly required by the merger agreement, (b) as set forth in Goodrich’s disclosure letter that accompanied the merger agreement, (c) as required by applicable law, or (d) as consented to in writing by UTC (which consent cannot be unreasonably withheld or delayed under certain specified circumstances), that during the period from the date of the merger agreement until the effective time of the merger, with certain exceptions:

•	Goodrich and its subsidiaries will conduct business only in the ordinary course of business consistent with past practice, and will use their reasonable best efforts to preserve intact their business organizations, assets and lines of business, keep available the services of their present officers and key employees and preserve intact their relationships with third parties, including customers and suppliers;

•	Goodrich will not amend its Restated Certificate of Incorporation or By-Laws and its subsidiaries will not amend their certificates of incorporation, bylaws or other comparable charter or organizational documents;

•	neither Goodrich nor any of its subsidiaries will (1) except for Goodrich’s regular quarterly cash dividend in respect of Goodrich common stock consistent with past practice (including with respect to the timing thereof) and not in excess of $0.29 per share, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock, (2) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of capital stock or other rights of Goodrich or any of its subsidiaries (including treasury stock), other than in respect of shares of Goodrich common stock issued pursuant to the exercise of options outstanding immediately before the date of the merger agreement, (3) split, combine or reclassify the Goodrich common stock or any other outstanding capital stock of Goodrich or any of the subsidiaries of Goodrich or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor or (4) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other rights of Goodrich or any of its subsidiaries;

•	except as required by applicable law or under the terms of any employee benefit plan of Goodrich immediately before the date of the merger agreement, Goodrich will not and will not permit its subsidiaries to (1) increase or agree to increase the compensation payable or to become payable to any current or former officers, directors, employees or consultants of Goodrich or any of its subsidiaries or pay any amount not required to be paid, except (a) for increases in annual base salaries in the ordinary course of business consistent with past and competitive markets practices, in an amount not to exceed 5% of such annual base salaries in effect immediately before the date hereof in the aggregate, or (b) in connection with the assumption by an officer or employee of Goodrich who is not a senior executive of Goodrich of materially new or additional material responsibilities and provided that the amounts so granted, combined with such officer’s or employee’s existing compensation and benefits, will not exceed the aggregate amount of compensation of a similarly situated officer or employee; (2) accelerate, amend or change the period of exercisability or vesting of options, stock purchase rights, restricted stock or other stock-based awards granted under any employee benefit plan of Goodrich, or authorize cash payments in exchange for any options, stock purchase rights, restricted stock or other stock-based awards granted under any employee benefit plan of Goodrich; (3) grant any new rights to severance or termination pay to, or enter into any new rights to employment or severance contracts with, any employees or officers; (4) establish, adopt, enter into or materially amend any collective bargaining agreement, or any other contract or work rule or practice with any labor union, labor organization or works council; (5) establish, adopt, enter into, materially amend or terminate any employee benefit plan of Goodrich or any plan, contract, policy or program that would be an employee benefit plan of Goodrich if in effect as of the date hereof (except for any amendments expressly permitted above under items (1) or (3) of this paragraph); or (6) fund (or agree to fund) any compensation or benefits under any employee benefit plan of Goodrich, including through a “rabbi” or similar trust;

•	neither Goodrich nor any of its subsidiaries will (1) incur or assume any indebtedness for borrowed money other than under certain of Goodrich’s existing revolving credit facilities or (2) except in the ordinary course of business consistent with past practices, (a) incur or assume any other form of indebtedness; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (c) make any loans, advances or capital contributions to, or investments in, any other person;

•	neither Goodrich nor any of its subsidiaries will (1) make, commit to make or authorize any capital expenditure or research and development expenditure, other than capital expenditures and research and development expenditures contemplated by Goodrich’s existing capital budget, a copy of which was furnished to UTC or (2) announce or implement any restructuring programs or transactions that would qualify as an exit or disposal activity under FASB Accounting Standards Codification Topic 420, including any programs or transactions that would, individually or in the aggregate, qualify as a restructuring as defined under International Account Standard (IAS) No. 37, other than as contemplated by Goodrich’s existing capital budget;

•	neither Goodrich nor any of its subsidiaries will (1) release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any legal proceeding (including any legal proceeding relating to the merger agreement or the merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the release, assignment, compromise, payment, discharge, waiver, settlement or satisfaction of (a) legal proceeding or other claims, liabilities or obligations reflected or reserved against in Goodrich’s financial statements (or the notes to Goodrich’s financial statements), in the case of this clause (a), in each case not materially in excess of the amount reflected or reserved in respect of such right, claim, liability or obligation, provided that any such amount in excess of the applicable amount reflected or reserved shall be counted toward and reduce the limits set forth in clause (b) below, or (b) claims, liabilities or obligations incurred since the date of Goodrich financial statements in the ordinary course of business consistent with past practice that involve amounts not to exceed $5,000,000 individually or $25,000,000 in the aggregate, in either case of clause (a) or clause (b), without the imposition of injunctive or other equitable relief on, or the admission of wrongdoing or a nolo contendere or similar plea by, Goodrich or any of its subsidiaries or (2) waive any claims of substantial value;

•	neither Goodrich nor any of its subsidiaries will change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or law;

•	neither Goodrich nor any of its subsidiaries will (1) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than the merger agreement); (2) acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; (3) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, other than, in the case of this clause (3), acquisitions of raw materials and inventory and sales of inventory in the ordinary course of business consistent with past practice; (4) take or omit to take any action that would cause any material intellectual property rights, including with respect to any registrations or applications for registration, to lapse, be abandoned or canceled, or fall into the public domain, other than actions or omissions in the ordinary course of business consistent with past practice; or (5) enter into a joint venture or partnership or similar third-party business enterprise

•	neither Goodrich nor any of its subsidiaries will enter into any contract that contains a put, call, right of first refusal, right of first negotiation, redemption, repurchase or similar right, contains a non-compete affecting Goodrich or its subsidiaries or affiliates (including UTC, following the merger), grants any material exclusivity rights to a third party, or contains “change of control” or similar provisions that would be implicated by the merger (and involves annual payments by or to Goodrich of greater than $5 million), or amend or terminate any such contract in any material respect, or grant any release or relinquishment of any material rights under, or renew, any such contract;

•	neither Goodrich nor any of its subsidiaries will make, change or revoke any material tax election; settle or compromise any material tax liability or refund; enter into any closing agreement within the meaning of Section 7121 of the Code (or any comparable provision of state, local or foreign law); agree to any adjustment of any material tax attribute; change any method of tax accounting or tax period; file any claim for a material refund of taxes; execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes; file any material amended tax return; or request any material tax ruling;

•	except to the extent necessary to take any actions that Goodrich or any third party would otherwise be permitted to take under the merger agreement, neither Goodrich nor any of its subsidiaries will take any action to exempt or make any person (other than UTC) or action (other than the transactions contemplated by the merger agreement) not subject to the provision of Section 912 of the NYBCL or any other potentially applicable anti-takeover or similar statute or regulation, or the provisions of Article Eleventh of Goodrich’s Restated Certificate of Incorporation; and

•	neither Goodrich nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation; Board Recommendation

Goodrich agreed to, and to cause each of its subsidiaries and their respective representatives to, immediately cease any solicitations, encouragements, discussions or negotiations with any parties that may be ongoing with respect to a takeover proposal and immediately instruct any party (and any such party’s representatives) to whom confidential information about Goodrich was furnished in connection with any actual or potential takeover proposal to return or destroy all such information or documents or material incorporating such information. Goodrich has also agreed that it will not, and will cause each of its subsidiaries and their respective representatives not to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any takeover proposal;

•	participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, any takeover proposal; or

•	approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar agreement in principle (whether written or oral, binding or nonbinding) with respect to any takeover proposal.

The merger agreement provides that, notwithstanding the restrictions described above, if, at any time from the date of the merger agreement until the approval of Goodrich shareholders described in this proxy statement has been obtained, Goodrich receives a bona fide, unsolicited written takeover proposal from any party, under circumstances not involving any breach of the no solicitation section of the merger agreement, and if the Board determines in good faith, after consultation with outside financial advisors and outside legal counsel, that the received takeover proposal constitutes or would reasonably be expected to lead to a superior proposal, then Goodrich may, directly or indirectly:

•	furnish, pursuant to a confidentiality agreement that contains provisions that are no less favorable to Goodrich than those contained in the confidentiality agreement between Goodrich and UTC, dated August 4, 2011, which is referred to as the confidentiality agreement, information (including non-public information) with respect to Goodrich and its subsidiaries to the party that has made the takeover proposal; however, Goodrich will promptly (but not later than 24 hours) provide to UTC any non-public information concerning Goodrich or any of its subsidiaries that is provided to any party given such access which was not previously provided to UTC or its representatives; and

•	participate in discussions or negotiations with such party regarding the takeover proposal.

Except as described above, Goodrich and its subsidiaries have agreed not to waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which any of them is a party. Goodrich has also agreed to, and to cause its subsidiaries to, enforce the standstill provisions of any such agreement, and Goodrich will, and will cause its subsidiaries to, immediately take all steps necessary to terminate any waiver that may have been granted prior to the date of the merger agreement under any such provisions.

Goodrich has also agreed to promptly (but not later than 24 hours after receipt) notify UTC orally and in writing of any takeover proposal, including the party making the takeover proposal, and provide copies to UTC of any proposals or documents relating to such takeover proposal. Goodrich has also agreed to keep UTC reasonably informed of any material developments, discussion or negotiations regarding any takeover proposal (including by promptly (but not later than 24 hours) providing copies of any additional or revised documents) and, upon request, to apprise UTC of the status of such takeover proposal. Goodrich and its subsidiaries will not enter into any agreement after the date of the merger agreement, which prohibits Goodrich from providing any information to UTC as described above.

Subject to the provisions described below, the Board has unanimously agreed to recommend that Goodrich’s shareholders adopt the merger agreement. Notwithstanding the foregoing restrictions, the Board may make an adverse recommendation change or terminate the merger agreement in accordance with its terms if, after receiving a bona fide, unsolicited takeover proposal, the Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that:

•	in light of such takeover proposal, the failure to make an adverse recommendation change or to terminate the merger agreement would reasonably be likely to be a violation of the Board’s fiduciary duties to Goodrich’s shareholders under applicable law, and

•	such takeover proposal constitutes a superior proposal;

however, before making an adverse recommendation change or terminating the merger agreement:

•	Goodrich must give UTC at least five calendar days’ prior written notice of its intention to take such action accompanied by an unredacted copy of the superior proposal, an unredacted copy of the relevant proposed transaction agreements and an unredacted copy of any related financing commitments (including redacted fee letters) and a written summary of the material terms of any superior proposal not made in writing, including any financing commitments relating to such superior proposal;

•	during the notice period, Goodrich must negotiate, and must cause its representatives to negotiate, in good faith with UTC to the extent UTC wishes to negotiate, to enable UTC to propose revisions to the terms of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal;

•	following the end of the notice period, the Board must consider in good faith any revisions to the terms of the merger agreement proposed in writing by UTC, and must determine, after consultation with its outside financial advisors and outside legal counsel, that the superior proposal would nevertheless continue to constitute a superior proposal if the revisions proposed were to be given effect;

•	in the event of each and every change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of the superior proposal, Goodrich must, in each case, deliver to UTC an additional notice as described above and a new notice period as described above must commence (except that the five calendar day notice period referred to above will instead be equal to the longer of three business days and the period remaining under the previous notice period) during which time Goodrich must comply with the requirements outlined above with respect to the additional notice; and

•	Goodrich must have complied in all material respect with its obligations described above.

Any purported termination of the merger agreement will be void unless Goodrich terminates in accordance with the terms of the merger agreement and, as a condition precedent to any such Goodrich termination, Goodrich must pay UTC the applicable termination fee before or concurrently with the termination, as described below.

Notwithstanding the restrictions discussed above and not in response to any takeover proposal or superior proposal, the Board may also change or publicly propose to change, in a manner adverse to UTC, its recommendation regarding adoption of the merger agreement, if, in response to an intervening event that occurs after the date of the merger agreement and does not relate to a takeover proposal or superior proposal and that was not known by the Board as of the date of the merger agreement, but which becomes known by the Board prior to approval of the merger agreement by Goodrich’s shareholders, the Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to change its recommendation would be reasonably likely to be a violation of its fiduciary duties to Goodrich’s shareholders under applicable law; however, before taking such action:

•	the Board must give UTC at least five calendar days’ prior written notice of its intention to change its recommendation and a reasonable description of the intervening event that serves as the basis of the change in recommendation;

•	Goodrich must negotiate, and must cause its representatives to negotiate, in good faith with UTC during the notice period, to the extent UTC wishes to negotiate, to enable UTC to propose revisions to the terms of the merger agreement in such a manner that would obviate the need for changing the recommendation;

•	at the end of the notice period, the Board must consider in good faith any revisions to the terms of the merger agreement proposed in writing by UTC, and must determine in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to change its recommendation would nevertheless reasonably be likely to be a violation of the Board’s fiduciary duties to Goodrich’s shareholders under applicable law if the revisions proposed were to be given effect; and

•	in the event of each and every change to the material facts and circumstances relating to the intervening event, Goodrich must, in each case, deliver to UTC an additional notice consistent with that described above and a new notice period as described above will commence (except that the five calendar day period notice period referred to above will instead be equal to the longer of (1) three business days and (2) the period remaining under the previous notice period) during which time Goodrich must comply with the requirements outlined above with respect to the additional notice.

Nothing in the merger agreement prohibits Goodrich or the Board from taking and disclosing to Goodrich’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other similar disclosure to Goodrich’s shareholders if, in the Board’s determination in good faith after consultation with outside counsel, the failure to so disclose would be inconsistent with the Board’s fiduciary duties to Goodrich’s shareholders under applicable law or its obligations under applicable federal securities law. However, any such position or disclosure will be deemed to be an adverse recommendation change unless the Board expressly and concurrently reaffirms its prior recommendation in favor of adopting the merger agreement.

For purposes of this proxy statement and the merger agreement, a “takeover proposal” means (1) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Goodrich, (2) any inquiry, proposal or offer (including tender or exchange offers) to acquire in any manner, directly or indirectly, more than 20% of the outstanding Goodrich common stock or securities of Goodrich representing more than 20% of the voting power of Goodrich or (3) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any subsidiary of Goodrich), directly or indirectly, assets or businesses of Goodrich or its subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of Goodrich, in each case, other than the merger and the transactions contemplated by the merger agreement.

For the purpose of this proxy statement and the merger agreement, a “superior proposal” means a bona fide, unsolicited written takeover proposal (1) that if consummated would result in a third party (or in the case of a direct merger between such third party and Goodrich, the shareholders of such third party) acquiring, directly or indirectly, more than 80% of the outstanding Goodrich common stock or all or substantially all the assets of Goodrich and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (2) that the Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such takeover proposal, (3) that the Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisor (taking into account any changes to the merger agreement proposed by UTC in response to such takeover proposal, and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the party making such proposal, and the merger agreement), is more favorable to the shareholders of Goodrich from a financial point of view than the merger, and (4) the definitive documentation in respect of which does not contain any due diligence or financing condition.

For purposes of this proxy statement and the merger agreement, an “adverse recommendation change” means any action by Goodrich such that it (1) fails to include the Board’s recommendation to Goodrich’s shareholders in favor of adopting the merger agreement in this proxy statement, (2) changes, qualifies, withholds, withdraws or modifies, or authorizes or publicly proposes to change, qualify, withhold, withdraw or modify, in a manner adverse to UTC, the Board’s recommendation to Goodrich’s shareholders in favor of adopting the merger agreement, (3) takes any formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Board’s recommendation to Goodrich’s shareholders in favor of adopting the merger agreement) or (4) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend to its shareholders a takeover proposal.

Meeting of Our Shareholders

We have agreed to, as promptly as practicable after the date of the merger agreement, duly call, set a record date for, give notice of, convene and hold a special meeting of our shareholders for the purpose of considering and taking action upon the adoption of the merger agreement, which meeting is the subject of this proxy statement.

Reasonable Best Efforts and Certain Pre-Closing Obligations

UTC, Merger Sub and Goodrich have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by the merger agreement, including using reasonable best efforts in:

•	the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by the merger agreement;

•	the satisfaction of the other parties’ conditions to consummating the transactions contemplated by the merger agreement;

•	taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity (which actions will include furnishing all information required under the HSR Act and in connection with approvals of or filings with any governmental entity responsible for or having jurisdiction over antitrust, competition, trade regulation, foreign investment and/or national security or defense matters) required to be obtained or made in connection with the transactions contemplated by the merger agreement or the taking of any action contemplated by the merger agreement;

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement;

•	the fulfillment of all conditions precedent to the merger; and

•	not taking any action after the date of the merger agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity necessary to be obtained before the closing of the merger.

In addition, UTC and Goodrich have each agreed to:

•	keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement;

•	work cooperatively in obtaining all required consents, authorizations, orders, approvals and exemptions from any governmental entity, including by working cooperatively in connection with any sales or dispositions of assets or businesses if and to the extent undertaken pursuant to the provisions of the merger agreement;

•	use reasonable best efforts to file, as promptly as practicable (but in any event no later than fifteen business days after the date of the merger agreement), notifications under the HSR Act and to file, as promptly as practicable, any other filings or notifications under applicable United States federal, state, foreign or supranational laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that provide for review of foreign investment and/or national security or defense matters, which United States federal, state, foreign or supranational laws are referred to as the regulatory laws;

•	in the event that the parties receive a request for information or documentary materials following the HSR Act filing, which is referred to as a second request, and/or the transactions contemplated by the merger agreement are subject to “second phase” review following any filing, notice, petition, statement, registration, submission of information, application or similar filing required by any other regulatory law or by any governmental entity, responsible for or having jurisdiction over antitrust, competition, trade regulation, foreign investment and/or national security or defense matters, use their respective reasonable best efforts to respond to such second request and/or second phase review, as applicable, as promptly as possible;

•	use all reasonable best efforts to resolve any objections that may be asserted by any governmental entity with respect to the transactions contemplated by the merger agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other regulatory laws;

•	cooperate and use all reasonable best efforts to vigorously contest and resist any action instituted (or threatened to be instituted) challenging any of the transactions contemplated by the merger agreement as violative of any regulatory laws, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the merger or any other transactions contemplated by the merger agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal; and

•	use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other regulatory laws with respect to the transactions contemplated by the merger agreement as promptly as possible after the execution of the merger agreement.

Furthermore, UTC and Goodrich have each agreed to take all actions necessary to eliminate every impediment under any regulatory laws so as to enable the closing of the merger to occur as soon as reasonably possible (and in any event no later than the outside date), including:

•	proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Goodrich, UTC and their respective subsidiaries; and

•	otherwise taking or committing to take actions that after the date of the closing of the merger would limit UTC’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Goodrich, UTC and their respective subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any action under any regulatory laws, which would otherwise have the effect of preventing the closing of the merger, and in that regard UTC and, if and only if requested by UTC, Goodrich will agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, UTC’s, Goodrich’s or their respective subsidiaries’ ability to retain, any of the businesses, product lines or assets of Goodrich, UTC or any of their respective subsidiaries;

however, any such action will be conditioned upon the consummation of the merger, and notwithstanding anything to the contrary set forth in the merger agreement, UTC will not be required to take, or agree or commit to take, any such action that, in the reasonable judgment of UTC, would constitute or reasonably be expected to result in the sale, divestiture or disposal of, or the holding separate of or direct or indirect operational or ownership restrictions on, businesses, product lines or assets of Goodrich, UTC or their respective subsidiaries generating revenues (including for both UTC and its subsidiaries and Goodrich and its subsidiaries) for the fiscal year ended December 31, 2010 in excess of $900 million in the aggregate (excluding any revenues of Goodrich from the Aero Engine Controls joint venture, as constituted on the date of the merger agreement, if Goodrich’s interest in that joint venture is sold pursuant to a contractual obligation of Goodrich existing as of the date of the merger agreement).

Notwithstanding the agreements of UTC, Merger Sub and Goodrich discussed above, the parties have agreed that it is UTC’s sole right to devise the strategy for any filing, notice, petition, statement, registration, submission of information, application or similar filing discussed above.

Access to Information; Confidentiality

Subject to the confidentiality agreement and applicable law relating to the sharing of information, Goodrich has agreed to:

•	provide, and cause its subsidiaries to provide, UTC and its representatives, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, reasonable access during normal business hours to Goodrich’s and its subsidiaries’ respective properties, books, contracts, commitments, personnel and records and such other information as UTC reasonably requests with respect to Goodrich and its subsidiaries and their respective businesses, financial condition and operations; and

•	request its and its subsidiaries’ respective representatives to cooperate with UTC with respect to the foregoing.

However, nothing in the merger agreement requires Goodrich or any of its subsidiaries to disclose any information to UTC or its representatives that would cause a violation of any material contract to which Goodrich or any of its subsidiaries is a party, would cause a risk of a loss of privilege to Goodrich or any of its subsidiaries, or would constitute a violation of applicable laws. However, no investigation of Goodrich’s business will affect any representation or warranty given by Goodrich under the merger agreement or certain ancillary documents, or otherwise limit or affect the remedies available under the merger agreement to UTC; and competitively sensitive material (reasonably designated by Goodrich as such) may be provided in accordance with heightened confidentiality procedures. UTC will and will cause UTC’s controlled affiliates and representatives to keep confidential any non-public information received from Goodrich, its affiliates or representatives, directly or indirectly, pursuant to the terms of the merger agreement in accordance with the confidentiality agreement.

Indemnification and Insurance

Under the merger agreement, from the effective time of the merger, the surviving corporation must, and UTC must cause the surviving corporation to, to the fullest extent permitted under the NYBCL, honor Goodrich’s obligations existing immediately prior to the date of the merger agreement to indemnify and hold harmless each indemnified party, in accordance with the terms of Goodrich’s Restated Certificate of Incorporation and By-laws and all indemnification agreements with indemnified parties, in each case in effect immediately before the date of the merger agreement.

Before the closing of the merger, Goodrich must purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy, providing, for a period of six years after the effective time of the merger, Goodrich’s current and former directors and officers (as defined to mean those persons insured under Goodrich’s existing officers’ and directors’ liability insurance policy) with insurance and indemnification policy coverage for events occurring at or before the effective time of the merger that is no less favorable than the existing policy (including that such purchase does not result in any gaps or lapses in coverage with respect to matters occurring before the effective time of the merger). However, Goodrich will not pay an aggregate amount for the officers’ and directors’ liability insurance policy in excess of 300% of the current aggregate annual premium paid by Goodrich for the existing policy, but in such case will purchase such coverage under a six-year “tail” prepaid policy as will then be available at an aggregate cost no greater than 300% of such rate). From and after the effective time of the merger, UTC will continue to honor its obligations under the officers’ and directors’ liability insurance policy and will not cancel nor take any action or omit to take any action that would result in the cancellation thereof.

The certificate of incorporation and by-laws of the surviving corporation will contain the provisions with respect to indemnification set forth in the Restated Certificate of Incorporation and By-Laws of Goodrich. The

surviving corporation has agreed that those provisions will not be amended, modified or otherwise repealed for a period of six years from the effective time of the merger in any manner that would adversely affect any individual who at the effective time of the merger is an indemnified party, unless such modification is required after the effective time of the merger by law and then only to the minimum extent required by such law.

The rights of each indemnified party under the merger agreement are in addition to any rights conveyed by the Restated Certificate of Incorporation and By-Laws (or other governing documents) of Goodrich and any of its subsidiaries, the NYBCL, any other applicable laws or any agreement of any indemnified party with Goodrich or any of its subsidiaries. These rights will survive consummation of the merger and are intended to benefit, and will be enforceable by, each indemnified party.

In the event that UTC or Goodrich or any of their respective successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Goodrich assume the indemnification obligations set forth in the merger agreement.

Employee Benefits Matters

The merger agreement provides that for one year following the effective time of the merger, employees of Goodrich and its subsidiaries, other than employees subject to a collective bargaining agreement, will receive compensation and benefits (excluding equity compensation) that are substantially equivalent in the aggregate to the compensation and benefits (excluding equity compensation) provided to those employees immediately prior to the effective time of the merger.

The merger agreement also provides that if the employment of an employee of Goodrich or its subsidiaries is terminated within one year following the effective time of the merger, the employee will receive severance payments and benefits determined under the severance arrangement applicable to the employee as of September 21, 2011. However, employees subject to a Management Continuity Agreement would instead receive severance payments and benefits as set forth in the applicable Management Continuity Agreement, and employees subject to a collective bargaining agreement would receive severance payments and benefits under the applicable collective bargaining agreement.

The merger agreement also provides that with certain exceptions service credit will be provided to Goodrich employees for purposes of vesting, eligibility to participate and benefit accrual under the employee benefit plans of UTC and its subsidiaries.

In addition, pursuant to the merger agreement, UTC will grant equity awards in respect of UTC’s common stock to the Goodrich employees who were granted equity awards in respect of Goodrich common stock in the first quarter of 2011, on terms and conditions generally consistent with the UTC equity compensation program for grants made by UTC in the first quarter of 2012. However, if the closing of the merger does not occur on or prior to August 31, 2012, in lieu of the grants contemplated by the prior sentence, Goodrich may make similar grants of equity-based or cash-based awards, so long as (1) the aggregate grant date fair value of those awards does not exceed the aggregate grant date fair value of the equity-based awards granted to Goodrich employees in the first quarter of 2011, and (2) the vesting and allocations of those awards is substantially equivalent to the vesting and allocations of the equity-based awards of Goodrich granted to those Goodrich employees in the first quarter of 2011, but the awards will not provide for vesting or payment in connection with the transactions contemplated by the merger agreement.

The provisions described above are solely for the benefit of the parties to the merger agreement and do not confer upon any individual any rights or remedies, including any right to employment or compensation or benefits of any nature or kind whatsoever. Nothing in the merger agreement amends any plan or arrangement of Goodrich or UTC or limits the rights of Goodrich or UTC to amend or terminate any of their respective plans or arrangements.

Additional Agreements

The merger agreement contains additional agreements between Goodrich and UTC relating to, among other things:

•	consultations regarding public announcements;

•	notification of certain matters;

•	compliance of Merger Sub with all of its obligations under or related to the merger agreement;

•	cooperation by Goodrich in connection with any financing by UTC; and

•	participation by UTC in any legal proceeding against Goodrich and/or its directors or officers related to the transactions contemplated by the merger agreement.

Conditions of the Merger

The obligation of each party to the merger agreement to effect the merger is subject to the satisfaction or waiver on or before the closing date of the merger of each of the following conditions:

•	adoption of the merger agreement by Goodrich’s shareholders;

•	(1) the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act will have expired or been terminated, and (2) all other filings with or permits, authorizations, consents and approvals of or expirations of waiting periods imposed pursuant to any other applicable regulatory laws required to consummate the merger will have been obtained or filed or will have occurred; and

•	no order or law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other governmental entity, or other legal restraint or prohibition will be in effect preventing or prohibiting the consummation of the merger.

The obligation of UTC and Merger Sub to effect the merger is further subject to the satisfaction, or waiver by UTC and Merger Sub, on or before the closing date of the merger of the following conditions:

•	(1) the representations and warranties of Goodrich relating to Goodrich’s authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement, Goodrich’s capitalization and the inapplicability of state anti-takeover statutes must be true and correct in all respects (except for any de minimis inaccuracy) both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (2) each of the other representations and warranties of Goodrich must be true and correct in all respects (without giving effect to any materiality or “material adverse effect” qualifications contained therein) both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this subclause (2), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on Goodrich;

•	performance of or compliance with the covenants and agreements contained in the merger agreement to be performed or complied with by Goodrich before or on the closing date of the merger to the extent specified in the merger agreement;

•	delivery to UTC of a certificate signed by our chief executive officer and chief financial officer certifying to the satisfaction of the two immediately above-mentioned conditions;

•	no action will have been instituted or be pending by any governmental entity (1) seeking an order that would result in, or would reasonably be expected to result in the sale, divestiture or disposal of, or the holding separate of or direct or indirect operational or ownership restrictions on, businesses, product lines or assets of Goodrich, UTC or their respective subsidiaries generating revenues for the fiscal year ended December 31, 2010 in excess of $900 million in the aggregate (excluding any revenues of Goodrich from the Aero Engine Controls joint venture, as constituted on the date of the merger agreement, if Goodrich’s interest in that joint venture is sold pursuant to a contractual obligation of Goodrich existing as of the date of the merger agreement) or (2) that would reasonably be expected to result in any legal restraint or prohibition preventing or prohibiting the consummation of the merger; and

•	since January 1, 2011, there will not have been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Goodrich.

The obligation of Goodrich to effect the merger is further subject to the satisfaction or waiver by Goodrich, on or before the closing date of the merger, of the following conditions:

•	(1) the representations and warranties of UTC relating to UTC’s and Merger Sub’s authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement must be true and correct in all respects (except for any de minimis inaccuracy) both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (2) each of the other representations and warranties of UTC and Merger Sub set forth herein shall be true and correct in all respects (without giving effect to any materiality or “material adverse effect” qualifications contained therein) both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this subclause (2), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the ability of UTC and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;

•	performance of or compliance with the covenants and agreements contained in the merger agreement to be performed or complied with by UTC before or on the closing date of the merger to the extent specified in the merger agreement;

•	delivery to Goodrich of a certificate signed by UTC’s chief executive officer and chief financial officer certifying to the satisfaction of the two immediately above-mentioned conditions.

Termination

Goodrich, UTC and Merger Sub may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement and abandon the merger. Also, either UTC or Goodrich may terminate the merger agreement and abandon the merger without the consent of the other before the effective time of the merger if:

•	the merger has not been consummated on or before September 21, 2012 (referred to as the outside date); however, if all conditions to the closing of the merger other than certain regulatory approval or governmental action conditions discussed above are fulfilled on September 21, 2012 or are then capable of being fulfilled, then the outside date will, without any action on the part of the parties to the merger agreement, be extended to March 21, 2013. Moreover, the party seeking to terminate the merger agreement for failure to close by the outside date must have used all reasonable best efforts to cause certain regulatory approval and governmental action conditions discussed above to be satisfied consistent with that party’s obligations as described in “— Reasonable Best Efforts and Certain Pre-Closing Obligations,” beginning on page [ • ];

•	(1) any governmental entity that must grant a consent, permit or termination in connection with the merger has denied such grant and such denial has become final and non-appealable or (2) a permanent injunction or other order which is final and nonappealable has been issued prohibiting consummation of the merger; however, the party seeking to terminate the merger agreement on either of these grounds must have used all reasonable best efforts to obtain the relevant consent, permit or termination, or to prevent the entry of the relevant permanent injunction or other order consistent with that party’s obligations as described in “— Reasonable Best Efforts and Certain Pre-Closing Obligations,” beginning on page [ • ]; or

•	Goodrich’s shareholders fail to adopt the merger agreement at the special meeting (including any adjournments and postponements thereof).

Goodrich can additionally terminate the merger agreement:

•	before the adoption of the merger agreement by Goodrich’s shareholders in order to concurrently enter into a definitive agreement with respect to a superior proposal; however, Goodrich must have fulfilled its obligations related to takeover proposals and superior proposals discussed above and must have paid or must concurrently pay to UTC the termination fee described in “— Termination Fee,” beginning on page [ • ]; or

•	if UTC or Merger Sub has breached or failed to perform or comply with any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure of the related condition discussed in “— Conditions of the Merger” beginning on page [ • ] and cannot be cured by the outside date, or, if capable of being cured by the outside date, is not cured within 30 calendar days after UTC receives written notice of the breach (so long as Goodrich is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

UTC can additionally terminate the merger agreement if:

•	the Board has made an adverse recommendation change or has otherwise changed, qualified, withheld, withdrawn or modified its recommendation in favor of adoption of the merger agreement in a manner adverse to UTC;

•	Goodrich has breached its non-solicitation obligations under the merger agreement in any material respect; or

•	Goodrich has breached or failed to perform or comply with any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure of the related condition discussed in “— Conditions of the Merger” beginning on page [ • ] and cannot be cured by the outside date, or, if capable of being cured by the outside date, is not cured within 30 calendar days after Goodrich receives written notice of the breach (so long as UTC is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

A terminating party must provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one reason for termination discussed above is available to a terminating party in connection with a termination, that terminating party may rely on any or all available reasons for any such termination.

Termination Fee

Pursuant to the merger agreement, Goodrich will be required to pay UTC a termination fee equal to $500 million, if the merger agreement is terminated:

•	by UTC if (1) the Board has made an adverse recommendation change or has otherwise changed, qualified, withheld, withdrawn or modified its recommendation in favor of adoption of the merger agreement in a manner adverse to UTC or (2) Goodrich has breached its non-solicitation obligations under the merger agreement in any material respect;

•	by Goodrich on the ground that the merger has not been consummated on or before the outside date and, at the time of such termination, (1) our shareholders have not adopted the merger agreement at the special meeting (including any adjournments and postponements thereof) and (2) UTC would have been permitted to terminate the merger agreement because (a) the Board has made an adverse recommendation change or otherwise changed, qualified, withheld, withdrawn or modified its recommendation in favor of adoption of the merger agreement in a manner adverse to UTC or (b) Goodrich has breached its non-solicitation obligations under the merger agreement in any material respect;

•	by Goodrich before the adoption of the merger agreement by the Goodrich shareholders, in order to concurrently enter into a definitive agreement with respect to a superior proposal; or

•	by either UTC or Goodrich if (1) the merger has not been consummated on or before the outside date or (2) our shareholders fail to adopt the merger agreement at the special meeting (including any adjournments and postponements thereof) and (a) before such termination a takeover proposal has been publicly announced or has become publicly known (or, in the case of a termination for failure to consummate by the outside date, otherwise made known to the Board) and has not been withdrawn and (b) at any time on or before the twelve month anniversary of such termination Goodrich or any of its subsidiaries enters into a definitive agreement with respect to any takeover proposal or the transactions contemplated by any takeover proposal are consummated (with all references to 20% in the definition of takeover proposal replaced with 40% for purposes of this provision).

If UTC terminates the merger agreement because Goodrich breaches any of its representations, warranties, agreements or covenants contained in the merger agreement, such that the breach gives rise to the failure of the related condition and is not cured as described above, then Goodrich must reimburse UTC, up to an aggregate of $50 million, for all of the documented out-of-pocket fees and expenses incurred by UTC or its affiliates, including (1) all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), experts and consultants and (2) all fees and expenses payable to banks, investment banking firms and other financial institutions (and their respective counsel and representatives) in connection with arranging or providing financing, and any other expenses otherwise allocated to UTC, in connection with the merger agreement and the transactions contemplated in the merger agreement.

If we fail to pay in a timely manner any amount due as described above, then (1) Goodrich will reimburse UTC for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related actions commenced by or against UTC and (2) Goodrich will pay to UTC interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2%.

Effect of Termination

If the merger agreement is terminated by us or UTC in accordance with its terms, the merger agreement will become void and of no effect, with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to the merger agreement. If such termination, however, results from a willful and material breach of the merger agreement by any party, such party will not be relieved of any liability to the other parties as a result of such willful and material breach. In the event the merger agreement is terminated, certain provisions of the merger agreement, including but not limited to those related to publicity and termination fees, and the provisions pursuant to the confidentiality agreement will survive the termination.

Amendment

Subject to applicable law, the merger agreement may be amended by the parties to the merger agreement by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the closing of the merger, whether before or after adoption of the merger agreement by the shareholders of Goodrich and Merger Sub. The merger agreement may only be amended by a written instrument signed by the parties to the merger agreement.

Extension; Waiver

At any time before the effective time of the merger, any party to the merger agreement may (1) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (2) waive any inaccuracies in the representations and warranties by the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

HISTORICAL MARKET PRICES AND DIVIDEND INFORMATION

Shares of Goodrich common stock are listed for trading on the NYSE under the Symbol “GR.” The following table sets forth, for the fiscal quarters indicated, on a per share basis, the high and low sale prices for Goodrich common stock for the periods indicated as reported on the NYSE composite transactions reporting system, and the cash dividends declared on Goodrich common stock for these periods. As of [ • ], the most recent practicable date before this proxy statement was printed, there were approximately [ • ] holders of Goodrich common stock.

	High	Low	Dividend
	($)	($)	($)

Fiscal Year Ended December 31, 2009
First Quarter	41.67	29.95	.25
Second Quarter	55.34	35.69	.25
Third Quarter	57.98	47.36	.25
Fourth Quarter	65.93	51.97	.27
Fiscal Year Ended December 31, 2010
First Quarter	72.80	60.10	.27
Second Quarter	77.89	63.17	.27
Third Quarter	75.77	64.44	.27
Fourth Quarter	88.60	72.93	.29
Fiscal Year Ending December 31, 2011
First Quarter	93.09	80.88	.29
Second Quarter	95.50	83.59	.29
Third Quarter through [ • ]	[ • ]	[ • ]	.29

The closing price of the shares of Goodrich common stock on the NYSE on September 15, 2011, the last full trading day prior to the first published report of a rumor that UTC was considering a possible transaction involving Goodrich, was $86.48 per share, and on September 21, 2011, the last full trading day prior to the announcement of the merger, was $109.49 per share. On [ • ], the most recent practicable date before this proxy statement was printed, the closing price for the shares of Goodrich common stock on the NYSE was $[ • ] per share.

Goodrich’s debt agreements contain various restrictive covenants that, among other restrictions, place limitations on the payment of cash dividends and our ability to repurchase our capital stock. Under the most restrictive of these agreements, $[ • ] million of income retained in the business and additional capital was free from such limitations at [ • ]. In connection with the merger, Goodrich agreed not to declare or pay any dividend or other distribution with respect to its capital stock, except for Goodrich’s regular quarterly cash dividend for its common stock consistent with past practice and not in excess of $0.29 per share.

Following the merger there will be no further market for Goodrich common stock.

GOODRICH COMMON STOCK OWNERSHIP

Security Ownership of Directors and Named Executive Officers

The following table contains information with respect to the number of shares of common stock beneficially owned by our directors and executive officers as of [ • ]:

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)(2)(3)	Class(4)

John J. Carmola	108,054	*
Carolyn Corvi	1,056	*
Diane C. Creel	8,770	*
Harris E. DeLoach, Jr.	28,673	*
Cynthia M. Egnotovich	170,606	*
James W. Griffith	3,418	*
William R. Holland	16,086	*
John P. Jumper	0	*
Scott E. Kuechle	117,740	*
Marshall O. Larsen	343,259	*
Terrence G. Linnert	195,001	*
Lloyd W. Newton	275	*
Alfred M. Rankin, Jr.	10,682	*
Directors and executive officers as a group (17 persons)	1,342,315	1.07%

*	Less than 1%.

(1)	Includes the approximate number of shares of common stock credited to the individuals’ accounts in the Goodrich Employee’s Savings Plan or similar plans of Goodrich’s subsidiaries. Includes shares not presently owned by the executive officers but which are subject to stock options exercisable within 60 days as follows: Mr. Carmola, 70,499 shares; Ms. Egnotovich, 105,500 shares; Mr. Kuechle, 89,566 shares; Mr. Larsen, 203,333 shares; Mr. Linnert, 166,333 shares; and all executive officers as a group, 908,715 shares.

Includes phantom shares awarded to our directors under the Outside Director Deferral Plan and the Directors’ Deferred Compensation Plan that are paid out in common stock following termination of service as a director, as follows: Ms. Creel, 8,564 shares; Mr. DeLoach, 27,673 shares; Mr. Griffith, 2,218 shares; Mr. Holland, 5,229 shares; Mr. Rankin, 9,682 shares; and all directors as a group, 53,366 shares.

(2)	Excludes restricted stock units as to which the executive officers have no voting or investment power as follows: Mr. Carmola, 48,275 units; Ms. Egnotovich, 48,275 units; Mr. Kuechle, 31,650 units; Mr. Larsen, 118,000 units; Mr. Linnert, 37,775 units; and all executive officers as a group, 395,125 units.

Excludes phantom shares awarded to our directors under the Outside Director Phantom Share Plan and the Directors’ Phantom Share plan that are paid out in cash following termination of service as a director, as follows: Ms. Corvi, 2,591 shares; Ms. Creel, 25,257 shares; Mr. DeLoach, 19,120 shares; Mr. Griffith, 17,198 shares; Mr. Holland, 22,672 shares; Gen. Jumper, 9,367 shares; Gen. Newton, 7,937 shares; Mr. Rankin, 18,263 shares; and all directors as a group, 119,814 shares.

(3)	Each person has sole voting and investment power with respect to common stock beneficially owned by such person, except as described in note (1) above, except that Ms. Corvi has shared voting and investment power with respect to 1,056 shares; Mr. Griffith has shared voting and investment power with respect to 1,200 shares; Mr. Kuechle has shared voting and investment power with respect to 956 shares; Mr. Larsen has shared voting and investment power with respect to 13,900 shares; Mr. Linnert has shared voting and investment power with respect to 14,373 shares; and all directors and executive officers as a group have shared voting and investment power with respect to 31,763 shares.

(4)	Applicable percentage ownership is based on 125,222,805 shares of common stock outstanding at October 10, 2011 (excluding 14,000,000 shares held by a wholly owned subsidiary).

Security Ownership of Certain Owners

The following table contains information known to us with respect to persons who are the beneficial owners of more than 5% of our Common Stock as of January 31, 2011.

		Percent of
Name and Address of Beneficial Owner	Amount	Class(1)

FMR LLC(2)	7,408,125	5.9%
82 Devonshire Street,
Boston, Massachusetts 02109
“Mandel”(3)	6,504,218	5.2%
Lone Spruce L.P.
Two Greenwich Plaza
Greenwich, Connecticut 06830
Lone Balsam, L.P.
Two Greenwich Plaza
Greenwich, Connecticut 06830
Lone Sequoia, L.P.
Two Greenwich Plaza
Greenwich, Connecticut 06830
Lone Cascade, L.P.
Two Greenwich Plaza
Greenwich, Connecticut 06830
Lone Sierra, L.P.
Two Greenwich Plaza
Greenwich, Connecticut 06830
Lone Pine Associates LLC
Two Greenwich Plaza
Greenwich, Connecticut 06830
Lone Pine Members LLC
Two Greenwich Plaza
Greenwich, Connecticut 06830
Lone Pine Capital LLC
Two Greenwich Plaza
Greenwich, Connecticut 06830
Stephen F. Mandel, Jr.
Two Greenwich Plaza
Greenwich, Connecticut 06830

(1)	Applicable percentage ownership is based on 125,222,805 shares of common stock outstanding at October 10, 2011 (excluding 14,000,000 shares held by a wholly owned subsidiary).

(2)	This information is based on a Schedule 13G filed with the SEC on February 11, 2011 by FMR LLC, in which it reported sole voting power as of December 31, 2010 as to 144,369 shares and sole dispositive power as to 7,408,125 shares.

(3)	This information is based on a Schedule 13G filed with the SEC on August 15, 2011 by Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P., Lone Cascade, L.P., Lone Sierra, L.P., Lone Pine Associates LLC, Lone Pine Members LLC, Lone Pine Capital LLC and Stephen F. Mandel, Jr. As reported in such filing, Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P., Lone Cascade, L.P., Lone Sierra, L.P., Lone Pine Associates LLC, Lone Pine Members LLC, Lone Pine Capital LLC and Stephen F. Mandel, Jr. have shared voting power and shared disposition power as to 6,504,218 shares of common stock. Lone Pine Associates, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Members, the general partner of Lone Cascade and Lone Sierra, has the power to direct the affairs of Lone Cascade and Lone Sierra, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Capital, the investment manager of Lone Cypress, Lone Kauri and Lone Monterey Master Fund, has the power to direct the receipt of dividends from or the proceeds of the sale of shares held by Lone Cypress, Lone Kauri and Lone Monterey Master Fund. Mr. Mandel is the Managing Member of each of Lone Pine Associates, Lone Pine Members and Lone Pine Capital and in that capacity directs their operations.

ADDITIONAL INFORMATION

Goodrich files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxy statements and other information about issuers like Goodrich who file electronically with the SEC. The address of that site is http://www.sec.gov. Goodrich SEC filings are also available, free of charge, on our website, at http://www.Goodrich.com.

You should rely only on the information contained in or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [ • ]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to Goodrich shareholders nor the payment of cash in the merger shall create any implication to the contrary.

We incorporate by reference into this proxy statement the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this document until the date of the special meeting. The information incorporated by reference is an important part of this proxy statement. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

Securities and Exchange Commission Filings

Commission File Number 1-05111	Period

Annual Report on Form 10-K	Year ended December 31, 2011 (filed on February 15, 2011)
Definitive Proxy Statement	For annual meeting on April 19, 2011 (filed on March 10, 2011)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2011 (filed on April 21, 2011) and June 30, 2011 (filed on July 22, 2011)
Current Reports on Form 8-K	Filed on February 16, 2011, April 1, 2011, April 21, 2011, May 23, 2011, June 8, 2011, July 21, 2011, September 22, 2011 and October 19, 2011

GOODRICH WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, ITS SCHEDULES AND LIST OF ITS EXHIBITS. REQUESTS SHOULD BE SENT TO GOODRICH CORPORATION, FOUR COLISEUM CENTRE, 2730 WEST TYVOLA ROAD, CHARLOTTE, NORTH CAROLINA 28217, ATTENTION: CORPORATE SECRETARY.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Goodrich has received contrary instructions from one or more of the shareholders. Goodrich will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Goodrich Corporation, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217, Telephone: (704) 423-7000, Attention: Corporate Secretary. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Goodrich at the address and phone number set forth in the prior sentence.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING

Goodrich does not currently expect to hold an annual meeting of shareholders in 2012 because Goodrich will not be a separate public company after the merger is consummated. If the merger has not yet been consummated and such a meeting is to be held, it is presently anticipated that next year’s annual meeting will be held on [ • ] and, accordingly, shareholders who intend to present proposals at the next annual meeting of shareholders, and who wish to have such proposals included in the proxy statement and form of proxy for such meeting, pursuant to the mechanism provided by SEC rules, must submit such proposals to the attention of: Office of the Secretary, at our principal executive offices, and such proposals must be received by us by [ • ].

Under our By-Laws, the proposal of business that is appropriate to be considered by the shareholders may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.

For business to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; however, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the shareholder’s notice must be so delivered not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Goodrich. If the merger is not consummated and the 2012 Annual Meeting is to be held, such notice must be received between December 21, 2011 and January 20, 2012 to be considered submitted on a timely basis. Each such notice must include among other things:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business, as well as any other shareholders believed to be supporting such proposal;

•	the number of shares of each class of Goodrich stock owned by such shareholders;

•	any material interest of such shareholders in such proposal; and

•	a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests.

This notice requirement applies to matters being brought before the meeting for a vote. Shareholders, of course, may and are encouraged to ask appropriate questions at the meeting without having to comply with the notice provisions.

Goodrich Corporation

[ • ]

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
UNITED TECHNOLOGIES CORPORATION,
CHARLOTTE LUCAS CORPORATION
and
GOODRICH CORPORATION
dated as of
September 21, 2011

A-i

A-ii

INDEX OF DEFINED TERMS

Page

Acceptable Confidentiality Agreement	A-30
Action	A-52
Affiliates	A-52
Agreement	Preamble
Anti-Bribery and Export/Import Laws	A-14
Antitrust Laws	A-36
Book-Entry Shares	A-3
Business Day	A-52
Certificate of Merger	A-1
Certificates	A-3
Change of Recommendation	A-32
Closing	A-1
Closing Date	A-1
Code	A-52
Company	Preamble
Company Adverse Recommendation Change	A-31
Company Board	A-8
Company Common Stock	A-9
Company Disclosure Letter	A-7
Company Employees	A-39
Company Financial Statements	A-11
Company Permits	A-14
Company Plan	A-16
Company Recommendation	A-8
Company SEC Documents	A-11
Company Series Preferred Stock	A-9
Company Stock Plans	A-52
Company Superior Proposal	A-52
Company Takeover Proposal	A-53
Confidentiality Agreement	A-22
Contract	A-53
Covered Employees	A-17
D&O Insurance	A-38
Deferred Compensation Plans	A-6
Deferred Payment	A-6
Effective Time	A-2
Encumbrance	A-53
Environmental Laws	A-53
Environmental Permits	A-53
ERISA	A-16
ERISA Affiliate	A-53
ESPP	A-7
Exchange Act	A-9

A-iii

Page

Financing Commitment	A-25
GAAP	A-11
Governmental Entity	A-9
HSR Act	A-9
Indebtedness	A-53
Indemnified Parties	A-38
Intellectual Property Rights	A-54
Intervening Event	A-54
IRS	A-54
Knowledge	A-54
Law	A-54
Leased Real Property	A-54
Material Adverse Effect	A-54
Material Contract	A-16
Materials of Environmental Concern	A-55
Merger	A-1
Merger Consideration	A-3
Merger Sub	Preamble
Multiemployer Plan	A-17
New Plans	A-40
Non-U.S. Plan	A-17
NYBCL	A-1
Old Plans	A-40
Option	A-6
Option Cash Payment	A-6
Order	A-55
Outside Date	A-45
Owned Real Property	A-55
Parent	Preamble
Parent Disclosure Letter	A-22
Paying Agent	A-3
Payment Fund	A-4
Permitted Encumbrances	A-55
Person	A-56
Proxy Statement	A-16
Redacted Fee Letter	A-56
Representatives	A-29
Restraints	A-43
Rights	A-10
SEC	A-56
Second Phase Information Request	A-36
Second Request	A-35
Securities Act	A-9
Share Unit	A-6

A-iv

Page

Share Unit Payment	A-6
Shareholder Approval	A-8
Shares	Recitals
Site	A-56
SOX	A-11
Special Meeting	A-33
Subsidiary	A-56
Surviving Corporation	A-1
Tax or Taxes	A-56
Tax Return or Tax Returns	A-57
Termination Fee	A-47
Transactions	A-5
Unacceptable Condition	A-37
willful and material breach	A-46

A-v

COMPANY DISCLOSURE LETTER

Section 3.3(b)	No Violations
Section 3.4(a)	Capitalization
Section 3.4(b)	Subsidiaries
Section 3.8	Compliance with Laws and Orders
Section 3.9(a)	Material Contracts
Section 3.11	Litigation
Section 3.12	Employee Compensation and Benefit Plans; ERISA
Section 3.12(f)	Executive Compensation
Section 3.13	Properties
Section 3.14(c)	Intellectual Property
Section 3.15	Environmental Laws
Section 3.16	Taxes
Section 5.1	Interim Operations of the Company
Section 6.9(a)	Severance Benefits
Section 6.9(c)	Certain Actions

PARENT DISCLOSURE LETTER

Section 4.4	Ownership of Company Stock

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 21, 2011, by and among United Technologies Corporation, a Delaware corporation (“Parent”), Charlotte Lucas Corporation, a New York corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Goodrich Corporation, a New York corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and in the case of the Company and Merger Sub deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company Common Stock (such issued and outstanding shares of the Company Common Stock, collectively, the “Shares”), other than Shares owned by Parent, Merger Sub, or any wholly owned Subsidiary of Parent (other than Merger Sub) or any wholly owned Subsidiary of the Company, and any shares of Company Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Law of the State of New York (the “NYBCL”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on the third Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII, at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, unless another date or place is agreed to in writing by the parties to this Agreement (the date of the Closing being the “Closing Date”).

Section 1.3  Effective Time.  The parties to this Agreement shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Department of State of the State of New York, in such form as required by, and executed in accordance with, the relevant provisions of the NYBCL (the date and time of the filing of the Certificate of Merger with the Department of State of the State of New York, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company in writing, being the “Effective Time”).

Section 1.4  Effect of the Merger.  The Merger shall have the effects set forth in the Section 906 of the NYBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5  Restated Certificate of Incorporation and By-Laws of the Surviving Corporation.  At the Effective Time, the Restated Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub, and as so amended shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 6.7 hereof).

Section 1.6  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

Section 1.7  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)(i) and other than any Shares to be converted into shares of the Surviving Corporation pursuant to Section 2.1(b)(ii))) will be cancelled and extinguished and be converted into the right to receive $127.50 in cash, without interest, payable to the holder of each Share (the “Merger Consideration”) upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2.  All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.

(b) (i) Each share held in the treasury of the Company and each Share owned directly by Parent or Merger Sub immediately before the Effective Time will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares.

(ii) Each Share held by any direct or indirect wholly owned Subsidiary of the Company, any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or any direct or indirect wholly owned Subsidiary of Merger Sub immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $5.00 per share, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the

Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.2  Payment; Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent will designate a national bank or trust company, that is reasonably satisfactory to the Company, to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a).  Promptly after the Effective Time and in any event not later than two Business Days following the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (the “Payment Fund”) the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a). If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) (i) As soon as reasonably practicable after the Effective Time, and in any event within five Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share whose Shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a duly completed and validly executed letter of transmittal and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificates or Book-Entry Shares. Until so surrendered, Certificates or Book-Entry Shares (other than Shares held by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub), direct or indirect wholly owned Subsidiary of the Company or direct or indirect wholly owned Subsidiary of Merger Sub, and Shares held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates or Book-Entry Shares.

(ii) If payment of all or any portion of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date prior to the Effective Time, that have been declared or made by the Company on such Shares in accordance with the terms of this Agreement, but that have not been paid on such Shares.

(c) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Shares held by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub), direct or indirect wholly owned Subsidiary of the Company or direct or indirect wholly owned Subsidiary of Merger Sub, and Shares held in the treasury of the Company) are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II.  No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(d) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents, in its possession relating to the transactions contemplated by this Agreement (the “Transactions”), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, any other Subsidiary of Parent or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

(e) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from amounts payable under this Agreement, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(f) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation, as the case may be, may direct as indemnity against any Action that may be made against it with respect to such Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificates as contemplated by this Article II.

Section 2.3  Treatment of Company Stock Plans.

(a) Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (an “Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock set forth in such Option, less any required withholding Taxes (the “Option Cash Payment”), and as of the Effective Time each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. The Option Cash Payment shall be made promptly (and in any event within 15 Business Days) following the Effective Time.

(b) Each award of a right under any Company Stock Plan (other than awards of Options, the treatment of which is specified in Section 2.3(a)) entitling the holder thereof to shares of Company Common Stock or cash equal to or based on the value of Shares (a “Share Unit”) that is outstanding or payable as of the Effective Time shall be adjusted and converted into the right of the holder to receive from the Surviving Corporation an amount in cash equal to the product of (i) (A) in the case of Share Units subject to performance-based vesting conditions, the number of Share Units determined under the applicable award agreement, and (B) in the case of Share Units subject to time-based vesting conditions, the total number of shares of Company Common Stock underlying such Share Units, and (ii) the Merger Consideration, less any required withholding Taxes (the “Share Unit Payment”). As of the Effective Time each holder of a Share Unit shall cease to have any rights with respect thereto, except the right to receive the Share Unit Payment. The Share Unit Payment shall be made promptly (and in any case within 15 Business Days) following the Effective Time; provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Share Unit, the payment shall instead be made at the time specified in the applicable Company Stock Plan and related award document.

(c) All account balances (whether or not vested) under any Company Plan (other than a Company Stock Plan) that provides for the deferral of compensation and represents amounts notionally invested in a number of shares of Company Common Stock or otherwise provides for distributions or benefits that are calculated based on the value of a Share (collectively, the “Deferred Compensation Plans”), shall be adjusted and converted into a right of the holder to receive an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously deemed invested under or otherwise referenced by such account and (ii) the Merger Consideration, less any required withholding Taxes (the “Deferred Payment”), and shall cease to represent a right to receive a number of shares of Company Common Stock or cash equal to or based on the value of a number of Shares. The Deferred Payment shall be made promptly (and in any event within 15 Business Days) following the Effective Time; provided, however, in the event that such payment would cause additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Deferred Payment, the Deferred Payment shall instead be made at the time specified in the applicable Deferred Compensation Plan and related plan documents.

(d) With respect to the Company’s 2008 Global Employee Stock Purchase Plan (the “ESPP”), (i) no new offering period shall commence after the date of this Agreement and, to the extent not already provided for under the terms of the ESPP as of the date of this Agreement, no employees shall be permitted to begin participating in the ESPP, and no participants shall be permitted to increase elective deferrals in respect of the current offering period under the ESPP, in each case after the date of this Agreement; (ii) any offering period under the ESPP that is in effect immediately prior to the date of this Agreement shall terminate at the closing of the offering period between the date of this Agreement and the Effective Time, and amounts credited to the accounts of participants shall be used to purchase Shares in accordance with the terms of the ESPP; and (iii) such Shares shall be treated as other outstanding Shares in accordance with Section 2.1. For the avoidance of doubt, each fractional Share held by any participant under the ESPP will be cancelled and extinguished at the Effective Time, and be converted into the right to receive a commensurate fractional portion of the Merger Consideration in cash, without interest, payable to the holder of each such fractional Share.

(e) Prior to the Effective Time, the Company shall take all such lawful action as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act), without incurring any liability in connection therewith, to provide for and give effect to the transactions contemplated by this Section 2.3.

Section 2.4  No Appraisal Rights.  In accordance with Section 910 of the NYBCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

Section 2.5  Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company shall occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide Parent and the holders of Shares the same economic benefit as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”) or in the Company SEC Documents filed and publicly available after January 1, 2011 and prior to the date of this Agreement (excluding any forward-looking statements, risk factors and other similar statements in such Company SEC Documents that are cautionary, nonspecific or predictive in nature), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except, with respect to the Company’s Subsidiaries that are not Significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act), where the failure to be so organized, existing and in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2  Authorization; Validity of Agreement; Company Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of two-thirds of the outstanding Shares to adopt this Agreement (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s shareholders and declared this Agreement advisable, (ii) approved and adopted this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders and (iv) resolved (subject to Section 5.2(d) and Section 5.2(e)) to recommend to the Company’s shareholders that they adopt this Agreement (such recommendation, the “Company Recommendation”).

Section 3.3  Consents and Approvals; No Violations.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Certificate of Merger with the Department of State of the State of New York pursuant to the NYBCL, (iii) the Shareholder Approval and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act of 1933, as amended (the “Securities Act”), (C) the rules and regulations of the New York Stock Exchange and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any federal, state, local, domestic, foreign or supranational court, administrative or regulatory agency or commission or other federal, state, local, domestic, foreign or supranational governmental authority or instrumentality (each a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, and compliance by the Company with any of the terms or provisions hereof, do not and will not (i) contravene or conflict with or violate any provision of the Company’s Restated Certificate of Incorporation or its By-Laws or any of the similar organizational documents of any of its Subsidiaries, (ii) assuming that the consents, approvals, filings, declarations and registrations referred to in Section 3.3(a) are duly obtained or made, contravene, conflict with or violate any Order or Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract binding upon the Company or any of its Subsidiaries, or by which they or any of their respective properties or assets may be bound or affected, or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.

Section 3.4  Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Series Preferred Stock, par value $1.00 per share (the “Company Series Preferred Stock”), and 200,000,000 shares of Common Stock, par value $5.00 per share (the “Company Common Stock”). As of September 19, 2011, (i) no shares of Company Series Preferred Stock are issued and outstanding, (ii) 125,161,338 shares of Company Common Stock are issued and outstanding, (iii) 24,421,920 shares of Company Common Stock are held in the treasury of the Company, (iv) 9,012,104 shares of Company Common Stock are reserved for issuance under the Company Stock Plans in respect of outstanding and future awards, (v) 3,338,074 shares of Company Common Stock are issuable upon the exercise of outstanding Options at a weighted average exercise price of $60.20, (vi) 1,747,388 shares of Company Common Stock are issuable upon the vesting of outstanding restricted stock units and (vii) no shares of Company Common Stock are issuable upon the vesting of outstanding performance units, assuming achievement of performance goals of the maximum level of performance at the end of the applicable performance period. As of September 19, 2011, 840,340 performance vesting Share Unit awards representing a right to receive a cash payment based on the value of Company Common Stock are outstanding and unsettled, assuming achievement of the maximum level of performance at the end of the applicable performance period. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options or lapse of restrictions with respect to Share Units will be, when issued in accordance with the terms of the Options or the Share Units, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.4(a), and for issuances of Company Common Stock resulting from the exercise of Options outstanding as of September 19, 2011, there are no (A) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (B) existing options, warrants, calls, preemptive rights, subscription or other rights, instruments, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (C) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interest or voting securities of the Company or of any of its Subsidiaries or (D) issued or outstanding performance awards, units, rights to receive shares of Company Common Stock or the capital stock or other equity interest or voting securities of the Company or of any of its Subsidiaries on a deferred basis, or rights to purchase or receive Company Common Stock or such other capital stock or equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (A) through (D) of or with respect to any Person, collectively, “Rights”). Except as set forth in Section 3.4(a) of the Company Disclosure Letter, no Subsidiary of the Company owns any shares of capital stock of the Company.

(b) All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially or of record by the Company, directly or indirectly, and all such shares and Rights have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances. Section 3.4(b) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization. Neither the Company nor any of its Subsidiaries owns beneficially or of record any shares of capital stock or other Rights in any other Person that is not a Subsidiary of the Company.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries.

(d) There have been no re-pricings of any Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years. None of the Options or Share Units (i) have been granted since September 19, 2011, except as would be permitted by Section 5.1 if granted during the period from the date of this Agreement through the Effective Time, or (ii) have been granted in contemplation of the Merger or the transactions contemplated in this Agreement. None of the Options was granted with an exercise price below the average of high and low price of Company Common Stock on the New York Stock Exchange on the date of grant. All grants of Options and Share Units were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with United States generally accepted accounting principles (“GAAP”), and no such grants of Options involved any “back dating,” “forward dating” or similar practices.

Section 3.5  SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2008, 2009 and 2010, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2010, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2010, and (iv) all other forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2011, under the Exchange Act or the Securities Act (clauses (i) through and including (iv), collectively, the “Company SEC Documents”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company SEC Document, including any financial statements or schedules included therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. Each registration statement, as amended or supplemented, if applicable, filed by the Company pursuant to the Securities Act since December 31, 2008, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2011 has been, required to file any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (including the related notes and schedules) (the “Company Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, (y) has been prepared in accordance with GAAP, in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as of the date and for the periods referred to in the Company Financial Statements.

(b) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents or the Company Financial Statements, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications were and are true and complete on the date such certifications were made and as of the date of this Agreement, respectively. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Since December 31, 2008, neither the Company nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) There are no outstanding or unresolved comments from any comment letters received by the Company from the SEC relating to reports, statements, schedules, registration statements or other filings filed by the Company with the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(e) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and the Exchange Act and the Securities Act, and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the Audit Committee of the Company Board (A) all

significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, all of which information described in clauses (A) and (B) above has been disclosed by the Company to Parent prior to the date hereof. Since December 31, 2008, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(f) Since December 31, 2008 through the date of this Agreement, to the Knowledge of the Company (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2008, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2008, by the Company or any of its officers, directors, employees or agents.

Section 3.6  Absence of Certain Changes.  From January 1, 2011 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) there has not been (i) any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) to the Knowledge of the Company, any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clause (v), (vi), (vii), (viii), (ix) or (xii) of Section 5.1.

Section 3.7  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred under this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2010, and (iv) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8  Compliance with Laws and Orders.

(a) The Company and each of its Subsidiaries is and, since December 31, 2008, has been in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Without limiting the other provisions of this Section 3.8, to the Knowledge of the Company, the Company and its Subsidiaries are, and since December 31, 2008 have been, in compliance in all material respects with all statutory and regulatory requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), as

amended, the Anti-Kickback Act of 1986, as amended, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and all legislation implementing such convention and all other international anti-bribery conventions, the Arms Export Control Act (22 U.S.C. §§ 2778), as amended, the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), as amended, the Export Administration Act of 1979, as amended (50 U.S.C. §§ 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), as amended, the Foreign Assets Control Regulations (31 CFR Parts 500-598), as amended, the Laws and Orders administered by Customs and Border Protection (19 CFR Parts 1-199), and all other anti-corruption, bribery, export, import, re-export, anti-boycott, embargo and similar Laws and Orders (including any applicable written standards, requirements, directives or policies of any Governmental Entity) (the “Anti-Bribery and Export/Import Laws”) in jurisdictions in which the Company and its Subsidiaries have operated or currently operate. Since December 31, 2008, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication from any Governmental Entity or from any third Person that alleges that the Company, any of its Subsidiaries or any employee or agent thereof is in violation of any Anti-Bribery and Export/Import Laws.

(c) Since December 31, 2008, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Bribery and Export/Import Law.

Section 3.9  Material Contracts.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date of this Agreement, neither of the Company nor any of its Subsidiaries is a party to or bound by (and none of their respective assets are bound by) any: (i) Contract (other than this Agreement) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness for borrowed money or Contract providing for or guaranteeing indebtedness for borrowed money in excess of $15,000,000; (iii) Contract (other than this Agreement) for the sale of any of its assets after the date hereof (other than sales of inventory in the ordinary course of business); (iv) Contract that contains a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets of any Person; (v) settlement agreement or similar Contract with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries in any such case, which is material to the Company or material to the Company’s Subsidiaries, taken as a whole; (vi) Contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries; (vii) to the Knowledge of the Company, any collective bargaining agreement, or any other Contract (including any union “work rule” or “practice”) with any labor union, labor organization or works council; (viii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $20,000,000; (ix) any Contract containing covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person contained in such Contract would not reasonably be expected to exceed a maximum of $25,000,000; (x) any Contract that limits or purports to limit the ability of the Company or any Subsidiary or Affiliate of the Company (including, following the Merger, Parent or any of its Affiliates) to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time; (xi) to the Knowledge of the Company, any license, royalty Contract or other Contract with respect to Intellectual Property Rights (other than generally commercially available, “off-the-shelf” software programs) which license, royalty Contract or other Contract, or which Intellectual Property, is material to the Company and its Subsidiaries, taken as a whole; (xii) (A) any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other Person, or (B) any collaboration, participation, off-set or similar Contract which, in the case of this clause (B), is material to the Company and its Subsidiaries, taken as a whole; (xiii) to the Knowledge of the Company, any Contract that (A) grants to any third Person any material exclusive license or supply or distribution agreement or other similar material exclusive rights, (B) grants to any third Person any guaranteed availability of supply or services for a period greater than 12 months, and, in each case, requires aggregate payments to the Company or any of its Subsidiaries in excess of $25,000,000 per annum, (C) grants to any third Person any “most favored nation” rights and requires aggregate payments to the Company or any of its Subsidiaries in excess of $25,000,000 per annum or (D) grants to any third Person price guarantees for a period greater than 12 months and requires aggregate payments to the Company or any of its Subsidiaries in excess of $25,000,000 per annum; (xiv) any Contract, other than a Company Plan, which requires payments by or to the Company or any of its Subsidiaries in excess of $5,000,000 per annum containing “change of control” or similar provisions; (xv) to the Knowledge of the Company, any material sole source supply Contracts; (xvi) any other Contract (other than this Agreement, purchase orders for the purchase of inventory in the ordinary course of business consistent with past practice or Contracts between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) under which the Company and its Subsidiaries are obligated to make or receive payments in the future in excess of $50,000,000 per annum or $500,000,000 during the life of the Contract; or (xvii) any Contract the termination or breach of which, or the failure to obtain consent in connection with the Transactions in respect of which, would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Contract described in clauses (i)-(xvii) is referred to herein as a “Material Contract.”

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief, (iii) the Company and its Subsidiaries have performed all respective obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder and (iv) neither the Company nor any of its Subsidiaries has received any notice of termination or breach with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract.

Section 3.10  Information in Proxy Statement.  The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11  Litigation.  There are no Actions pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Entity, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12  Employee Compensation and Benefit Plans; ERISA.

(a) As used herein, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”))

and each other equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”), under which (i) any current or former employee, officer, director, contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, or (ii) with respect to which the Company or any of its Subsidiaries has any present or future liability. The Company has provided to Parent with respect to each material Company Plan: (A) a copy of the plan document; (B) the most recent annual report on Form 5500; (C) the most recent actuarial report; (D) the most recent summary plan description; and (E) the most recent IRS determination letter or opinion letter issued with respect to any plan intended to be qualified under Section 401(a) or 401(k) of the Code.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Plan has been established and maintained in compliance with its terms and is in compliance with all applicable Laws, including ERISA and the Code, and there are no Actions pending or, to the Knowledge of the Company, threatened with respect to any Company Plan. Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter to that effect from the IRS, and each trust forming a part thereof is exempt from federal income tax pursuant to Section 501(a) of the Code and, to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or exemption.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any ERISA Affiliate has incurred a liability under Title IV of ERISA that has not been satisfied in full, (ii) no condition exists that could subject the Company or any of its ERISA Affiliates to any such liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976 or 4980B of the Code or other liability with respect to the Company Plans, (iii) all contributions required to be made under the terms of any Company Plan have been timely made, (iv) with respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (A) the Company and its ERISA Affiliates have complied with the minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, and (B) no such Company Plan is currently in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA and (v) neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA.

(d) Except as has not had and would not reasonably expect to have, individually or in the aggregate, a Material Adverse Effect, (A) each Company Plan that is maintained primarily for the benefit of Covered Employees based outside of the United States (a “Non-U.S. Plan”) (x) if it is intended to qualify for special tax treatment, meets all requirements for such treatment, and (y) has been operated in accordance, and is in compliance, in all material respects, with its terms and all applicable Laws; and (B) each Non-U.S. Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Non-U.S. Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary of the Company.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws in respect of employment, employment practices, labor, terms and conditions of employment and wages and hours, (ii) there is no (A) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or (B) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries, and (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement, or any other contract (including any union “work rule” or “practice”)

with any labor union, labor organization or works council, no demand for recognition of any employees of the Company or any of its Subsidiaries has been made by or on behalf of any labor union, labor organization or works council in the past two years, and no petition has been filed or proceeding been instituted by any employee or group of employees of the Company or any of its Subsidiaries with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two years.

(f) Except as set forth in Section 3.12(f)(i) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer or director of the Company or any of its Subsidiaries to any retirement, severance, unemployment compensation or any other payment or enhanced or accelerated benefit (including any lapse of repurchase rights or obligations with respect to any Company Stock Plans or other benefit under any compensation plan or arrangement of the Company), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. Except as set forth in Section 3.12(f)(ii) of the Company Disclosure Letter, no Company Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, or otherwise. The execution of this Agreement (either alone or in conjunction with any other event) shall not result in the funding of any “rabbi” or similar trust pursuant to any Company Plan.

Section 3.13  Properties.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business. Other than as listed in Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a lessor or grantor under any material lease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any material Owned Real Property or material portion thereof.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief, and (ii) there is no default under any lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

Section 3.14  Intellectual Property.

(a) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license, sublicense or similar Contract, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights required to operate, or used in, the Company’s business as presently conducted, and (ii) (x) there is no pending, nor to the Knowledge of the Company, threatened, Action alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by the Company or its Subsidiaries, (y) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate, interfere with or infringe upon the Intellectual Property Rights of any other Person, and neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such violation, misappropriation, interference or infringement is or may be occurring or has or may have occurred, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated, diluted or infringed any Intellectual Property Rights owned by, and that are material to, any of the businesses of the Company or any of its Subsidiaries.

(b) No Intellectual Property Rights of the businesses of the Company or any of its Subsidiaries are subject to any outstanding Order restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries, nor is any Action pending or, to the Knowledge of the Company, threatened that challenges the Company’s or any of its Subsidiaries’ rights in, or the validity of, any Intellectual Property Right owned or used by the Company or its Subsidiaries, except where any Order or pending or threatened Action has not been and would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Except as has not been and would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all Intellectual Property Rights owned by the Company and its Subsidiaries that is registered, applied for, filed or recorded with any Governmental Entity (and with respect to domain names, any material domain names registered with any registrar or similar entity), including any pending applications to register any of the foregoing, is subsisting and valid and enforceable and, except as set forth on Section 3.14(c) of the Company Disclosure Letter, no such Intellectual Property Rights are involved in any interference, reissue, reexamination, opposition, cancellation or similar Action and, to the Knowledge of the Company, no such Action is threatened with respect to any such Intellectual Property Rights.

Section 3.15  Environmental Laws.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries comply and have in the past five years complied with all applicable Environmental Laws, and possess and comply, and have complied, with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability to the Company or its Subsidiaries under any applicable Environmental Laws; and (iii) the Company has not received any notification alleging that it is liable, or request for information, pursuant to any applicable Environmental Law, including with respect to any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location. Except as has not been and would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company, and no penalty has been assessed within the past five years against the Company or any of its Subsidiaries, in each case with respect to any matters relating to or arising out of any Environmental Laws.

(b) Without limiting the generality of Section 3.15(a), and except as has not been and would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) any asbestos-containing material or presumed asbestos-containing material that is on or part of any real property, plant, building or facility now or, to the Knowledge of the Company, previously owned, leased or operated primarily by the Company or any of its present or past Subsidiaries, is in good repair according to the current standards and practices governing such material, does not create any liability (including the costs of required remediation) under any, applicable Environmental Law, and its presence or condition does not violate any currently applicable Environmental Law; (ii) none of the products manufactured, distributed or sold by the Company or any of its present or past Subsidiaries contained asbestos or asbestos-containing material; (iii) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no Action is pending or, to the Knowledge of the Company, threatened by any Person against, the Company or any of its Subsidiaries that are premised on exposure to asbestos or asbestos-containing material, whether or not related to products manufactured or distributed or sold by the Company or any of its present or past Subsidiaries; (iv) there are no, and there is no condition, situation or set of circumstances that could reasonably be expected to result in, liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of exposure of any Person to asbestos or asbestos-containing material, whether or not related to products manufactured or distributed or sold by the Company or any of its present or past Subsidiaries; and (v) any asbestos, asbestos-containing material or presumed asbestos-containing material that is on or part of any real property, plant, building or facility now or, to the Knowledge of the Company, previously owned, leased or operated primarily by the Company or any of its present or past Subsidiaries does not create any liability (including the costs of required remediation) under any applicable Environmental Law.

(c) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.6(b), Section 3.7 and this Section 3.15 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.16  Taxes.

(a) Except as set forth in Section 3.16 of the Company Disclosure Letter, the Company and each of its Subsidiaries has timely filed (or there has been timely filed with respect to it) all material Tax Returns required to be filed and has timely paid (or there has been timely paid with respect to it) all Taxes shown thereon as due and owing and all other Taxes required to be paid. All such Tax Returns were correct and complete in all material respects.

(b) No audit or other proceeding with respect to any material Taxes of the Company or any of its Subsidiaries, or any material Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing, Tax indemnity or similar agreement.

(e) The Company and each of its Subsidiaries has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other party, and has otherwise complied, in all material respects, with all Laws relating to withholding.

(f) There are no material Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(h) During the three-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(j) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover Taxes payable by the Company and its Subsidiaries through the date of such Company Financial Statements.

Section 3.17  Opinions of Financial Advisors.  The Company Board has received the opinion of each of Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC dated as of the date the Company Board approved this Agreement, to the effect that, as of such date and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to this Agreement is fair to such holders from a financial point of view.

Section 3.18  Brokers or Finders.  Except for Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, no agent, broker, investment banker, financial advisor, finder or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.19  State Takeover Statutes.  The adoption and approval by the Company Board of this Agreement, the Merger and the other Transactions represents all the action necessary to render inapplicable to this Agreement, the Merger and the other Transactions, the provisions of Section 912 of the NYBCL, and, to the extent applicable, the provisions of Article Eleventh of the Company’s Restated Certificate of Incorporation and, to the Knowledge of the Company, any other potentially applicable anti-takeover or similar statute or regulation.

Section 3.20  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, in the Company Disclosure Letter or in the certificate referenced in Section 7.2(c), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Information” as defined in and delivered under the Confidentiality Agreement, dated August 4, 2011, between the Company and Parent (the “Confidentiality Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the letter from Parent, dated the date hereof, addressed to the Company (the “Parent Disclosure Letter”) or in the forms, reports, schedules, statements and other documents filed by Parent with the SEC under the Exchange Act or the Securities Act, and publicly available, after January 1, 2011 and prior to the date of this Agreement (excluding any forward-looking statements, risk factors and other similar statements in such forms, reports, schedules, statements and other documents that are cautionary, nonspecific or predictive in nature), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1  Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals has not had and would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.

Section 4.2  Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief. No vote or approval of the stockholders of Parent is required in connection with the execution, delivery or performance by Parent and Merger Sub of their obligations hereunder or for the consummation of the Merger (including pursuant to the requirements of the New York Stock Exchange).

Section 4.3  Consents and Approvals; No Violations.

(a) Except for (i) the filing of the Certificate of Merger with the Department of State of the State of New York pursuant to the NYBCL, and (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of the New York Stock Exchange, and (D) the HSR Act and any other Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) The execution and delivery of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Transactions, and compliance by Parent or Merger Sub with any of the terms or provisions hereof, do not and will not (i) contravene or conflict with or violate any provision of the organizational documents of Parent or Merger Sub or of any of their respective Subsidiaries, (ii) assuming that the consents, approvals, filings, declarations and registrations referred to in Section 4.3(a) are duly obtained or made, contravene, conflict with or violate any Order or Law binding upon or applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of either Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract binding upon either Parent or Merger Sub or any of their respective Subsidiaries, or by which they or any of their respective properties or assets may be bound or affected, or any license, franchise, permit or other authorization held by Parent or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4  Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last five years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested shareholder” of the Company as defined in Section 912 of the NYBCL. Except as set forth in Section 4.4 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.5  Information in Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent in this Section 4.5 with respect to statements made or incorporated by reference therein based on information supplied by any other Person that is included in the Proxy Statement.

Section 4.6  Availability of Funds.  As of the Closing Date, Parent shall have or have immediately available to it, sufficient funds to pay the Merger Consideration in respect of all of the then outstanding Shares, pay all other cash amounts payable pursuant to Article II, and pay all fees, expenses and other amounts payable by the Company and its Subsidiaries in connection with the Merger. Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of financing. Simultaneously with the execution and delivery of this Agreement, Parent has made available to the Company a true and correct copy of the commitment letter from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Bank USA, National Association, HSBC Securities (USA) Inc., HSBC Bank plc, dated as of the date hereof (the “Financing Commitment”). As of the date of this Agreement, the Financing Commitment is in full force and effect and is a valid and binding obligation of Parent and, to the Knowledge of the Parent, the other parties thereto, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief. As of the date of this Agreement, the Financing Commitment has not been amended or otherwise modified in any respect. As of the date of this Agreement, to the Knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any of Parent or Merger Sub under the Financing Commitment.

Section 4.7  No Prior Activities.  Except in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.8  Litigation.  As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.9  No Vote of Parent Stockholders.  Except for the adoption of the plan of merger (as such term is used in the NYBCL) contained in this Agreement by Parent as the sole stockholder of Merger Sub, no vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Merger.

Section 4.10  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, in the Parent Disclosure Letter or in the certificate referenced in Section 7.3(c), neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their Affiliates. Parent and Merger Sub acknowledge that neither the Company nor its Affiliates and/or other Persons on behalf of the Company are making any representation or warranty regarding financial projections or other financial forecasts of the Company; it being agreed that the foregoing is not intended to limit or modify in any respect any representation or warranty made by the Company in Article III, in the Company Disclosure Letter or in the certificate referenced in Section 7.2(c).

ARTICLE V

COVENANTS

Section 5.1  Interim Operations of the Company.  Except (a) as expressly required by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by applicable Law, or (d) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld or delayed with respect to clauses (vi) and (vii) of this Section 5.1, the Company agrees that:

(i) the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice and use their reasonable best efforts to preserve intact their business organizations, assets and lines of business, keep available the services of their present officers and key employees and preserve intact their relationships with third parties, including customers and suppliers;

(ii) the Company will not amend its Restated Certificate of Incorporation or By-Laws and the Company’s Subsidiaries will not amend their certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iii) neither the Company nor any of its Subsidiaries will (A) except for the Company’s regular quarterly cash dividend in respect of Company Common Stock consistent with past practice (including with respect to the timing thereof) and not in excess of $0.29 per share, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock, (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries (including treasury stock), other than in respect of           shares of Company Common Stock issued pursuant to the exercise of Options outstanding immediately prior to the date of this Agreement, (C) split, combine or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries;

(iv) except as required by applicable Law or as required under the terms of any Company Plan immediately prior to the date of this Agreement, the Company will not and will not permit its Subsidiaries to (A) increase or agree to increase the compensation payable or to become payable to any current or former officers, directors, employees or consultants of the Company or any of its Subsidiaries or pay any amount not required to be paid, except (x) for increases in annual base salaries in the ordinary course of business consistent with past and competitive markets practices, in an amount not to exceed 5% of such annual base salaries in effect immediately prior to the date hereof in the aggregate, or (y) in connection with the assumption by an officer or employee of the Company who is not a senior executive of the Company of materially new or additional material responsibilities and provided that the amounts so granted, combined with such officer’s or employee’s existing compensation and benefits, shall not exceed the aggregate amount of compensation of a similarly situated officer or employee, (B) accelerate, amend or change the period of exercisability or vesting of options, stock purchase rights, restricted stock or other stock-based awards granted under the Company Stock Plans, or authorize cash payments in exchange for any options, stock purchase rights, restricted stock or other stock-based awards granted under the Company Stock Plans; (C) grant any new rights to severance or termination pay to, or enter into any new rights to employment or severance contracts with, any employees or officers; (D) establish, adopt, enter into or materially amend any collective bargaining agreement, or any other contract or work rule or practice with any labor union, labor organization or works council; (E) establish, adopt, enter into, materially amend or terminate any Company Plan or any plan, contract, policy or program that would be a Company Plan if in effect as of the date hereof (except for any amendments expressly permitted by clauses (A) or (C) of this subsection (iv)); or (F) fund (or agree to fund) any compensation or benefits under any Company Plan, including through a “rabbi” or similar trust;

(v) neither the Company nor any of its Subsidiaries will (A) incur or assume any Indebtedness for borrowed money other than under the existing revolving credit facilities of the Company set forth on Section 5.1(v) of the Company Disclosure Letter or (B) except in the ordinary course of business consistent with past practice, (x) incur or assume any other form of Indebtedness, (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (z) make any loans, advances or capital contributions to, or investments in, any other Person;

(vi) neither the Company nor any of its Subsidiaries will (i) make, commit to make or authorize any capital expenditure or research and development expenditure, other than capital expenditures and research and development expenditures contemplated by the Company’s existing capital budget, a true and correct copy of which has been furnished to Parent or (ii) announce or implement any restructuring programs or transactions that would qualify as an exit or disposal activity under FASB Accounting Standards Codification Topic 420, including any programs or transactions that would, individually or in the aggregate, qualify as a restructuring as defined under International Account Standard (IAS) No. 37, other than as contemplated by such existing capital budget;

(vii) neither the Company nor any of its Subsidiaries will (A) release, assign, compromise, pay, discharge, waive, settle, agree to settle, or satisfy any Action (including any Action relating to this Agreement or the Merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the release, assignment, compromise, payment, discharge, waiver, settlement or satisfaction of (x) Actions or other claims, liabilities or obligations reflected or reserved against in the Company Financial Statements (or the notes to the Company Financial Statements), in the case of this clause (x), in each case not materially in excess of the amount reflected or reserved in respect of such right, claim, liability or obligation, provided that any such amount in excess of the applicable amount reflected or reserved shall be counted toward and reduce the limits set forth in clause (y) below, or (y) claims, liabilities or obligations incurred since the date of the Company Financial Statements in the ordinary course of business consistent with past practice that involve amounts not to exceed (in excess of recovered third party insurance proceeds) $5,000,000 individually or $25,000,000 in the aggregate, in either case of clause (x) or clause (y), without the imposition of injunctive or other equitable relief on, or the admission of wrongdoing or a nolo contendere or similar plea by, the Company or any of its Subsidiaries or (B) waive any claims of substantial value;

(viii) neither the Company nor any of its Subsidiaries will change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or Law;

(ix) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (B) acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (C) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, other than, in the case of this clause (C), acquisitions of raw materials and inventory and sales of inventory in the ordinary course of business consistent with past practice, (D) take or omit to take any action that would cause any material Intellectual Property Rights, including with respect to any registrations or applications for registration, to lapse, be abandoned or canceled, or fall into the public domain, other than actions or omissions in the ordinary course of business consistent with past practice and not otherwise in violation of this Section 5.1 or (E) enter into a joint venture or partnership or similar third-party business enterprise;

(x) neither the Company nor any of its Subsidiaries will enter into any Contract which would have been a Material Contract under clauses (iv), (x), (xiii)(A), (xiv) (to the extent any such “change of control” or similar provision would be implicated by the Merger) or (xv) of Section 3.9(a) if entered into prior to the date hereof, or amend or terminate any such Material Contract in any material respect, or grant any release or relinquishment of any material rights under, or renew, any such Material Contract;

(xi) neither the Company nor any of its Subsidiaries will make, change or revoke any material Tax election; settle or compromise any material Tax liability or refund; enter into any closing agreement within the meaning of Section 7121 of the Code (or any comparable provision of state, local or foreign Law); agree to any adjustment of any material Tax attribute; change any method of Tax accounting or Tax period; file any claim for a material refund of Taxes; execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes; file any material amended Tax Return; or request any material Tax ruling;

(xii) except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to Section 5.2 (and in such case only in accordance with the terms of Section 5.2), neither the Company nor any of its Subsidiaries will take any action to exempt or make any Person (other than Parent) or action (other than the transactions contemplated by this Agreement) not subject to the provision of Section 912 of the NYBCL or any other potentially applicable anti-takeover or similar statute or regulation, or the provisions of Article Eleventh of the Company’s Restated Certificate of Incorporation; and

(xiii) neither the Company nor any of its Subsidiaries will enter into an agreement, Contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Subject to compliance with applicable Law, from the date hereof until the Effective Time, the Company shall confer on a regular and frequent basis with one or more representatives of Parent to report on the general status of ongoing operations; provided, that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law.

Section 5.2  No Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.2, the Company shall and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, “Representatives”) to: (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Company Takeover Proposal, and immediately instruct any Person (and any of such Person’s Representatives) in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any actual or potential Company Takeover Proposal to return or destroy all such information or documents or material incorporating such information and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) other than informing Persons of the provisions contained in this Section 5.2, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal, or (C) approve, recommend or enter into, or propose to approve recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal. Except to the extent necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.2 (and in such case only in accordance with the terms hereof), (i) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its Subsidiaries is a party and (ii) the Company shall, and shall cause its Subsidiaries to, enforce the standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions.

(b) Notwithstanding anything to the contrary contained in Section 5.2(a) or any other provisions of this Agreement, if at any time from and after the date of this Agreement and prior to obtaining the Shareholder Approval, the Company or any of its Representatives receives a bona fide, unsolicited written Company Takeover Proposal from any Person, under circumstances not involving any breach of this Section 5.2, if the Company Board determines in good faith, after consultation with outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company may, directly or indirectly through its Representatives, (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person who has made such Company Takeover Proposal; provided, that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal regarding such Company Takeover Proposal. For purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (including standstill restrictions).

(c) The Company shall promptly (and in no event later than 24 hours after receipt) notify (which notice shall be provided orally and in writing and shall identify the Person making the Company Takeover Proposal and set forth the material terms thereof) Parent after receipt of any Company Takeover Proposal, and shall promptly (and in no event later than 24 hours after receipt) provide copies to Parent of any proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal. Without limiting the foregoing, the Company shall keep Parent reasonably informed of any material developments, discussion or negotiations regarding any Company Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any additional or revised proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal) on a prompt basis (and in any event within 24 hours) and upon the request of Parent shall apprise Parent of the status of such Company Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.2.

(d) Except as expressly permitted by this Section 5.2(d) or, in the case of the following subclauses (i)(A) and (i)(B) only, Section 5.2(e), the Company Board shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation against such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Company Recommendation) (it being understood that the Company Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change) or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to shareholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent or similar document, agreement, commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.2(b)) or (iii) terminate this Agreement pursuant to Section 8.1(c). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Shareholder Approval is obtained, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(c), if, after receiving a bona fide, unsolicited Company Takeover Proposal, the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (x) in light of such Company Takeover Proposal, the failure to so make a Company Adverse Recommendation Change or to so terminate this Agreement pursuant to Section 8.1(c), respectively, would reasonably be likely to be a violation of the Company Board’s fiduciary duties to the Company’s shareholders under applicable Law, and (y) such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that, prior to making such Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(c), (1) the Company has given Parent at least five calendar days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Company Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and an unredacted copy of any financing commitments (including Redacted Fee Letters) relating thereto and a written summary of the material terms of any Company Superior Proposal not made in writing, including with respect to any financing commitments (including Redacted Fee Letters) relating thereto), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed were to be given effect, and (4) in the event of each and every change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that the five calendar day period notice period referred to in clause (1) above of this proviso shall instead be equal to the longer of (I) three Business Days and (II) the period remaining under the notice period under clause (1) of this proviso immediately prior to the delivery of such additional notice under this clause (4)) during which time the Company shall be required to comply with the requirements of this Section 5.2(d) anew with respect to such additional notice, including clauses (1) through (4) above of this proviso; and provided, further, that the Company has complied in all material respect with its obligations under this Section 5.2; and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 8.1 and, as a condition precedent to any such Company termination, the Company shall have paid Parent the applicable Termination Fee in accordance with Section 8.2(b) prior to or concurrently with such termination.

(e) Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, the Company Board may change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation (“Change of Recommendation”), if, in response to an Intervening Event, the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to make such Change of Recommendation would reasonably be likely to be a violation of the Company Board’s fiduciary duties to the Company’s shareholders under applicable Law; provided, however, that such action shall not be in response to a Company Takeover Proposal or a Company Superior Proposal (which is addressed under Section 5.2(d)) and prior to taking such action, (i) the Company Board has given Parent at least five calendar days’ prior written notice of its intention to make such Change of Recommendation and a reasonable description of the Intervening Event that serves as the basis of such Change of Recommendation, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement in such a manner that would obviate the need for making such Change of Recommendation, (iii) at the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to make a Change of Recommendation would nevertheless reasonably be likely to be a violation of the Company Board’s fiduciary duties to the Company’s shareholders under applicable Law if the revisions proposed were to be given effect and (iv) in the event of each and every change to the material facts and circumstances relating to such Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence (except that the five calendar day period notice period referred to in clause (i) above of this proviso shall instead be equal to the longer of (x) three Business Days and (y) the period remaining under the notice period under clause (i) of this proviso immediately prior to the delivery of such additional notice under this clause (iv)) during which time the Company shall be required to comply with the requirements of this Section 5.2(e) anew with respect to such additional notice, including clauses (i) through (iv) above of this proviso.

(f) Nothing contained in this Section 5.2 or in Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other similar disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law or its obligations under applicable federal securities Law; provided, that any such position or disclosure (other than a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, in each case that includes a reaffirmation of the Company Recommendation) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Preparation of Proxy Statement.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall file with the SEC the Proxy Statement. The Company will use reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2(d) and Section 5.2(e), the Proxy Statement will contain the Company Recommendation and the Company shall use reasonable best efforts to obtain the Shareholder Approval.

(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement all reasonably required information relating to Parent or its Affiliates. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC, and the Company will use it reasonable efforts to incorporate any such comments of Parent and/or its counsel prior to such filing. In addition, the Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on such comments. The Company will respond promptly to any such comments from the SEC or its staff, and will use it reasonable efforts to incorporate any reasonable comments of Parent and/or its counsel prior to such response.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares (and will use it reasonable efforts to incorporate any reasonable comments of Parent and/or its counsel prior to such filing and dissemination), in each case as and to the extent required by applicable federal securities Laws.

Section 6.2  Shareholders Meeting.

(a) The Company shall take all actions in accordance with applicable Law, its constituent documents and the rules of the New York Stock Exchange to duly call, set a record date for, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Special Meeting”) as promptly as practicable for the purpose of considering and taking action upon the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Special Meeting without Parent’s consent; provided that without Parent’s consent, the Company may adjourn or postpone the Special Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Special Meeting or (ii) if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting. Notwithstanding any Company Adverse Recommendation Change or Change in Recommendation, unless this Agreement shall have been terminated in accordance with its terms, the Company shall (x) submit this Agreement to the shareholders of the Company as promptly as practicable for the purpose of obtaining the Shareholder Approval at the Special Meeting and (y) not submit any Company Takeover Proposal for approval by the shareholders of the Company.

(b) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by it, Merger Sub or any of its other Subsidiaries and controlled Affiliates in favor of the adoption of this Agreement.

Section 6.3  Reasonable Best Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental Entity responsible for or having jurisdiction over antitrust, competition, trade regulation, foreign investment and/or national security or defense matters) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity, including by working cooperatively in connection with any sales, divestitures or dispositions of assets or businesses if and to the extent undertaken pursuant to the provisions of this Section 6.3. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of material oral communications, advise the other party orally of) any communication from any Governmental Entity regarding any of the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. Neither party shall participate in any meeting with any Governmental Entity in connection with this Agreement and the Transactions (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat. Each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as “outside counsel/corporate in-house antitrust counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and corporate in-house antitrust counsel of the recipient and will not be disclosed by such outside counsel and corporate in-house antitrust counsel to employees (other than corporate in-house antitrust counsel), officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel; provided, however, that materials provided pursuant to this Section 6.3(b) may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.

(c) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than fifteen Business Days after the date of this Agreement, notifications under the HSR Act, and the Company and Parent shall use reasonable best efforts to file, as promptly as practicable, any other filings and/or notifications under applicable Antitrust Laws. In the event that the parties receive a request for information or documentary materials following the HSR Act filing (a “Second Request”) and/or the Transactions are subject to “Second Phase” review following any filing, notice, petition, statement, registration, submission of information, application or similar filing required by any other Antitrust Law or by any Governmental Entity responsible for or having jurisdiction over antitrust, competition, trade regulation, foreign investment and/or national security or defense matters (a “Second Phase Information Request”), the parties will use their respective reasonable best efforts to respond to such Second Request and/or Second Phase Information Request, as applicable, as promptly as possible or as otherwise instructed by Parent pursuant to Section 6.3(f) and counsel for both parties will closely cooperate during the entirety of any such Second Request review process and/or Second Phase Information Request process, as the case may be.

(d) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign or supranational Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that provide for review of foreign investment and/or national security or defense matters (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii), so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d). Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e) The parties shall take all actions necessary to avoid or eliminate each and every impediment under any Antitrust Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Company, Parent and their respective Subsidiaries and (ii) otherwise taking or committing to take actions that after the Closing Date would limit Parent’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company, Parent and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Action under any Antitrust Laws, which would otherwise have the effect of preventing the Closing, and in that regard Parent and, if requested by Parent, the Company shall (but if not so requested by Parent shall not) agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Parent’s, the Company’s or their respective Subsidiaries’ ability to retain, any of the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries; provided, however, that any such action shall be conditioned upon the consummation of the Merger, and notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be required to take, or agree or commit to take, any such action, or agree or commit to, or effect, any such other matter, described in clauses (i) or (ii) above that, in the reasonable judgment of Parent, would constitute or reasonably be expected to result in the sale, divestiture or disposal of, or the holding separate of or direct or indirect operational or ownership restrictions on, businesses, product lines or assets of the Company, Parent or their respective Subsidiaries having or generating revenues (including for both Parent and its Subsidiaries and the Company and its Subsidiaries) for the fiscal year ended December 31, 2010 in excess of $900 million in the aggregate (an “Unacceptable Condition”), for the sake of clarity, it being understood that any revenues of the Company from the Aero Engine Controls joint venture, as constituted on the date hereof, shall be excluded for purposes of this calculation if the Company’s interest in such joint venture is sold pursuant to a contractual obligation of the Company existing as of the date hereof.

(f) Notwithstanding anything to the contrary contained herein, the parties agree that it is Parent’s sole right to devise the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing subject to this Section 6.3.

Section 6.4  Notification of Certain Matters.  Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement or in the Company Disclosure Letter to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice. The Company and Parent shall each promptly notify the other of any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions. The Company and Parent shall each promptly notify the other of any Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the Transactions.

Section 6.5  Access; Confidentiality.  Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to (a) provide, and shall cause its Subsidiaries to provide, Parent and its Representatives, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective properties, books, Contracts, commitments, personnel and records and (ii) such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations; and (b) request its and its Subsidiaries’ respective Representatives to cooperate with Parent with respect to the foregoing; provided that nothing in this Agreement shall require the Company or any of its Subsidiaries to disclose any information to Parent or its Representatives that would cause a violation of any material Contract to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries, or would constitute a violation of applicable Laws; provided, further that (x) no investigation of the Company’s business shall affect any representation or warranty given by the Company hereunder, in the Company Disclosure Letter or in the certificate referenced in Section 7.2(c), or otherwise limit or affect the remedies available under this Agreement to Parent and (y) competitively sensitive material (reasonably designated by the Company as such) may be provided in accordance with the procedures set forth in Section 6.3(b). Parent shall and shall cause Parent’s controlled Affiliates and Representatives to keep confidential any non-public information received from the Company, its Affiliates or Representatives, directly or indirectly, pursuant to this Section 6.5 in accordance with the Confidentiality Agreement.

Section 6.6  Publicity.  The initial press release with respect to the Merger shall be a joint press release, to be agreed upon by Parent and the Company. Thereafter, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consent of the other party (or without giving such other party the opportunity to review and comment on such press release or other announcement), except as such party reasonably believes, after receiving the advice of outside counsel and after informing the other party, is required by Law or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, in which event, such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement.

Section 6.7  Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the NYBCL, honor the Company’s obligations existing immediately prior to the date of this Agreement to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise other than the Company or a Subsidiary thereof (collectively, the “Indemnified Parties”), in accordance with the terms of the Company’s Restated Certificate of Incorporation and By-laws and all indemnification agreements with Indemnified Parties, in each case in effect immediately prior to the date hereof.

(b) Prior to the Closing, the Company shall purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy, providing, for a period of six years after the Effective Time, the Company’s current and former directors and officers (as defined to mean those persons insured under the Company’s existing officers’ and directors’ liability insurance policy) with insurance and indemnification policy coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy (including that such purchase does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time); provided, however, that the Company shall not pay an aggregate amount for the D&O Insurance in excess of 300 percent of the current aggregate annual premium paid by the Company for the existing policy, but in such case shall purchase such coverage under a six-year

“tail” prepaid policy as shall then be available at an aggregate cost no greater than 300 percent of such rate). From and after the Effective Time, Parent shall continue to honor its obligations under the D&O Insurance and shall not cancel nor take any action or omit to take any action that would result in the cancellation thereof.

(c) The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Restated Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is an Indemnified Party, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(d) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the Restated Certificate of Incorporation and By-Laws (or other governing documents) of the Company and any of its Subsidiaries, under the NYBCL or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(e) In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

Section 6.8  Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9  Employee Matters.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall honor all Company Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately prior to the date of this Agreement (or as amended as contemplated or permitted hereby or with the prior written consent of Parent). For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries who is not subject to a collective bargaining agreement (the “Company Employees”), for so long as such employee remains employed by Parent or its Subsidiaries, compensation and benefits (excluding equity compensation) which, in the aggregate, are substantially equivalent to the compensation and benefits (excluding equity compensation), in the aggregate, provided to such Company Employee immediately before the Effective Time; provided that the foregoing obligation may be satisfied through participation and coverage following the Effective Time in Parent’s or its Subsidiaries’ (as applicable) compensation and benefit plans, programs, policies and arrangements as in effect from time to time, it being understood that the Company Employees may commence participating in the plans of Parent and its Subsidiaries on different dates following the Effective Time with respect to different plans of Parent and its Subsidiaries. For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries (other than those who are party to a Management Continuity Agreement, whose rights shall be governed by the terms of such agreements, and those who are covered by a collective bargaining agreement, whose rights shall be governed by the applicable bargaining agreement) who following the Effective Time suffers a qualifying termination of employment under the terms and conditions of the severance arrangement of the Company and its Subsidiaries applicable to such employee as in effect on the date hereof (taking into account such Company Employee’s service as required pursuant to Section 6.9(b) below), and thereafter, Company Employees shall be eligible for severance benefits under the severance arrangements applicable to similarly situated employees of Parent or its Subsidiaries as they may maintain such plans from time to time.

(b) For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any pension plan sponsored by Parent or its Subsidiaries (other than the Company and its Subsidiaries)) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries or predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit plan or the Company or its Subsidiaries in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time (and to the extent there is not a similar employee benefit plan of the Company or its Subsidiaries, service as recognized for purposes of the Company’s 401(k) Plan); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or where prior service is not credited for similarly situated employees of Parent or its Subsidiaries or with respect to frozen or grandfathered plans of Parent or its Subsidiaries. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans that are welfare benefit plans to the extent coverage under such New Plan is comparable to a Company Plan in which such Company Employee participated immediately before the consummation of the Transactions (such plans, collectively, the “Old Plans”) other than limitations or waiting periods that would have been in effect with respect to such Company Employee immediately prior to the Effective Time; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively- at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Without limiting the generality of the foregoing, the Company, Parent and the Surviving Corporation, and their respective Subsidiaries and Affiliates, as applicable, will take all actions necessary to effectuate the provisions of Section 6.9(c) of the Company Disclosure Letter.

(d) Prior to the Effective Time, the Company shall take all such action necessary (if any) to ensure that no “rabbi” or similar trust maintained by the Company or its Subsidiaries is required to be funded as a result of the transactions contemplated by this Agreement.

(e) Nothing in this Section 6.9 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan or (ii) prohibit Parent or any of its Affiliates, including the Surviving Corporation, from amending or terminating any employee benefit plan. The provisions of this Section 6.9 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.9, express or implied, shall confer upon any Covered Employee, or legal representative or beneficiary thereof or other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under a Company Plan that such employee or beneficiary or other Person would not otherwise have under the terms of that Company Plan.

Section 6.10  Parent Approval.  As promptly as practicable following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 903 of the NYBCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 6.11  Financing Cooperation.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, provide such reasonable cooperation in connection with any financing by Parent or any of its Subsidiaries in connection with the Transactions as may be reasonably requested by Parent, Merger Sub or their Representatives. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, upon request (i) furnish the report of the Company’s auditor on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and use its reasonable best efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice and use reasonable best efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any additional financial statements, schedules or other financial data relating to the Company and its Subsidiaries reasonably requested by Parent as may be reasonably necessary to consummate any such financing, including any pro forma financial statements required pursuant to the Securities Act in connection with any such financing; (iii) provide direct contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Parent’s auditors in connection with, the financing, at reasonable times and upon reasonable advance notice; (iv) make available the employees and advisors of the Company and its Subsidiaries to provide reasonable assistance with Parent’s preparation of business projections, financing documents and offer materials; (v) obtain the cooperation and assistance of counsel to the Company and its Subsidiaries in providing customary legal opinions and other services; (vi) provide information, documents, authorization letters, opinions and certificates, enter into agreements (including supplemental indentures) and take other actions that are or may be customary in connection with the financing or necessary or desirable to permit Parent to fulfill conditions or obligations under the financing documents, provided that such agreements entered into shall be conditioned upon, and shall not take effect until, the Effective Time; (vii) assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Parent; (viii) use commercially reasonably efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Company and its Subsidiaries, (ix) permit Parent’s reasonable use of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of financing (subject to advance review of and consultation with respect to such use), (x) participate in meetings and presentations with prospective lenders and investors, as applicable (including the participation in such meetings of the Company’s senior management), (xi) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals, and (xii) not commence or effect any offering, placement or arrangement of any debt securities or bank financing competing with the proposed Parent financing (and not permit any such offering, placement or arrangements to occur on its behalf).

(b) The Company shall use all reasonable best efforts to (i) obtain customary payoff letters from third-party lenders and trustees with respect to the indebtedness of the Company and its Subsidiaries specified by Parent to the Company no later than ten Business Days prior to the Effective Time and (ii) deliver or cause to be delivered such payoff letters to Parent at the Effective Time. At the Effective Time, subject to Parent making available necessary funds to do so, the Company shall use all reasonable best efforts to, and to cause its Subsidiaries to, permanently (x) terminate the credit facilities requested by Parent to be so terminated, if and to the extent such facilities are specified by Parent to the Company no later than ten Business Days prior to the Effective Time, and all related contracts to which the Company or any of its Subsidiaries is a party and (y) cause to be released any Encumbrances on its assets relating to such terminated credit facilities.

(c) Notwithstanding anything in this Section 6.11 to the contrary, in fulfilling its obligations pursuant to this Section 6.11, (i) none of the Company, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (iii) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives). All non-public or otherwise confidential information regarding the Company obtained by Parent or the Parent Representatives pursuant to this Section 6.11 shall be “Information” as defined in and delivered under the Confidentiality Agreement; provided that the parties acknowledge and agree that a “Representative” for purposes of this Section 6.11 and the Confidentiality Agreement shall mean any director, officer, employee, agent, lender or other debt financing source, any underwriter, initial purchaser or placement agent in respect of debt or equity securities offerings by Parent or its Subsidiaries, or other representative, including any accountant, attorney, financial advisor or consultant, as well as Representatives of any of the foregoing.

Section 6.12  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any Action against the Company and/or its directors or officers relating to the Transactions. The Company agrees that it shall not settle or offer to settle any Action against the Company and/or any of its directors or officers relating to the Transactions, without first consulting with Parent.

Section 6.13  Takeover Statutes.  If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take all such actions as are legally permissible under such statute or regulation so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act under such statute or regulation to eliminate or minimize the effects of any such statute or regulation on the Transactions.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Merger Sub to the extent permitted by applicable Law:

(a) Shareholder Approval.  The Shareholder Approval shall have been obtained.

(b) Governmental Approvals.  (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and (ii) all other filings with or permits, authorizations, consents and approvals of or expirations of waiting periods imposed pursuant to any other applicable Antitrust Laws required to consummate the Merger shall have been obtained or filed or shall have occurred.

(c) No Injunctions or Restraints.  No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition shall be in effect preventing or prohibiting the consummation of the Merger (collectively, “Restraints”).

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.2, Section 3.4(a) and Section 3.19 shall be true and correct in all respects (except for any de minimis inaccuracy) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this subclause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate.  The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer and chief financial officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Certain Actions.  There shall not be instituted or pending any Action by any Governmental Entity (i) seeking an Order that would result in, or would reasonably be expected to result in, an Unacceptable Condition or (ii) that would reasonably be expected to result in any Restraint.

(e) No Material Adverse Effect.  Since January 1, 2011, there shall not have been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent contained in Section 4.2 shall be true and correct in all respects (except for any de minimis inaccuracy) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct in all respects (without giving effect to any materiality or “material adverse effect” qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this subclause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate.  Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer (or chief legal officer in the case of Parent) and chief financial officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Shareholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before September 21, 2012 (the “Outside Date”); provided, however, that if, on the Outside Date, any of the conditions to the Closing set forth in Section 7.1(b), Section 7.1(c) (to the extent any such Restraint is in respect of an Antitrust Law) or Section 7.2(d) (in the case of clause (ii) thereof, to the extent any such Restraint would be in respect of an Antitrust Law)shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to March 21, 2013, and such date shall become the Outside Date for purposes of this Agreement; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used all reasonable best efforts to cause the conditions in Section 7.1(b) and Section 7.1(c) to be satisfied, in each case, to the extent required by and subject to Section 6.3;

(ii) (x) any Governmental Entity that must grant a permit, authorization, consent, approval, expiration or termination required by Section 7.1(b) shall have denied such grant and such denial has become final and non-appealable or (y) a permanent injunction or other Order which is final and nonappealable shall have been issued or taken preventing or prohibiting consummation of the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to obtain such permit, authorization, consent, approval, expiration or termination, or to prevent the entry of such permanent injunction or other Order as applicable, in each case, to the extent required by and subject to Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof in accordance with Section 6.2) shall have concluded without the Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares;

(c) by the Company prior to the receipt of the Shareholder Approval, in order to concurrently enter into a definitive agreement with respect to a Company Superior Proposal; provided that the Company shall have complied with Section 5.2 and shall have paid or shall concurrently pay to Parent the Termination Fee under Section 8.2(b);

(d) by Parent, if:

(i) the Company Board shall have made a Company Adverse Recommendation Change or a Change of Recommendation; or

(ii) the Company shall have breached its obligations under Section 5.2 in any material respect;

(e) by Parent, if the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by the Outside Date, or, if capable of being cured by the Outside Date, shall not have been cured within 30 calendar days after written notice thereof shall have been received by the Company (provided that Parent is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement); or

(f) by the Company, if Parent or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by the Outside Date, or, if capable of being cured by the Outside Date, shall not have been cured within 30 calendar days after written notice thereof shall have been received by the Company (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement).

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and/or all available provisions in this Section 8.1 for any such termination.

Section 8.2  Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that (i) if such termination shall result from a willful and material breach of this Agreement by any party, such party shall not be relieved of any liability to the other parties as a result of such willful and material breach; and (ii) this Section 8.2, Article IX, Article X, the provisions of the last sentence of Section 6.5, and the provisions of the Confidentiality Agreement shall survive such termination. For purposes of this Agreement, ‘‘willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) If this Agreement is terminated (i) by Parent pursuant to the provisions of Section 8.1(d), (ii) by the Company pursuant to the provisions of Section 8.1(b)(i) and, at the time of such termination, (A) the Shareholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 8.1(d), (iii) by the Company pursuant to the provisions of Section 8.1(c) or (iv) by either Parent or the Company pursuant to the provisions of Section 8.1(b)(i) or Section 8.1(b)(iii) and, in the case of this clause (iv), (x) prior to such termination a Company Takeover Proposal shall have been publicly announced or shall have become publicly known (or, in the case of a termination pursuant to the provisions of Section 8.1(b)(i), otherwise made known to the Company Board) and shall not have been withdrawn and (y) at any time on or prior to the twelve month anniversary of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Company Takeover Proposal or the transactions contemplated by any Company Takeover Proposal are consummated (provided that solely for purposes of this Section 8.2(b)(iv)(y), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal except that all references to 20% shall be deemed references to 40%), the Company shall pay Parent the Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds (1) in the case of clause (i) of this Section 8.2(b), within two Business Days after such termination, (2) in the case of clause (ii) or (iii) of this Section 8.2(b), prior to or concurrently with such termination, and (3) in the case of clause (iv) of this Section 8.2(b), upon the earlier of entering into such definitive agreement with respect to a Company Takeover Proposal or consummation of the transactions contemplated by a Company Takeover Proposal. “Termination Fee” shall mean a cash amount equal to $500,000,000. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with this Section 8.2(b), from and after such termination and payment of the Termination Fee pursuant to and in accordance with this Section 8.2(b) (and any amounts payable under Section 8.2(d)), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.2(b), except in the case of a willful and material breach by the Company of this Agreement. Each of the parties hereto acknowledges that the Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, as the case may be, in the circumstances in which such Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to the Termination Fee on more than one occasion.

(c) If Parent shall terminate this Agreement pursuant to Section 8.1(e), then the Company shall reimburse Parent, up to an aggregate of $50 million, for all of the documented out-of-pocket fees and expenses incurred by Parent or its Affiliates in connection with this Agreement and the transactions contemplated herein, including (i) all fees and expenses of accountants, counsel, investment banking firms or financial advisors (and their respective counsel and representatives), experts and consultants to Parent or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby and (ii) all fees and expenses payable to banks, investment banking firms and other financial institutions (and their respective counsel and representatives) in connection with arranging or providing financing for the Merger Consideration or any of the other Transactions, and costs and expenses otherwise allocated to Parent pursuant to Section 9.3.

(d) The Company acknowledges that the agreements contained in Section 8.2(b) and Section 8.2(c) are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b) or Section 8.2(c), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced by or against Parent and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 2%.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Waivers.  Subject to applicable Law, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing, whether before or after adoption of this Agreement by the shareholders of the Company and Merger Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.2  Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3  Expenses.  Subject to Section 8.2(c) and Section 8.2(d), all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses, except that the filing fees in respect to filings made pursuant to the HSR Act and all other Antitrust Laws shall be shared equally by Parent and the Company.

Section 9.4  Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 or facsimile at the facsimile telephone number specified in this Section 9.4, in either case, prior to 5:00 p.m. (New York City time) on a Business Day and, in each case, a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 or facsimile at the facsimile telephone number specified in this Section 9.4, in each case, later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above), or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a)	if to Parent or Merger Sub, to:

Charles D. Gill
Senior Vice President and General Counsel
One Financial Plaza
Hartford, Connecticut 06103
Telephone No.: (860) 728-7000
Facsimile No.: (860) 728-7979
Email: charles.gill@utc.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telephone No.: (212) 403-1200
Facsimile No.: (212) 403-2200
Email: mlipton@wlrk.com; jrcammaker@wlrk.com

Attention:	Martin Lipton, Esq.
Joshua Cammaker, Esq.

(b)	if to the Company, to:

Terrence G. Linnert
Executive Vice President, Administration and General
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217
Telephone No.: (704) 423-7000
Facsimile No.: (704) 423-7011
Email: terry.linnert@goodrich.com
Attention:

with a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone No.: (216) 586-3939
Facsimile No.: (216) 579-0212
Email: lgganske@jonesday.com; jpdougherty@jonesday.com
Attention: Lyle G. Ganske, Esq.
            James P. Dougherty, Esq.

Section 9.5  Counterparts.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.6  Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7, (which provisions may be enforced directly by Indemnified Parties) is not intended to and shall not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than (i) the right of the holders of Shares to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred, and only in accordance with Article II) and (ii) the right of such party on behalf of its security holders to pursue damages in the event of the other party’s willful and material breach of this Agreement. For the avoidance of doubt, the rights granted pursuant to the foregoing clause (ii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of the holders of Shares. Notwithstanding the foregoing, the parties acknowledge and agree that the Financing Sources shall be express third-party beneficiaries of Section 9.8 and the third sentence of Section 9.10.  The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7  Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8  Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions (including any Actions against the Financing Sources in connection with the Transactions) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of law principles of the State of Delaware (except that the procedures of the Merger and matters relating to the fiduciary duties of the Company Board shall be subject to the internal laws of the State of New York).

Section 9.9  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that each of Parent and Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of its respective wholly owned Subsidiaries, its rights under this Agreement, but any such transfer or assignment will not relieve Parent or Merger Sub, as applicable, of its obligations hereunder. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10  Consent to Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such matter, any Delaware State court sitting in New Castle County, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transactions (including any Actions against the Financing Sources in connection with the Transactions), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the Transactions (including any Actions against the Financing Sources in connection with the Transactions) in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County, and (d) irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the Transactions (including any Actions against the Financing Sources in connection with the Transactions).

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1  Certain Terms Defined.  The following terms shall have the meanings set forth below for purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, audit, review, inquiry, examination or investigation.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or Connecticut are authorized or obligated by Law or Order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Stock Plans” means the Company’s 2011 Equity Compensation Plan (effective April 19, 2011), the Company’s Amended and Restated 2001 Equity Compensation Plan (amended and restated effective April 22, 2008) and the Company’s Preferred Stock Option Plan (effective April 19, 1999), each as may be amended from time to time.

“Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 80% of the outstanding Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, (ii) that the Company Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisor, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Company Takeover Proposal, (iii) that the Company Board determines in good faith, after consultation with its outside legal counsel and its outside financial advisor (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal, and all financial, legal, regulatory and other aspects of such Company Takeover Proposal, including all conditions contained therein and the Person making such proposal, and this Agreement), is more favorable to the shareholders of the Company from a financial point of view than the Merger, and (iv) the definitive documentation in respect of which does not contain any due diligence or financing condition.

“Company Takeover Proposal” means (i) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation,

dissolution, joint venture or other similar transaction involving the Company, (ii) any inquiry, proposal or offer (including tender or exchange offers) to acquire in any manner, directly or indirectly, more than 20% of the outstanding Company Common Stock or securities of the Company representing more than 20% of the voting power of the Company or (iii) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger and the Transactions.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health, including from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Financing Sources” means any entity that commits to provide debt financing in connection with the Transactions, including the lenders parties to the Financing Commitment or any definitive loan agreement.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money and (b) any other indebtedness which is evidenced by a note, bond, indenture, debenture or similar Contract, (c) all reimbursement obligations with respect to (i) letters of credit, bank guarantee or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than, in the case of this clause (ii), those entered into in the ordinary course of business consistent with past practice and (d) all guarantees for obligations of any other Person constituting Indebtedness of such other Person.

“Intellectual Property Rights” means United States or foreign intellectual property, including (i) patents and patent applications, together with all applications, registrations, reissues, continuations, continuations-in-part, revisions, divisionals, provisionals, extensions, reexaminations and renewals thereof, (ii) trademarks, service marks, logos, trade names, corporate names, trade dress, designs, slogans and general intangibles of like nature, including all goodwill associated therewith, and all applications, registrations, reissues, continuations, continuations-in-part, revisions, divisionals, provisionals, extensions, reexaminations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications, registrations, reissues, continuations, continuations-in-part, revisions, divisionals, provisionals, extensions, reexaminations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including source and object codes, databases and related documentation), (vi) technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals, technical data, financial, marketing and business data and pricing and cost information), (vii) uniform resource locators, web site addresses and Internet domain names, and registrations and applications therefor, (viii) moral and economic rights of authors and inventors and (ix) all other proprietary rights whether now known or hereafter recognized in any jurisdiction (in whatever form or medium).

“Intervening Event” means an event, fact, circumstance or development that occurs after the date of this Agreement that does not relate to a Company Takeover Proposal or to the Transactions and that was not known by the Company Board as of the date of this Agreement, which becomes known by the Company Board prior to the time at which the Shareholder Approval is obtained.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the Chairman and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, and the Senior Vice President and General Counsel of Parent and (ii) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the Chairman, President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel, the Segment President of Actuation and Landing Systems, the Segment President of Nacelles and Interior Systems, and the Segment President of Electronic Systems of the Company.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Leased Real Property” means all material real property leased or subleased (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Material Adverse Effect” means, with respect to the Company, any event, occurrence, state of facts, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, a material adverse effect on (i) the ability of the Company to consummate the Merger and the other Transactions, or (ii) the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions (including securities, credit, financial or other capital markets conditions), except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any industry in which the Company and any of its Subsidiaries operate, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any such industry, (C) any decline in the market price of the Company Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, and be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (D) any failure, in and of itself, by the Company to meet any internal or published projections or forecasts in respect of revenues, earnings or other financial or operating metrics (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, and be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (E) the public announcement of the Merger or any of the other Transactions, (F) any change in Law or GAAP (or authoritative interpretations thereof), except to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any industry in which the Company and any of its Subsidiaries operate, (G) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any industry in which the Company and any of its Subsidiaries operate, or (H) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in any industry in which the Company and any of its Subsidiaries operate.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, explosive, dangerous, flammable, radioactive or toxic substance, material or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act, which include (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. “SS” 300.5.

“Order” means any order, judgment, judicial decision, ruling, injunction (preliminary or permanent), assessment, award, decree or writ of any Governmental Entity.

“Owned Real Property” means all real property owned by the Company or any Subsidiary of the Company.

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents filed prior to the date hereof, (ii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure obligations to local or state Governmental Entities in connection with the receipt of funds or other benefits from such Governmental Entity relating to capital projects, (iii) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (iv) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (v) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (vi) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, and (vii) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (iv) through (vii), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, and (viii) as to any Leased Real Property, any Encumbrance on the fee interest of such Leased Real Property.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, a “group” (as defined under Section 13(d)(3) of the Exchange Act), joint venture, Governmental Entity or other legal entity or organization.

“Redacted Fee Letter” means a fee letter from a financing source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided, that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source, except to the extent a reduction from such financing source would be offset by an increase in the debt financing or other funding being made available by such financing source or another financing source.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any party, any foreign or domestic Person, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner or (b) at least a majority of the voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all taxes, charges, fees, duties, levies, or other like assessments, including all net income, gross income, gross receipts, franchise, excise, stamp, property, ad valorem, payroll, withholding, social security (or similar), employment, unemployment, occupation, sales, use, service, license, net worth, severance, transfer, recording, premium, customs duties, capital stock, value added, estimated or other taxes, imposed by any Governmental Entity, together with any interest, penalties, additional amounts or additions to tax imposed with respect thereto.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns, claims for refund, election or similar statement filed or required to be filed with respect to any Tax.

Section 10.2  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ Louis R. Chênevert
Name:     Louis R. Chênevert

Title:	Chairman & Chief Executive Officer

CHARLOTTE LUCAS CORPORATION

By:	/s/ Louis R. Chênevert
Name:     Louis R. Chênevert

Title:	President

GOODRICH CORPORATION

By:	/s/ Marshall O. Larsen
Name:     Marshall O. Larsen

Title:	Chairman, President and Chief Executive Officer

[Signature page to Merger agreement]

Annex B

[CREDIT SUISSE SECURITIES (USA) LLC LETTERHEAD]

September 21, 2011

Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
Attention: Board of Directors

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $5.00 per share (“Company Common Stock”), of Goodrich Corporation (the “Company”) other than United Technologies Corporation (the “Acquiror) and its affiliates of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), by and among the “Acquiror”, Charlotte Lucas Corporation, a wholly owned subsidiary of the Acquiror (the “Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with the Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $127.50 in cash (the “Consideration”).

In arriving at our opinion, we have reviewed a draft, dated September 21, 2011, of the Merger Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and we assume no responsibility for the assumptions on which they are based. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock other than the Acquiror and its affiliates of the Consideration to be received by such stockholders in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

B-1

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions regarding such financial, economic, market and other conditions, which are currently subject to unusual volatility and which, if different than assumed, would have a material impact on our analyses or opinion. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have provided investment banking and other financial services to the Company and its affiliates, for which we and our affiliates have received, and would expect to receive, compensation, including, during the past two years, having acted as a co-manager in connection with the public offering of 3.60% Senior Notes due 2021 by the Company in September 2010; having acted as a co-manager in connection with the public offering of 4.875% Senior Notes due 2020 by the Company in December 2009; having acted as a counterparty to the Company in connection with or having otherwise facilitated certain trading activities by the Company; and having provided certain financial advisory services to the Company. We and our affiliates have also provided investment banking and other financial services to the Acquiror, for which we and our affiliates have received, and would expect to receive, compensation, including, during the past two years, having acted as a financial advisor to the Acquiror in connection with the sale of certain assets of its Tyler Refrigeration business to Dover Corporation in 2009. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock other than the Acquiror and its affiliates in the Merger is fair, from a financial point of view, to such stockholders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

B-2

Annex C

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

September 21, 2011

The Board of Directors
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Goodrich Corporation (“Goodrich”), other than as specified herein, of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger, dated as of September 21, 2011 (the “Agreement”), among United Technologies Corporation (“UTC”), Charlotte Lucas Corporation, a wholly owned subsidiary of UTC (“Merger Sub”), and Goodrich. As more fully described in the Agreement, Merger Sub will be merged with and into Goodrich (the “Merger”) and each outstanding share of the common stock, par value $5.00 per share, of Goodrich (“Goodrich Common Stock”) will be converted into the right to receive $127.50 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Goodrich concerning the business, operations and prospects of Goodrich. We reviewed certain publicly available business and financial information relating to Goodrich as well as certain financial forecasts and other information and data relating to Goodrich provided to or discussed with us by the management of Goodrich. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Goodrich Common Stock; the historical and projected earnings and other operating data of Goodrich; and the capitalization and financial condition of Goodrich. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Goodrich and analyzed, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Goodrich that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to Goodrich, we have been advised by the management of Goodrich, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Goodrich as to the future financial performance of Goodrich.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Goodrich nor have we made any physical inspection of the properties or assets of Goodrich. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Goodrich or the Merger.

Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the

C-1

The Board of Directors
Goodrich Corporation
September 21, 2011

Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We were not requested to, and we did not, solicit third-party indications of interest in the possible acquisition of all or a part of Goodrich, nor were we requested to consider, and our opinion does not address, the underlying business decision of Goodrich to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Goodrich or the effect of any other transaction in which Goodrich might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. In addition, we are not expressing any opinion as to the prices at which Goodrich Common Stock will trade at any time. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Goodrich or the Merger.

Citigroup Global Markets Inc. has acted as financial advisor to Goodrich in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. As discussed with the Board, we or certain of our affiliates may participate in UTC’s financing for the Merger, for which services we and such affiliates would expect to receive compensation. We and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Goodrich and UTC unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation, including during the two-year period prior to the date hereof acting as (i) financial advisor to Goodrich in connection with an acquisition transaction in 2010, (ii) joint lead arranger, joint book manager and agent for, and a lender under, a $700 million revolving credit facility of Goodrich, (iii) co-manager for a $300 million notes offering of Goodrich in February 2009, (iv) joint book-running manager for a $300 million senior notes offering of Goodrich in December 2009, (v) joint book-running manager for a $600 million senior notes offering of Goodrich in September 2010, (vi) financial advisor to UTC in connection with a divestiture transaction in 2011, (vii) joint lead arranger and syndication agent for, and a lender under, a $1.6 billion revolving credit facility of UTC and (viii) joint book-running manager for $1.25 billion and $1.0 billion notes offerings of UTC in February 2010. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Goodrich and UTC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Goodrich, UTC and their respective affiliates. In addition, a member of the UTC board of directors also serves as a member of the Citigroup International Advisory Board.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Goodrich (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Goodrich Common Stock (other than UTC, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

C-2

GOODRICH CORPORATION FOUR COLISEUM CENTRE 2730 WEST TYVOLA ROAD CHARLOTTE, NC 28217
VOTE BY INTERNET – [_____________]
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Goodrich Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – [________]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Goodrich Corporation, [_______________].

PRELIMINARY COPY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M30389-P06449-Z54757	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
GOODRICH CORPORATION
Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

1.    Adopt the Agreement and Plan of Merger, dated as of September 21, 2011, as such agreement may be amended from time to time in accordance with its terms, by and among Goodrich Corporation, United Technologies Corporation, and Charlotte Lucas Corporation, a wholly owned subsidiary of United Technologies Corporation.
	☐	☐	☐

2. Approve, on a non-binding advisory basis, the compensation to be paid to Goodrich’s named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐

3.    Approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.
	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (Joint Owners)	Date	Signature (Joint Owners)	Date

[•], 2011
To Our Shareholders:
The Special Meeting of Shareholders will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on [•], at [•].
If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2010 annual report at www.[______________] or you can access the materials and vote at [_________].
The proxy statement contains information regarding the meeting, the proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2011, by and among Goodrich Corporation, United Technologies Corporation, and Charlotte Lucas Corporation (a wholly owned subsidiary of United Technologies Corporation), the proposal to approve, on a non-binding advisory basis, the compensation to be paid to Goodrich’s named executive officers that is based on or otherwise relates to the merger, and the proposal to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. The voting results from the Special Meeting of Shareholders will be posted on our website, www.goodrich.com/shareholdersmeeting, on [•].
It is important that these shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly vote these shares by one of the methods listed on the reverse side of this proxy card.
Sincerely,
Marshall O. Larsen
Chairman, President and
Chief Executive Officer
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.[_____________].
You may also access the materials and vote at [____________].
GOODRICH CORPORATION
PROXY
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby authorizes Marshall O. Larsen and Frank A. DiPiero, or either of them, with full power of substitution, to represent the undersigned and to vote all common stock of GOODRICH CORPORATION which the undersigned would be entitled to vote at the Special Meeting of Shareholders of the Company to be held on [•], 2011 and at any adjournment thereof, as indicated, and in their discretion upon other matters as may properly come before the meeting.
     You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote these shares unless you sign and return this card. The Board of Directors recommends a vote FOR the adoption of the agreement and plan of merger in Proposal 1, FOR the approval of the named executive officer merger-related compensation in Proposal 2, and FOR adjournment of the meeting, if necessary, if there are not sufficient votes at the time of the meeting to adopt the merger agreement in Proposal 3.
     This card also constitutes your voting instructions for any and all shares held of record by BNY Mellon Shareowner Services for this account in the Company’s Dividend Reinvestment Plan, and will be considered to be voting instructions to the plan trustee with respect to shares held in accounts under the Goodrich Corporation Employees’ Savings Plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be signed and dated, on reverse side.)